                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

--------------------------------------------------------------------------------

                               Go2Net, Inc.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  GO2NET, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    Your are cordially invited to attend a Special Meeting of the Stockholders of Go2Net, Inc. (the "COMPANY") to be held on June __, 1999, at 9:00 a.m., Local Time, at The Washington Athletic Club, 1325 Sixth Avenue, The Noble Room, Seattle, Washington.

    The Special Meeting has been called to consider and approve the following matters:

1. The issuance and sale of 132,493 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (which initially would be convertible into 2,004,129 shares of Common Stock) at the second closing (the "SECOND ISSUANCE") pursuant to the Stock Purchase Agreement dated as of March 15, 1999, as amended (the "STOCK PURCHASE AGREEMENT"), between the Company and Vulcan Ventures Incorporated ("VULCAN") at a price of $1,000.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement.

2. The sale by the directors of an aggregate of 1,403,312 shares of the Company's Common Stock, par value $.01 per share (the "MANAGEMENT SALE") pursuant to the Stock Purchase and Voting Agreements dated as of March 15, 1999 (the "MANAGEMENT AGREEMENTS"), by and between each of the six directors of the Company and Vulcan at a price of $90.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Management Agreements.

3. The election of five directors of the Company to serve until the next Annual Meeting of stockholders as more fully described in the accompanying Proxy Statement.

4. Amending the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of capital stock from 50,000,000 to 500,000,000 consisting of 499,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

    The Board of Directors has carefully reviewed and considered the terms and conditions of the Second Issuance and the Management Sale (the "Transactions") and has received the favorable opinion of its financial advisor, Broadview International LLC, as to the fairness, from a financial point of view, of the initial price at which the Series A Preferred Stock to be purchased from the Company by Vulcan is convertible into Common Stock. A copy of the opinion is attached to the accompanying Proxy Statement as Exhibit C. Details of the Transactions are also set forth in the accompanying Proxy Statement and attached exhibits. We urge you to read the Proxy Statement and attached exhibits carefully. Your vote is important. THE BOARD OF DIRECTORS HAS APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

    In the event that the stockholders of the Company do not approve the Second Issuance, then either the Company or Vulcan may terminate the Stock Purchase Agreement. Following any such termination, the Company may be obligated to pay to Vulcan a fee of $17,500,000. Upon a termination of the Stock Purchase Agreement, Vulcan has the right to purchase one half of the shares subject to the Management Agreements between Vulcan and each of the three directors who are also executive officers of the Company pursuant to the terms of such Agreements.

    The Board of Directors has fixed the close of business on May 7, 1999 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting. We urge you to attend and participate in the Special Meeting. Whether or not you expect to attend personally, please complete, sign, date and return the enclosed proxy card in the postpaid envelope provided as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

    PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

                                          Sincerely yours,

                                          ETHAN CALDWELL
                                          SECRETARY

Seattle, Washington
May   , 1999

                                  GO2NET, INC.
                          999 THIRD AVENUE, SUITE 4700
                           SEATTLE, WASHINGTON 98104

                            ------------------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                 JUNE   , 1999

                            ------------------------

                                  INTRODUCTION

    The enclosed proxy is solicited on behalf of the Board of Directors (the "BOARD") of Go2Net, Inc., a Delaware corporation (the "COMPANY"), for use at a
Special Meeting of Stockholders to be held on      , June   , 1999 at 9:00 a.m.
Local Time (the "SPECIAL MEETING"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at The Washington Athletic Club, 1325 Sixth Avenue, The Noble Room, Seattle, Washington. The Company intends to mail this proxy statement and accompanying proxy card on or about May
  , 1999 to all stockholders entitled to vote at the Special Meeting.

    The Special Meeting has been called to consider and approve four matters:
(a) to approve the issuance and sale of 132,493 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (which initially would be convertible into 2,004,129 shares of Common Stock) at the second closing (the "SECOND ISSUANCE") pursuant to the Stock Purchase Agreement dated March 15, 1999, as amended (the "STOCK PURCHASE AGREEMENT"), between the Company and Vulcan Ventures Incorporated ("VULCAN") at a price of $1,000.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement; (b) to approve the sale by the directors of an aggregate of 1,403,312 shares of the Company's Common Stock, par value $.01 per share (the "MANAGEMENT SALE") pursuant to the Stock Purchase and Voting Agreements dated March 15, 1999 (the "MANAGEMENT AGREEMENTS"), by and between each of the six directors of the Company and Vulcan at a price of $90.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Management Agreements (together with the Second Issuance, the "TRANSACTIONS"); (c) to elect five directors of the Company to serve until the next Annual Meeting of stockholders as more fully described in the accompanying Proxy Statement; and (d) to approve an amendment to the Company's Restated Certificate of Incorporation (the "RESTATED CERTIFICATE"), to increase the number of the Company's authorized shares of capital stock from 50,000,000 to 500,000,000 consisting of 499,000,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK") and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). See "PROPOSAL 1-- APPROVAL OF THE SECOND ISSUANCE," "PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE," "PROPOSAL 3--ELECTION OF DIRECTORS" and "PROPOSAL 4--AMENDMENT TO RESTATED CERTIFICATE."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address is www.sec.gov.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
SUMMARY........................................          1
  The Company..................................          1
  Vulcan Ventures..............................          1
  General......................................          1
  Purpose and Effect of the Transactions.......          2
  The Special Meeting..........................          2
  The Second Issuance..........................          3
  The Management Sale..........................          3
  Election of Directors........................          3
  Amendment to the Restated Certificate........          4
  Opinion of Financial Advisor.................          4
  Risks Associated With Transaction............          4
RISK FACTORS...................................          5
THE SPECIAL MEETING............................          6
  General......................................          6
  Solicitation.................................          6
  Voting Rights and Outstanding Shares.........          6
  Vote Required................................          6
  Revocability of Proxies......................          7
  Quorum; Abstentions; Broker Non-Votes........          7
  No Dissenters' Rights........................          7
BACKGROUND OF THE TRANSACTION..................          8
RECOMMENDATION OF THE BOARD OF DIRECTORS.......         10
PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE....         10
  Opinion of Financial Advisor.................         11
  Information About Vulcan.....................         16
  The Stock Purchase Agreement.................         16
  Registration Rights Agreement................         20
  Interests of Certain Persons in the Second
    Issuance...................................         21
  Regulatory Matters...........................         22
  Vote Required................................         22
PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE....         22
  Management Agreements........................         22
  Vote Required................................         24
PROPOSAL 3--ELECTION OF DIRECTORS..............         24
  Nominees.....................................         24
  Vote Required................................         25
  Information Concerning the Board of
    Directors..................................         25
PROPOSAL 4--AMENDMENT TO THE RESTATED
  CERTIFICATE..................................         26
  General......................................         26
  Increase in the Number of Authorized Shares
    of Common Stock............................         26

                                                   PAGE
                                                 ---------
  Appraisal Rights in Respect of the Proposed
    Agreement..................................         27
  Vote Required................................         27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT...............................         28
  Beneficial Ownership Table...................         28
  Section 16(a) Beneficial Ownership Reporting
    Compliance.................................         29
EXECUTIVE COMPENSATION.........................         29
  Summary of Compensation......................         29
  Grants of Stock Options......................         30
  Stock Option Exercises and September 30, 1998
    Stock Option Values........................         30
  Acceleration of Stock Options................         30
  Employment Agreements........................         31
  Certain Relationships and Related
    Transactions...............................         31
  Compensation Committee Report on Executive
    Compensation...............................         31
  Compensation Committee Interlocks and Insider
    Participation..............................         33
DESCRIPTION OF COMPANY CAPITAL STOCK...........         33
  Common Stock.................................         33
  Preferred Stock..............................         34
  Certain Corporate Governance Matters.........         35
  Limitation of Liability......................         37
  Transfer Agent and Registrar.................         38
PERFORMANCE MEASUREMENT COMPARISON.............         38
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS...         39
INFORMATION INCORPORATED BY REFERENCE..........         39
INDEPENDENT PUBLIC ACCOUNTANTS.................         39
OTHER MATTERS..................................         40
EXHIBITS
Exhibit A Stock Purchase Agreement, as
          amended..............................        A-1
Exhibit B Forms of Stock Purchase and Voting
          Agreement............................        B-1
Exhibit C Opinion of Broadview International
          LLC..................................        C-1
Exhibit D Registration Rights Agreement........        D-1
Exhibit E Certificate of Designation...........        E-1

                                    SUMMARY

    The following is a summary of certain significant matters discussed elsewhere in this Proxy Statement. This summary should be read in conjunction with the more detailed information appearing, or incorporated by reference, in this Proxy Statement and the Exhibits hereto. Stockholders are urged to read this Proxy Statement (including the documents incorporated by reference) and the Exhibits hereto in their entirety. Unless otherwise stated herein, the numbers of shares and percentage thereof set forth herein are as of April 26, 1999.

    This Proxy Statement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the section of this Proxy Statement entitled "RISK FACTORS."

THE COMPANY

    Go2Net, Inc. offers through the World Wide Web a network of branded, technology and community-driven Web sites. The Company's properties available through the Go2Net Network (www.go2net.com) include: MetaCrawler (www.metacrawler.com), a metasearch service that combines various existing search/index guides into one service; PlaySite (www.playsite.com), a Java-based multiplayer games site; StockSite (www.stocksite.com), a business and finance site which offers proprietary articles, portfolio tracking tools, company research and news relating to business and finance; Silicon Investor (www.siliconinvestor.com), the Web's premier financial discussion community; HyperMart (www.hypermart.net) and Virtual Avenue (www.virtualave.net), the Web's leading providers of free business hosting services; Haggle Online (www.haggle.com), a provider of Web based person to person auction services; WebMarket (www.webmarket.com), a one-stop comparison shopping service and Web21 (www.100hot.com), an online service which identifies and ranks the most visited Web sites in such categories as technology, entertainment, business, shopping, lifestyle, games, sports and news. The Go2Net's Labs division develops innovative technologies to enhance the features and functionality of the Go2Net sites and for licensing to other Internet companies. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings. The principal executive offices of the Company are located at 999 Third Avenue, Suite 4700, Seattle, Washington 98104, (206) 447-1595.

VULCAN VENTURES

    Vulcan is the principal vehicle through which Microsoft Corp. co-founder and new media investor Paul G. Allen researches and implements his investments. Through Vulcan, Mr. Allen invests in, among other things, companies that offer products, services or technologies that fit his wired world strategy and that he believes can contribute to or benefit from the technologies and strategies of other companies that he controls. For the biographies of persons proposed by Vulcan to serve on the Board, see "PROPOSAL 3--ELECTION OF DIRECTORS."

GENERAL

    The Company has agreed to issue and sell to Vulcan, and Vulcan has agreed to purchase from the Company, 300,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK") for a purchase price of $1,000.00 per share, in two separate issuances (the "FIRST ISSUANCE" and "SECOND ISSUANCE") of 167,507 shares and 132,493 shares. The Series A Preferred Stock is initially convertible at a conversion price of $66.11 per share into 4,537,891 shares of Common Stock. The First Issuance was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. Simultaneously with the closing of the First Issuance, the Company and Vulcan entered into a Registration Rights Agreement (the "REGISTRATION RIGHTS

AGREEMENT"), and Vulcan entered into a Management Agreement with each director of the Company pursuant to which Vulcan will purchase 1,403,312 shares of Common Stock from the directors of the Company, three of whom are executive officers of the Company, at a price of $90.00 per share.

    On March 19, 1999, pursuant to the Stock Purchase Agreement, Vulcan commenced a tender offer to purchase 3,596,688 shares of the Common Stock for a purchase price of $90.00 per share, net to the seller, in cash (the "OFFER"). The Offer expired on April 15, 1999, and no shares were purchased pursuant to the Offer.

PURPOSE AND EFFECT OF THE TRANSACTIONS

    The Company's primary purposes for consummating the Transactions are (i) providing the Company with significant cash resources, (ii) providing the Company with a beneficial strategic partner and (iii) permitting the Company to continue to utilize publicly traded stock as consideration in acquisitions of other businesses, since the Common Stock would continue to trade on The Nasdaq Stock Market. On March 15, 1999, Vulcan purchased 167,507 shares of the Company's Series A Preferred Stock from the Company in the First Issuance for an aggregate purchase price of $167,507,000.

    Following the consummation of the Transactions, Vulcan will hold approximately 33.95% of the outstanding Common Stock (including Common Stock issuable upon conversion of the Series A Preferred Stock). Such ownership could be sufficient to enable Vulcan to significantly influence the vote on most matters submitted to a vote of the public stockholders, including the election of the Board. In addition, under the Stock Purchase Agreement, Vulcan has the right to designate at least two directors to serve on the Board of Directors of the Company. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT." In addition, if the Second Issuance is consummated, the affirmative vote of holders of a majority of Series A Preferred Stock would be required to approve certain corporate transactions. See "DESCRIPTION OF COMPANY CAPITAL STOCK--PREFERRED STOCK."

    In the event that the stockholders of the Company do not approve the Second Issuance, then either the Company or Vulcan may terminate the Stock Purchase Agreement. Following any such termination, the Company may be obligated to pay to Vulcan a fee of $17,500,000. See "PROPOSAL 1-- APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT--TERMINATION." Upon a termination of the Stock Purchase Agreement, Vulcan has the right to purchase one half of the shares subject to the Management Agreements between Vulcan and directors who are also executive officers of the Company pursuant to the terms of such Agreements. See "PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE--MANAGEMENT AGREEMENTS--TERMINATION OF STOCK PURCHASE AGREEMENT." Stockholders will not receive any payment as a result of the Second Issuance or Management Sale. Additionally, upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Stock is entitled to $1,000 per share plus declared and unpaid dividends prior to any payment to the Common Stock. See "DESCRIPTION OF COMPANY CAPITAL STOCK--PREFERRED STOCK."

THE SPECIAL MEETING

    PLACE, TIME AND DATE.  The Special Meeting will be held on      , June   ,
1999 at The Washington Athletic Club, 1325 Sixth Avenue, The Noble Room, Seattle, Washington at 9:00 a.m. Local Time, and at any adjournments or postponements thereof. See "THE SPECIAL MEETING--GENERAL."

    MATTERS TO BE CONSIDERED. At the Special Meeting, holders of record of shares of Common Stock and the Series A Preferred Stock will vote on the Second Issuance Proposal, the Management Sale Proposal, the Election Proposal and the Amendment to the Restated Certificate Proposal. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE," "PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE," "PROPOSAL 3--ELECTION OF DIRECTORS" and "PROPOSAL 4--AMENDMENT TO RESTATED CERTIFICATE."

    RECORD DATE; VOTE REQUIRED. Only holders of record at the close of business on Friday, May 7, 1999 are entitled to notice of and to vote at the Special Meeting. It is a condition to the Company's obligations under the Stock Purchase Agreement that the Second Issuance and the Management Sale be approved by the affirmative vote of the holders of a majority of the Company's voting capital stock present in person or represented by proxy and voting on such proposals. In addition, under rules of The Nasdaq Stock Market, the consummation of the Second Issuance and the Management Sale also requires the affirmative vote of the holders of a majority of the Company's voting capital stock present in person or represented by proxy and entitled to vote at the meeting.

    With respect to the Election Proposal, under the Delaware General Corporation Law (the "DGCL"), directors are elected by the affirmative vote of the holders of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting, provided that a quorum is present. With respect to the Amendment to Restated Certificate Proposal, under the DGCL and the Certificate of Designation of the Series A Preferred Stock, an amendment to the Restated Certificate requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding capital stock entitled to vote at the Special Meeting. See "THE SPECIAL MEETING--VOTING RIGHTS AND OUTSTANDING SHARES" and "VOTE REQUIRED."

    PROXIES. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. See "THE SPECIAL MEETING--REVOCABILITY OF PROXIES."

THE SECOND ISSUANCE

    The stockholders of the Company are being asked to consider and vote upon the Second Issuance. If the Second Issuance and the Management Sale are consummated, Vulcan will own approximately 33.95% of the Company's outstanding Common Stock (including Common Stock issuable upon conversion of the Series A Preferred Stock). The Stock Purchase Agreement is attached to this Proxy Statement as Exhibit A. See "RISK FACTORS--RISKS ASSOCIATED WITH TRANSACTION," "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--BENEFICIAL OWNERSHIP TABLE."

THE MANAGEMENT SALE

    The stockholders of the Company are being asked to consider and vote upon the Management Sale. If the Second Issuance and the Management Sale are consummated, Vulcan will own approximately 33.95% of the Company's outstanding Common Stock (including Common Stock issuable upon conversion of the Series A Preferred Stock). The forms of Management Agreement are attached hereto as Exhibit B. See "RISK FACTORS--RISKS ASSOCIATED WITH THE TRANSACTION," "PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--BENEFICIAL OWNERSHIP TABLE."

ELECTION OF DIRECTORS

    In May 1999, the size of the Board of Directors was expanded to eight, and William D. Savoy and Diane Daggett were appointed to fill the new directorships. Pursuant to the Stock Purchase Agreement, the Company has agreed to set the size of the Board of Directors at five and to nominate for election at the Special Meeting a new Board of Directors composed of a slate of five individuals, including the Company's existing Chief Executive Officer (Russell C. Horowitz), two individuals designated by Vulcan (William D. Savoy and Diane Daggatt), and Dennis Cline and William A. Fleckenstein. As of May 1999, Messrs. Horowitz, Cline and Savoy and Ms. Daggatt were current directors of the Company. The

Board has nominated them for re-election and Mr. Fleckenstein for election to the Board, and their election is submitted for approval of the stockholders in Proposal 3. See "RISK FACTORS--RISKS ASSOCIATED WITH TRANSACTION" and "PROPOSAL 3--ELECTION OF DIRECTORS."

AMENDMENT TO THE RESTATED CERTIFICATE

    The stockholders of the Company are being asked to consider and vote upon the adoption of an amendment to the Restated Certificate, which will increase the authorized shares of capital stock from 50,000,000 to 500,000,000 consisting of 499,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. See "PROPOSAL 4--AMENDMENT TO RESTATED CERTIFICATE."

OPINION OF FINANCIAL ADVISOR

    The Board has retained Broadview International LLC ("BROADVIEW") as its financial advisor in connection with the Stock Purchase Agreement, the Transactions, the First Issuance and the Offer. On March 15, 1999 Broadview delivered a written opinion to the Board that as of March 15, 1999, based upon the facts and circumstances as they existed at that time, and subject to certain considerations and assumptions stated therein, the initial price at which the Series A Preferred Stock is convertible into Common Stock (the "CONVERSION PRICE") and the purchase price of $90 per share to be paid in the Offer (the "OFFER PRICE") were fair, from a financial point of view, to the holders of the Common Stock. A copy of the opinion of Broadview is attached to this Proxy Statement as Exhibit C and is incorporated by reference herein. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--OPINION OF FINANCIAL ADVISOR."

RISKS ASSOCIATED WITH THE TRANSACTIONS

    The Transactions pose certain risks to the current stockholders of the Company including, without limitation, the ability of Vulcan and its affiliates to significantly influence actions taken by the Board and the Company and to significantly influence the vote on most matters submitted for approval of the stockholders. Stockholders are urged to consider these risks carefully before voting. See "RISK FACTORS."

                                  RISK FACTORS

    The Transactions pose certain risks to current stockholders of the Company. These risks, which are described below, should be considered together with the risks associated with the Company and its business contained under the heading "FACTORS AFFECTING THE COMPANY'S BUSINESS, OPERATING RESULTS & FINANCIAL CONDITION" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

RISKS ASSOCIATED WITH THE TRANSACTIONS

    INFLUENCE OVER COMPANY ACTIONS. Upon completion of the Transactions, Vulcan will beneficially own approximately 33.95% of the outstanding Common Stock (including Common Stock issuable upon conversion of the Series A Preferred Stock). Additionally, pursuant to the Stock Purchase Agreement, the Company has agreed that the Board shall continue to nominate at least two individuals designated by Vulcan for election to the Board so long as Vulcan holds a requisite amount of Company capital stock, and Vulcan has agreed to vote its shares of Company capital stock in favor of the election of Russell C. Horowitz to the Board so long as he is the Chief Executive Officer of the Company. Two of the five current nominees for election to the Board of Directors are designees of Vulcan. Accordingly, consummation of the Transactions could permit Vulcan to significantly influence many actions taken by the Board or the Company and could limit the ability of the Company's current stockholders to affect or influence the direction of the Company and the composition of the Board.

    In addition, conflicts of interest may arise as a consequence of the relationship between Vulcan and the Company, including (a) conflicts between Vulcan, as a stockholder with a significant ownership interest in the Company and representation on the Company's Board of Directors, and the other stockholders of the Company, whose interests may differ with respect to, among other things, the strategic direction of the Company or significant corporate transactions, (b) conflicts arising in respect of corporate opportunities that could be pursued by the Company, on the one hand, or by Vulcan and any of its other affiliated entities, on the other hand, or (c) conflicts arising in respect of any new contractual relationships between the Company, on the one hand, and Vulcan and any of its other affiliated entities, on the other hand. To the extent that conflicts arise as a result of Vulcan's relationship with the Company, the Board of Directors (including any directors nominated by Vulcan) would be guided by its fiduciary obligations as directors under the DGCL, including the directors' duty of loyalty. In addition, Vulcan's beneficial ownership of approximately 33.95% of the outstanding Common Stock (including Common Stock issuable upon conversion of the Series A Preferred Stock) will make it more difficult for a third party to effect a change in management or to acquire control of the Company without the approval of Vulcan and, therefore, may delay, prevent or deter a proxy contest for control of the Company or other changes in management, or discourage bids for a merger, acquisition or tender offer, in which the Company's stockholders could receive a premium for their shares.

    Although the Stock Purchase Agreement requires Vulcan to enable other stockholders of the Company to participate in certain types of transactions in which it might sell its shares of Company capital stock, the Stock Purchase Agreement does not require Vulcan to sell its block of shares, even if an offer is made that might be attractive to the other stockholders. In addition, the consent of the holders of Series A Preferred Stock, voting as a class, is required to effect certain corporate actions, including without limitation, to amend the Restated Certificate or By-laws or the Certificate of Designation in any manner that would adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

    Stockholders should recognize that the consideration to be paid by Vulcan in the Transactions may not include the type of premium that might be available in a sale of the Company as a whole nor does it include any direct payment to the stockholders of the Company. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT."

    DISTRIBUTION AGREEMENT. The Stock Purchase Agreement provides that, after the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company and certain cable companies that are affiliated with Vulcan will promptly commence negotiations with respect to the establishment of a distribution or other relationship to offer the Company's content to the cable companies' subscribers. The Stock Purchase Agreement also provides that the parties will negotiate in good faith and use reasonable efforts to establish a distribution or other relationship, although none of the parties will have any legal obligation to any other party if such a relationship is not established. There can be no assurance that an agreement will be reached or, if an agreement is reached, that it will be profitable to the Company. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT."

                              THE SPECIAL MEETING

GENERAL

    The proxy enclosed with this Proxy Statement is solicited on behalf of the
Board for use at the Special Meeting, which is to be held on         June __,
1999 at 9:00 a.m. Local Time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting. The Special Meeting will be held at The Washington Athletic Club, 1325 Sixth Avenue, The Noble Room, Seattle, Washington. The Company intends to mail this Proxy Statement and accompanying proxy card on or about May
  , 1999 to all stockholders entitled to vote at the Special Meeting.

SOLICITATION

    The Company will bear the entire cost of the solicitation. It is expected that the solicitation will be made primarily by mail, but directors, director nominees, officers, employees or other representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock and Series A Preferred Stock at the close of business on May 7, 1999, will be entitled to notice of and to vote at the Special Meeting. At the close of business on April 26, 1999, the Company had outstanding 167,507 shares of Series A Preferred Stock held by one holder of record and had outstanding and entitled to vote 12,962,313 shares of Common Stock held by 218 holders of record.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting. Each share of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which it is convertible.

VOTE REQUIRED

    It is a condition to the Company's obligations under the Stock Purchase Agreement that the Second Issuance and the Management Sale be approved by the affirmative vote of the holders of a majority of the Company's capital stock present in person or represented by proxy and voting on such proposals. The rules of The Nasdaq Stock Market also require that the Second Issuance and the

Management Sale be approved by the holders of a majority of the shares present in person or represented by proxy and voting on such proposals.

    With respect to the Election Proposal, under the DGCL, directors are elected by the affirmative vote of the holders of a plurality of the votes present in person or represented by proxy and entitled to vote at the Special Meeting. With respect to the Restated Certificate Proposal, the DGCL and the Certificate of Designation of the Series A Preferred Stock require the affirmative vote of a majority of the voting power of the Company's outstanding capital stock entitled to vote at the Special Meeting.

    Pursuant to the Management Agreements, each of the directors of the Company on March 15, 1999 has agreed to vote all of the shares of Common Stock owned beneficially or of record by him (i) in favor of the Second Issuance and the Management Sale and any matter that could reasonably be expected to facilitate such Transactions and (ii) against any action (a) that would result in a breach by the Company or him of any covenant, obligation, or representation and warranty under the Stock Purchase Agreement or the Management Agreements, respectively or (b) that would interfere with or delay the Second Issuance or the Management Sale and the other transactions contemplated by such agreements. Additionally, Vulcan has agreed to vote its shares in favor of the Transactions and in favor of the election of Russell C. Horowitz, Dennis Cline and William A. Fleckenstein to the Board. The directors of the Company and Vulcan hold 35.92% of the shares of Company capital stock entitled to vote at the Special Meeting (including the Common Stock issuable upon conversion of the Series A Preferred Stock).

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 999 Third Avenue, Suite 4700, Seattle, Washington 98104 a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (proxies that are returned by the record holder, typically a brokerage house, but not voted on a particular matter because no instructions were received from the beneficial owner). The presence, in person or by proxy, of a majority of the shares of the Common Stock (including shares issuable upon conversion of the Series A Preferred Stock) outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and, if applicable, broker non-votes will each be included in determining whether a quorum is present. Abstentions on a given proposal will have the same effect as a vote against such proposal, although abstentions will have no effect as to the election of directors. For purposes of determining whether the amendment to the Restated Certificate (Proposal 4) has been approved, broker non-votes will be treated as votes against the proposal. Broker non-votes on all other proposals will not be counted in determining whether a matter has been approved.

NO DISSENTERS' RIGHTS

    The holders of Common Stock will not have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meeting.

                         BACKGROUND OF THE TRANSACTION

    As part of an on-going strategic effort to expand its business, the Company has been considering financing alternatives for several months. On January 18, 1999, a meeting was arranged among representatives of Vulcan and Russell C. Horowitz, Chairman and Chief Executive Officer, and Dino Christofilis, Vice President of Corporate Development, of the Company to discuss the possibility of an investment in the Company by Vulcan. At the meeting, Mr. Horowitz expressed an interest in raising at least $50,000,000 from a strategic investor and stated that although the Company was not for sale, he was interested in discussing the merits of a strategic relationship with Vulcan and wished further to explore the potential benefits of any relationship.

    During late January and the first half of February 1999, representatives of Vulcan held numerous discussions with Messrs. Horowitz and Christofilis, Michael
J. Riccio, Jr., a director and Chief Operating Officer and John Keister, a director and President of the Company, to discuss a strategic investment by Vulcan in the Company. During these discussions, the parties considered an investment by Vulcan of at least $100,000,000 to $200,000,000 to acquire a significant ownership interest in the Company, and discussed issues relating to board representation and approval rights for Vulcan.

    During middle and late February 1999, Vulcan, together with representatives of NationsBanc Montgomery Securities LLC, Vulcan's financial advisor, held a series of meetings and conference calls with the Company for the purpose of, among other things, conducting financial due diligence regarding the Company.

    During this period, Vulcan and the Company discussed various possibilities for the structure of the proposed transaction. The parties agreed that Vulcan's investment would be partially or wholly in the form of a new series of convertible preferred stock. The parties also discussed the potential terms of the preferred stock, including liquidation and dividend preferences, voting rights, anti-dilution protection and various negative covenants. In addition, some of the transaction proposals considered by the parties contemplated that Vulcan would obtain majority representation on the Company's Board of Directors.

    Throughout late February and early March 1999, the parties continued to hold discussions to address both Vulcan's and the Company's concerns and to evaluate the feasibility of various structures for the Transactions. On or about February 27, 1999, Vulcan delivered a written proposal to the Company proposing a $200,000,000 investment by Vulcan in a new series of convertible preferred stock. Vulcan and the Company thereafter exchanged proposals regarding the amount of the investment that would be made by Vulcan and the terms of the preferred stock. Throughout these discussions Vulcan indicated that, depending on the scope of the strategic investment it might make, it may have to obtain majority representation on the Board of Directors. The Company requested that Vulcan agree, in addition to purchasing newly-issued preferred stock from the Company, to conduct a tender offer for a significant number of shares of the Company's common stock as part of the transaction structure to provide liquidity to the Company's existing stockholders and to provide the Company with certain distribution rights through Vulcan's cable assets. The Company also indicated that members of the Company's management were prepared to commit to tender a percentage of their shares in connection with any tender offer.

    On or about March 10, 1999, the Company and Vulcan agreed on the basic structure of the transaction, which would involve the acquisition by Vulcan of $300,000,000 of a new series of convertible preferred stock, as well as a tender offer by Vulcan for a portion of the outstanding shares of the Common Stock, although the conversion price for the preferred stock, the number of shares that Vulcan would tender for and the tender price were not agreed to at that time.

    On March 10, 1999, the Company's Board of Directors held a telephonic meeting to discuss the benefits of the proposed transaction with Vulcan. The Board discussed the material components of the transaction including (i) the sale of Series A Preferred Stock to Vulcan, (ii) the Offer and (iii) the potential strategic relationship between the Company and the other entities which Vulcan controls. At the meeting, the Board received the advice of the Company's legal counsel concerning the legal issues associated with the proposed Transactions. At such meeting, the Board authorized the engagement of Broadview to review the fairness of the proposed transaction, from a financial point of view, to the Company's stockholders. The Board discussed the benefits of a transaction which would include (i) providing the stockholders with liquidity while retaining a significant interest in the Company, (ii) providing the Company with significant cash resources, (iii) providing the Company with a beneficial strategic partner and (iv) permitting the Company to continue to utilize publicly traded stock as consideration in acquisitions of other businesses since the Common Stock would continue to trade on The Nasdaq Stock Market. The Board authorized Messrs. Horowitz, Riccio, Keister and members of management to continue negotiations with Vulcan with the assistance of the Company's financial and legal advisors.

    On March 10, 1999, Vulcan's counsel provided the Company and its counsel with preliminary drafts of the transaction documents. During the next several days, management with the assistance of their counsel negotiated the terms of the transaction documents. Vulcan and the Company, together with their representatives (including legal counsel), proceeded to negotiate the definitive terms of the stock purchase agreement, the preferred stock and related agreements. During this process, the parties continued to negotiate the exact terms of the transaction, including the conversion price and other rights, preferences and privileges of the preferred stock, the number of shares to be tendered for, the tender price and the nature of Company management's participation. Following extensive negotiations, the parties agreed on the terms of the new series of preferred stock to be purchased by Vulcan, the specifics of the tender offer to be conducted by Vulcan and the form of Company management's participation in the transaction.

    A meeting of the Board of Directors of the Company was held telephonically at 4:30 A.M. Pacific Time, on March 15, 1999. The Board received a report on the status of negotiations with Vulcan from members of management and legal counsel, which informed the Board that all material issues had been resolved. The Board had a full discussion of the sale of Series A Preferred Stock, the Offer and the sale of stock by management and the various possible outcomes of the Offer. Additionally, the Board reviewed in detail the terms of the proposal embodied in the various agreements. The Board again discussed the various benefits of a transaction which would include (i) providing the stockholders with liquidity while retaining a significant interest in the Company, (ii) providing the Company with significant cash resources, (iii) providing the Company with a beneficial strategic partner and (iv) permitting the Company to continue to utilize publicly traded stock as consideration in acquisitions of other businesses, since the Common Stock would continue to trade on The Nasdaq Stock Market. The Board of Directors also discussed the proposed (i) sale to Vulcan by the executive officers and directors of 36% of their respective stock holdings including vested options (determined as of April 4, 1999), and (ii) acceleration of vesting of 35% of all outstanding unvested options held by all optionees. The Board considered the sale of shares to Vulcan by the executive officers and directors to be equitable since Vulcan would be making a tender offer to purchase 36% of the outstanding Common Stock (excluding the shares held by executive officers and directors) at the same price at which such executives and directors will sell their shares of Common Stock. The Board considered the acceleration of a portion of all outstanding options to be equitable in light of Vulcan's significant cash investment in the Company, and the public stockholders' opportunity to obtain liquidity for up to 36% of the outstanding shares of Common Stock in the aggregate. Broadview rendered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 15, 1999) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the transactions contemplated by the Stock Purchase Agreement were fair, from a financial point of view, to the holders of the Common Stock. The Board voted unanimously to approve the Stock Purchase Agreement, the Offer, the Registration Rights Agreement, the Certificate of Designation and to recommend that the shareholders of the Company approve the Second Issuance and the Management Sale.

    On March 15, 1999, the Company and Vulcan executed and delivered the transaction agreements, including the Stock Purchase Agreement and the Registration Rights Agreement, and Vulcan and the Company's directors, including three directors who are executive officers of the Company, executed and delivered the Management Agreements.

    Pursuant to the Stock Purchase Agreement, on March 19, 1999, Vulcan commenced a tender offer to purchase 3,596,688 shares of Common Stock for a purchase price of $90 per share, net to the seller, in cash. Such tender offer expired on April 15, 1999, and no shares were purchased by Vulcan pursuant to such offer. On April 30, 1999, Vulcan and the Company executed and delivered a first Amendment to the Stock Purchase Agreement, which reduced the number of individuals Vulcan is permitted to designate as nominees for election at the Special Meeting from three to two.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors, by unanimous vote of all of the directors, has approved the Stock Purchase Agreement and the transactions contemplated thereby and recommends approval of the Second Issuance and the Management Sale.

    In approving the Stock Purchase Agreement and the Management Agreements and the transactions contemplated thereby, the Board of Directors considered the following material factors:

    (i) The terms of the Stock Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation and the Management Agreements, which were the product of arm's length negotiations among the parties;

    (ii) The Company's increased cash resources as a result of the Company's cash infusion by Vulcan;

    (iii) The opportunity to provide both public and employee stockholders with an opportunity to obtain liquidity for a portion of their equity holdings in the Company;

    (iv) The oral opinion of Broadview delivered to the Board at the March 15, 1999 meeting (which was subsequently confirmed in writing), more fully described below; and

    (v) The potential strategic benefit to the Company from a distribution agreement with cable affiliates of Vulcan, which agreement the parties would negotiate in good faith after the closing of the Second Issuance.

    The Board of Directors did not assign relative weight to the above factors or determine that any factor was of particular importance. Rather, the Board of Directors view this position and its recommendations as being based on the totality of the information presented to it and considered by it.

                                   PROPOSAL 1
                        APPROVAL OF THE SECOND ISSUANCE

    The Company's stockholders are being requested to approve the sale and issuance to Vulcan of 132,493 shares of the Company's Series A Preferred Stock in the Second Issuance pursuant to the terms of the Stock Purchase Agreement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE SECOND ISSUANCE.

OPINION OF FINANCIAL ADVISOR

    SUMMARY OF OPINION. In March 1999, the Company retained Broadview to render an opinion to the Board as to the fairness, from a financial point of view, of the initial price at which the Series A Preferred Stock to be purchased from the Company by Vulcan is convertible into Common Stock (the "CONVERSION PRICE") and the purchase price of $90.00 per share to be paid to the stockholders by Vulcan in the Offer (the "OFFER PRICE").

    On March 15, 1999, Broadview delivered its oral opinion (which opinion was confirmed in writing dated March 15, 1999) to the Board that, as of March 15, 1999, based upon the facts and circumstances as they existed at that time, and subject to certain considerations and assumptions stated therein, the Conversion Price and the Offer Price were fair, from a financial point of view, to the Company and its stockholders.

    The full text of the written opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by Broadview in rendering its opinion, is attached to this Proxy Statement as Exhibit C. The following description of the Broadview opinion should be read in conjunction with, and is qualified by reference to, the full text of the opinion. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE OPINION OF BROADVIEW IN ITS ENTIRETY.

    The opinion is directed only to the Board, addresses only the fairness of the Conversion Price and the Offer Price from a financial point of view to the Company and its stockholders, respectively, as of the date of the opinion and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting or whether such stockholder should tender shares pursuant to the Offer. Broadview was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transactions, any other aspect of the Transactions or the relative merits of the Transactions as compared to other potential business strategies the Company could pursue.

    In connection with rendering its opinion, Broadview, among other things: (a) reviewed the terms of the draft Stock Purchase Agreement, the draft Certificate of Designation and the draft Management Agreements; (b) reviewed the Company's Form 10-K for its fiscal year ended September 30, 1998; (c) reviewed the Company's Form 10-Q for the three months ended December 31, 1998; (d) reviewed certain quarterly financial projections of the Company prepared and furnished to Broadview by the Company; (e) considered the implications on the Company's capital structure resulting from the Transactions; (f) reviewed the reported closing prices and trading activity for the Common Stock; (g) participated in discussions with members of the senior management of the Company concerning the operations, business strategy, financial performance and prospects for the Company; (h) discussed with members of the senior management of the Company their view of the strategic rationale for the Transactions; (i) discussed with Vulcan management its view of the strategic rationale for the Transactions; and
(j) conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information that was publicly available or furnished to Broadview by the Company and Vulcan for purposes of the opinion. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. Broadview also assumed that the Company was not involved in any material transaction as of the date of the opinion other than the Transactions and those activities undertaken in the ordinary course of conducting its business. Broadview neither made nor obtained an independent appraisal or valuation of any of the Company's assets.

    Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of March 15, 1999, and any change in those conditions since that date may impact Broadview's opinion. Broadview's opinion did not express any opinion as to the price at which the Company's common stock will trade at any time.

    The following is a summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the Company's board at its meeting on March 15, 1999. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order fully to understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses:

    THE COMPANY'S STOCK PERFORMANCE ANALYSIS. Broadview compared the recent stock performance of the Company with that of the following indices:

    - The S&P 500; and

    - The Go2Net Comparable Index, consisting of the following publicly traded companies providing digital media content that Broadview deemed comparable to the Company:

           - America Online Inc.;

           - Broadcast.com Inc.;

           - CNET Inc.;

           - EarthWeb Inc.;

           - Infoseek Corp.;

           - InfoSpace Inc.;

           - MarketWatch.com Inc.;

           - theglobe.com Inc.;

           - SportsLine USA Inc.;

           - XOOM.com Inc.; and

           - Yahoo! Inc.

    PUBLIC COMPANY COMPARABLES ANALYSIS. Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating results in order to derive values placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of the Company with publicly available information for companies comprising the Go2Net Comparable Index. Broadview reviewed, among other things, each company's: Trailing Twelve Month ("TTM") Revenue; Last Quarter Annualized Revenue ("LQA Revenue"); TTM Revenue Growth; Projected Calendar Year 1999 ("Projected 1999") Revenue; Projected Calendar Year 2000 ("Projected 2000") Revenue; Monthly Unique Users (as of January 1999, reported by Media Metrix); Average Daily Page Views (as of December 1998); Cash & Equivalents; Equity Market Capitalization; Total Market Capitalization ("TMC" defined as Equity Market Capitalization plus Total Debt less Cash & Equivalents); TMC/TTM Revenue ("TTM TMC/R") ratio; TMC/LQA Revenue; TMC/Projected 2000 Revenue ratio ("Projected 1999 TMC/R"); TMC/Projected 2000 Revenue ratio ("Projected 2000 TMC/R"); TMC/Monthly Unique Users; and TMC/Average Daily Page Views. For this analysis as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports and financial projections prepared by the Company's management.

    The following table presents, as of March 14, 1999, the median multiples and the range of multiples for the Go2Net Comparable Index of Total Market Capitalization, Equity Market Capitalization and share price divided by selected operating results:

                                                                               MEDIAN MULTIPLE         RANGE OF MULTIPLES
                                                                              -----------------  -------------------------------
TTM TMC/R...................................................................           93.6           26.8         --      171.2
TMC/LQA Revenue.............................................................           51.7           23.1         --      113.9
Projected 1999 TMC/R........................................................           33.9           16.4         --       98.0
Projected 2000 TMC/R........................................................           23.8            8.0         --       71.8
TMC/Monthly Unique Users....................................................          389.4           82.8         --    2,816.7
TMC/Average DailyPage Views.................................................          179.2           88.7         --      421.8

    The following table presents, as of March 14, 1999, the median implied value and the range of implied values of the Company's stock price using the multiples shown above and the appropriate Company operating results. For comparative purposes, Broadview applied the median multiples of the above metrics to the Company's respective operating statistics and assumed consummation of the sale of 300,000 Preferred Shares to Vulcan for $300,000,000, net of $8,000,000 dollars of transaction fees, as specified in the Stock Purchase Agreement, with appropriate adjustments to the balance sheet and diluted shares:

                                                                                                  RANGE OF IMPLIED VALUES
                                                                        MEDIAN IMPLIED VALUE
                                                                        --------------------  -------------------------------
TTM TMC/R.............................................................       $    51.76       $   24.89         --     $83.01
TMC/LQA Revenue.......................................................            39.26           25.33         --      69.53
Projected 1999 TMC/R..................................................            50.58           31.77         --     119.68
Projected 2000 TMC/R..................................................            58.97           29.15         --     149.18
TMC/Monthly Unique Users..............................................           110.71           34.62         --     713.02
TMC/Average DailyPage Views...........................................            82.02           47.73         --     174.02

    No company utilized in the public company comparables analysis as a comparison is identical to the Company. In evaluating the comparables, Broadview made numerous assumptions with respect to digital media industry performance and general economic conditions, many of which are beyond the Company's control. Mathematical analyses, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

    TRANSACTION COMPARABLES ANALYSIS. Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate values strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions it considered similar to the Transactions. Broadview selected recent transactions involving public sellers in the digital media industry, in which the buyer announced its intentions to acquire a controlling interest in the seller. In addition, Broadview examined comparable M&A transactions, with seller criteria as described above, in which the buyer announced its intentions to acquire a non-controlling minority interest in the seller. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

    Controlling interest:

    - Excite Inc. by @Home Corp (pending);

    - Geocities Inc. by Yahoo! Inc. (pending);

    - Lycos Inc. by USA Networks Inc. (pending);

    - Moviefone Inc. by America Online Inc.;

    - N2K Inc. by CDnow Inc. (pending);

    - Netscape Communications Corp. by America Online Inc. (pending); and

    - Shopping.com by Compaq Computer Corp.

    Non-controlling interest:

    - Barnes & Noble Inc. (barnesandnoble.com) by Bertelsmann AG;

    - E*TRADE Group Inc. by SOFTBANK Corp. (SOFTBANK Holdings Inc.);

    - iMALL Inc. by First Data Merchant Services Corp. (First Data Corp.) (pending); and

    - Yahoo! Inc. by SOFTBANK Holdings Inc.

    The following table presents, as of March 14, 1999, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the transactions listed above:

    Controlling interest:

                                                                                                     RANGE OF MEDIAN MULTIPLES
                                                                                MEDIAN MULTIPLE
                                                                               -----------------  -------------------------------
Adjusted Price/Revenue.......................................................           42.9            5.1         --      244.6
Adjusted Price/Unique Users..................................................          243.1          187.1         --      455.2

    Non-controlling interest:

                                                                                                     RANGE OF MEDIAN MULTIPLES
                                                                                MEDIAN MULTIPLE
                                                                               -----------------  -------------------------------
Adjusted Price/Revenue.......................................................           12.8            6.8         --       73.8
Adjusted Price/Unique Users..................................................          271.2          204.3         --      285.6

    The following table presents, as of March 14, 1999, the median implied value and the range of implied values of the Company's stock, calculated using the multiples shown above, the Company's revenues for the twelve months ended December 31, 1998, and the Company's Unique Users as of January 1999. For comparative purposes, Broadview applied the median multiples of the above metrics to the Company's respective operating statistics and assumed consummation of the sale of 300,000 Preferred Shares to Vulcan for $300,000,000, net of $8,000,000 dollars of transaction fees, as specified in the Stock Purchase Agreement, with appropriate adjustments to the balance sheet and diluted shares:

    Controlling interest:

                                                                                               RANGE OF IMPLIED VALUES
                                                                    MEDIAN IMPLIED VALUE
                                                                    ---------------------  -------------------------------
Price/Revenue.....................................................        $   31.34        $   16.14         --  $  112.56
Price/Unique Users................................................        $   74.42        $   60.52         --  $  127.05

    Non-controlling interest:

                                                                                                RANGE OF IMPLIED VALUES
                                                                     MEDIAN IMPLIED VALUE
                                                                     ---------------------  -------------------------------
Price/Revenue......................................................        $   19.26        $   16.80         --  $   43.81
Price/Unique Users.................................................        $   81.38        $   64.78         --  $   84.96

    No transaction utilized as a comparable in the transaction comparables analysis is identical to the Transactions. In evaluating the comparables, Broadview made numerous assumptions with respect to digital media industry performance and general economic conditions, many of which are beyond the control of the Company. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

    TRANSACTION PREMIUMS PAID ANALYSIS Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed 35 transactions involving publicly-held software and digital media companies. Broadview selected these transactions from its proprietary database by choosing recent transactions with an equity purchase price greater than $250 million.

    The following table presents, as of March 14, 1998, the median premium and the range of premiums for these transactions calculated by dividing

(1) the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

(2) the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                                          MEDIAN MULTIPLE         RANGE OF MULTIPLES
                                                                         -----------------  -------------------------------
Premium Paid to Seller's
 Share Price 20 Trading Days
 Prior to Announcement.................................................          39.3%         (2.8%)         --      203.6%

Premium Paid to Seller's
 Share Price 1 Trading Day
 Prior to Announcement.................................................          24.4%        (21.1%)         --       85.5%

    These comparables imply the following medians and ranges for per share value for the Company's stock, calculated by using the premiums shown above and the Company's share price 20 trading days and one trading day prior to March 15, 1999, the date Broadview assumed public announcement of the Transactions was made:

                                                                                              RANGE OF IMPLIED VALUES
                                                                    MEDIAN IMPLIED VALUE
                                                                    --------------------  -------------------------------
Premium Paid to Seller's
 Share Price 20 Trading Days
 Prior to Announcement............................................       $    67.22       $   46.91         --  $  146.49

Premium Paid to Seller's
 Share Price 1 Trading Day
 Prior to Announcement............................................       $   108.26       $   68.63         --  $  161.39

    No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the Transactions. In evaluating the comparables, Broadview made numerous assumptions with respect to digital media industry performance and general economic conditions, many of which are beyond the control of the Company. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

    In connection with the review of the Transactions by the Company's Board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the Transactions.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The consideration to be received by the Company and the Company's stockholders pursuant to the Stock Purchase Agreement, the Management Agreements and other terms of the Transactions were determined through arm's length negotiations between the Company and Vulcan, and were approved by the Company's Board. Broadview provided advice to the Company's Board during these negotiations; however, Broadview did not recommend any specific consideration to the Company's Board or that any specific consideration constituted the only appropriate consideration for the Transactions. In arriving at its opinion, Broadview was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company. In addition, Broadview's opinion and presentation to the Company's Board was one of many factors taken into consideration by the Company's Board in making its decision to approve the Transactions. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the Company's Board with respect to the value of the Company or of whether the Company's Board would have been willing to agree to different consideration.

    TERMS OF ENGAGEMENT. On March 11, 1999, the Company entered into an engagement letter with Broadview pursuant to which Broadview was engaged to render a written opinion to the Board as to the fairness, from a financial point of view, of the Conversion Price and Offer Price to the Company and its stockholders, respectively. Broadview was selected by the Company's Board based on Broadview's reputation and experience in the information technology, communication and media sector and the digital media industry in particular. The Company agreed to pay Broadview an advisory fee of $450,000 upon delivery by Broadview of the written opinion described above. In addition, the Company agreed to reimburse Broadview for its out-of-pocket expenses (including reasonable legal fees and disbursements) in connection with its services not in excess of $20,000 and to indemnify Broadview against certain liabilities and expenses arising out of or in connection with Broadview's engagement.

INFORMATION ABOUT VULCAN

    Vulcan is the principal vehicle through which Microsoft Corp. co-founder and new media investor Paul G. Allen researches and implements his investments. Through Vulcan, Mr. Allen invests in, among other things, companies that offer products, services or technologies that fit his wired world strategy and that he believes can contribute to or benefit from the technologies and strategies of other companies that he controls. For the biographies of persons proposed by Vulcan to serve on the Board, see "PROPOSAL 3--ELECTION OF DIRECTORS."

THE STOCK PURCHASE AGREEMENT

    The following summary of certain terms of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is attached hereto as Exhibit A. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Stock Purchase Agreement. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE STOCK PURCHASE AGREEMENT IN ITS ENTIRETY.

    THE SHARE ISSUANCES. The Company has agreed to issue and sell to Vulcan, and Vulcan has agreed to purchase from the Company, 300,000 shares of the Company's Series A Preferred Stock for a purchase price of $1,000.00 per share, in two separate issuances of 167,507 shares (the "FIRST ISSUANCE SHARES") and 132,493 shares (the "SECOND ISSUANCE SHARES"). The Series A Preferred Stock is initially convertible at a conversion price of $66.11 per share into 4,537,891 shares of Common Stock. The First Issuance was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. Simultaneously with the closing of the First Issuance, the Company and Vulcan entered into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT"), and Vulcan entered into a Management Agreement with each person who was a director of the Company on March 15, 1999.

    The closing of the Second Issuance is to occur as soon as practicable (but not more than three business days) after the satisfaction or waiver of all of the closing conditions set forth in the Stock Purchase Agreement. These closing conditions include: (i) the prior approval by the Company's stockholders, at the Special Meeting, of the Transactions; (ii) the receipt of all necessary governmental approvals relating to the Transactions, including those required by the HSR Act (as hereinafter defined); (iii) the election of Vulcan's designees to the Company's Board of Directors by a vote of the Company's stockholders at the Special Meeting; (iv) the absence of a material adverse change in the Company's business, properties, results of operations or financial condition after March 15, 1999; (v) the truth and accuracy at the closing of the representations and warranties made by the parties in the Stock Purchase Agreement; (vi) the parties' material compliance with their respective obligations under the Stock Purchase Agreement; and (vii) other customary conditions.

    THE OFFER. Under the terms of the Stock Purchase Agreement, Vulcan was required to commence the Offer no later than five business days after the date of the Stock Purchase Agreement. The Offer expired on April 15, 1999, and no shares were purchased in the Offer.

    BOARD COMPOSITION. In accordance with the requirements of the Stock Purchase Agreement, Vulcan shall be entitled to designate two directors to serve on the Board of Directors of the Company. The Company shall, as soon as practicable, take all action necessary to cause such individuals to be appointed to the Board of Directors and to have at least one such individual on each committee of the Board, including either increasing the size of the Board or securing the resignations of incumbent directors or both. The Company is also required to nominate for election at the Special Meeting a new Board comprised of two candidates designated by Vulcan (the "VULCAN DESIGNEES"), the existing Chief Executive Officer of the Company (the "MANAGEMENT DESIGNEE") and Dennis Cline and William A. Fleckenstein (the "Outside Designees") (provided if an Outside Designee is unable to serve as a director, the Company and Vulcan shall select a substitute Outside Designee who shall not be an Affiliate or employee of either Vulcan or the Company and who shall otherwise constitute an "independent director" under the rules of The Nasdaq Stock Market). Vulcan has agreed, to the extent permitted under applicable law, to vote its shares at the Special Meeting in favor of the election of the Outside Designees and the Management Designee, as well as in favor of the Transactions.

    So long as Vulcan owns at least 50% of the total shares of Common Stock purchased in the First Issuance (assuming conversion of the Series A Preferred Stock into Shares of Common Stock), the Company's Board of Directors, subject to its fiduciary duties, will nominate at each stockholder meeting at which the election of directors is considered at least two Vulcan representatives for election to the Board. Vulcan has agreed, so long as the current Management Designee is the Chief Executive Officer of the Company, to vote its shares in favor of such person's election at each stockholder meeting at which the election of directors is considered.

    THE SPECIAL MEETING. The Stock Purchase Agreement requires the Company to call and hold, as soon as reasonably practicable, the Special Meeting for the purpose of voting on the approval of the Transactions and the election to the Company's Board of Directors of the nominees discussed above.

The Company has agreed that the proxy materials for the Special Meeting will contain the recommendation of the Board of Directors that the stockholders approve the Transactions.

    REPRESENTATIONS AND WARRANTIES. The Stock Purchase Agreement contains various customary representations and warranties of the parties, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company, (ii) the absence of certain other changes or events concerning the Company, and (iii) compliance with law, litigation, employee benefit plans, intellectual property, taxes and material contracts.

    CONDUCT OF BUSINESS OF THE COMPANY. The Stock Purchase Agreement provides that until the closing of the Second Issuance, the business of the Company and each of its subsidiaries will be conducted in the ordinary course of business and in accordance with past practice. Accordingly, without Vulcan's prior consent, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of actions generally characterized as being outside the ordinary course of business. Such actions requiring Vulcan's prior approval include, among other things (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) making new commitments for capital expenditures in excess of specified levels, (ii) granting any bonus, severance or termination pay or increasing executive officer compensation except in the ordinary course of business consistent with past practice and except severance agreements with up to ten key employees providing for six months severance and acceleration of options following a termination by the Company without cause or by the employee for good reason, (iii) granting stock options, (iv) entering into business combinations, acquiring assets above specified limits, and selling assets other than in the ordinary course of business, (v) declaring or paying dividends or redeeming equity securities, or
(vi) issuing equity securities other than under specified circumstances. The Stock Purchase Agreement permits the Company to accelerate the vesting, effective as of the closing of the Second Issuance, of up to 35% of the unvested portion of outstanding stock options.

    DISTRIBUTION AGREEMENT. In the Stock Purchase Agreement, the Company and Vulcan acknowledged that an important consideration for the Company entering into the Stock Purchase Agreement was the fact that Vulcan, through its affiliated entities, Marcus Cable and Charter Communications (the "CABLE COMPANIES"), operates cable systems that serve over 2,000,000 cable subscribers and that such Cable Companies will provide an opportunity for the Company to establish a distribution or other relationship with them. The Stock Purchase Agreement provides that, after the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company and the Cable Companies will promptly commence negotiations with respect to the establishment of a distribution or other relationship to offer the Company's content to the Cable Companies' subscribers. The Stock Purchase Agreement also provides that the parties will negotiate in good faith and use reasonable efforts to establish a distribution or other relationship, although none of the parties will have any legal obligation to any other party if such a relationship is not established.

    OTHER COVENANTS OF THE PARTIES. The Stock Purchase Agreement provides that if the Company issues any equity securities after March 15, 1999, Vulcan will have the right (subject to certain exceptions) to acquire shares on comparable terms in such issuance in order to enable Vulcan to maintain its percentage interest in the Company. This right expires if Vulcan ceases to own a specified percentage of the Company's stock or if the Second Issuance is not consummated. The Stock Purchase Agreement also prohibits Vulcan from selling more than a specified amount of Company capital stock in a privately-negotiated transaction for a cash price exceeding the stock market price of the Common Stock, unless the buyer in such transaction has agreed to make an offer to purchase an equivalent percentage of the Common Stock held by other stockholders of the Company.

    In addition, the Company has agreed to permit Vulcan and its affiliates (as well as certain other entities in which Vulcan and its affiliates have an interest), to use up to 10% of the Company's unsold advertising inventory in existence from time to time, subject to certain specified conditions. This obligation expires on March 15, 2004, or at any time after March 15, 2000 upon Vulcan ceasing to own at least 10% of the Company's outstanding stock.

    OTHER POTENTIAL BIDDERS AND TRANSACTIONS. The Stock Purchase Agreement requires the Company and its affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing discussions or negotiations with any third party with respect to (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or a subsidiary, (ii) any sale or other disposition of more than 20% of the assets of the Company or any subsidiary, (iii) any acquisition of a substantial equity interest in the Company or any equity interest in any of its subsidiaries, (iv) any offer to purchase, tender offer, exchange offer or similar transaction involving the capital stock of the Company or any subsidiary, and (v) a liquidation or dissolution of the Company (each a "TRANSACTION PROPOSAL"). Except as provided in the next paragraph, the Company, its affiliates and their respective representatives and agents may not directly or indirectly, initiate, solicit, encourage or participate in discussions relating to, or provide information to a third party concerning, or otherwise facilitate the making of, any inquiry, offer or proposal regarding a Transaction Proposal, or agree to approve or recommend any Transaction Proposal.

    The Stock Purchase Agreement permits the Company to participate in discussions with or furnish information to an unaffiliated third party that makes an unsolicited bona fide Transaction Proposal in writing, if: (i) the proposal specifies a price to be paid for the Company's stock or assets that the Company's Board of Directors has determined, after consultation with the Company's investment bankers, if such transaction were consummated, would be financially more favorable to the Company's stockholders than the Offer (assuming for these purposes that the Offer is for 5,000,000 shares of Common Stock) (a "SUPERIOR PROPOSAL"); (ii) the Board of Directors has determined, after consultation with the Company's investment bankers, that such third party is financially capable of consummating the Superior Proposal and that the Superior Proposal is at least as likely to be consummated, and is not subject to materially greater conditions, than the transactions contemplated by the Stock Purchase Agreement; (iii) the Board of Directors has determined, after consultation with its outside legal counsel, that the failure to participate in discussions or negotiations with or furnish information to such third party would result in a substantial risk of liability to the Board members for a breach of their fiduciary duties under Delaware law; and (iv) the Company informs Vulcan in writing of the principal terms of the proposal. The Company is prohibited from accepting or entering into any agreement concerning a Superior Proposal for at least 36 hours after the Company notifies Vulcan of the Superior Proposal, and is required to afford Vulcan an opportunity to discuss Vulcan's desired response to the proposal.

    The Stock Purchase Agreement permits the Company, after the occurrence of the events discussed above and the satisfaction of certain other conditions, to
(i) change its recommendations concerning the Transactions, (ii) accept the Superior Proposal, and (iii) enter into an agreement with the third party concerning the Superior Proposal. In such event, the Company would be required to pay immediately to Vulcan a $17,500,000 cash fee. Such cash fee would constitute liquidated damages and, except for fraud in connection with the Stock Purchase Agreement, would constitute Vulcan's sole and exclusive remedy under the Stock Purchase Agreement.

    TERMINATION. The Stock Purchase Agreement permits either Vulcan or the Company to terminate its obligations to consummate the Second Issuance if (i) consummation is prohibited by a final, non-appealable governmental order, provided that the party seeking to terminate its obligations must have used its best efforts to prevent entry of and to remove such order, (ii) the Company's stockholders do not approve the Transactions at the Special Meeting, (iii) the closing of the Second Preferred Stock Issuance does not occur by August 31, 1999 and the failure to close on or before such date did not result from the failure by the party seeking termination to perform any obligation required to be performed by such party prior to such time, or (iv) the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant or agreement that has not been cured within five days notice of such breach and causes the failure of a closing condition.

    The Company may terminate its obligation to sell and issue the Second Issuance Shares if (i) the Company's Board of Directors withdraws or modifies in a manner adverse to Vulcan the Board's approval of the Stock Purchase Agreement, or (ii) the Board of Directors accepts a Superior Proposal after complying with the applicable requirements described above.

    Vulcan may terminate its obligation to purchase the Second Issuance Shares if the Company's Board of Directors (i) fails to recommend, or withdraws, modifies or changes in a manner adverse to Vulcan (or resolves to do so) its approval or recommendation of the transactions contemplated by the Stock Purchase Agreement, (ii) submits or recommends to its stockholders or approves a Transaction Proposal, (iii) accepts or recommends to its stockholders a Superior Proposal, or (iv) publicly announces its intention to do any of the foregoing. Vulcan may also terminate its obligation to purchase the Second Issuance Shares if the Company or its affiliates breach the Company's obligations described above regarding the non-solicitation of a Transaction Proposal.

    Under the Stock Purchase Agreement, the Company will be required to pay to Vulcan liquidated damages of $17,500,000 in case of a termination by Vulcan for the Company's uncured material breach, the Company's breach of its non-solicitation obligations, or for any of the reasons specified in the first sentence of the immediately preceding paragraph. In addition, these liquidated damages will be payable in case of a termination by the Company after its Board has withdrawn or modified in a manner adverse to Vulcan the Board's recommendation of the Stock Purchase Agreement or has accepted or recommended a Superior Proposal. These liquidated damages will also be payable if the Company's stockholders do not approve the Transactions at the Special Meeting and prior to the meeting a Transaction Proposal was made known to the Company or was made directly to its stockholders or any person publicly announced an intention to make a Transaction Proposal.

    TRANSACTION EXPENSES. The Company has agreed to pay to Vulcan, upon the closing of the Second Issuance, $8,000,000 for Vulcan's fees and expenses in connection with the transactions contemplated by the Stock Purchase Agreement. Except for such payment and the amount of any liquidated damages that may be payable in case of a termination as described above, the Company and Vulcan have agreed that each of the parties will pay its own costs and expenses incurred in connection with the Transactions.

REGISTRATION RIGHTS AGREEMENT

    The following summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, which is attached hereto as Exhibit
D. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Registration Rights Agreement. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION RIGHTS AGREEMENT IN ITS ENTIRETY.

    The Registration Rights Agreement was entered into concurrently with the Stock Purchase Agreement. The Registration Rights Agreement provides, among other things, that at any time beginning 180 days after March 15, 1999, the Holders (defined as Vulcan and all of its Affiliates and certain transferees) of a majority of the shares of Common Stock held by all Holders at the time of any request for registration shall have the right by written notice (a "DEMAND NOTICE") to require the Company to file a Registration Statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"); provided, however, that this right may be exercised on no more than three occasions. Under the Registration Rights Agreement, a registration request will not be deemed to have been made if the

Registration Statement does not become effective under the Securities Act or if an order or an injunction interferes or prevents the contemplated method of distribution.

    Pursuant to the Registration Rights Agreement, the Company has the right to include a primary offering of additional shares of Common Stock, including shares held by other stockholders of the Company, in any Registration Statement filed pursuant to a Demand Notice. If the managing underwriter of such an offering (the "UNDERWRITER") determines in good faith that if all the shares of Common Stock that the other stockholders (the "SELLING HOLDERS") and the Company wish to include in the Registration Statement were included, the success of the offering would be materially and adversely affected, then the total number of shares to be included in the Registration Statement shall be reduced to the amount recommended by the Underwriter. In the event of such a reduction in the number of shares to be registered, then (i) unless the Registration Statement includes all of the Common Stock designated for sale by all Selling Holders participating in the demand registration, the Registration Statement shall not include any shares to be offered by the Company or sold by other stockholders, and (ii) if the Registration Statement does not include all of the Common Stock designated for sale by such Selling Holders, the Common Stock included in the Registration Statement shall be allocated among such Selling Holders pro rata (based on the number of shares held by each). The Registration Rights Agreement provides that if the number of shares requested to be registered is reduced by 15% of more pursuant to the recommendation of the Underwriter, then the Demand Notice shall not be deemed to have been made.

    In addition, the Registration Rights Agreement allows the Company to defer the filing of a Registration Statement made pursuant to a Demand Notice under certain circumstances. In addition to registration rights pursuant to a Demand Notice, the Registration Rights Agreement provides that the Holders shall have certain incidental or "PIGGY-BACK" registration rights with respect to most offerings of Common Stock. The Holders' incidental registration rights are, however, more limited than their registration rights pursuant to a Demand Notice. The Registration Rights Agreement also includes certain Hold-Back Agreements, applicable to both the Selling Holders and the Company.

    The Registration Rights Agreement provides that expenses relating to the registration of shares (other than the Selling Holders' legal expenses and commissions) will be paid by the Company and otherwise contains terms that are customary to registration rights agreements of its type, including, but not limited to, rights of indemnification and contribution.

INTERESTS OF CERTAIN PERSONS IN THE SECOND ISSUANCE

    ACCELERATION OF STOCK OPTIONS. As permitted by the Stock Purchase Agreement, the Board of Directors has voted to accelerate 35% of the options granted under the 1996 Stock Option Plan which are unvested as of the closing of the Second Issuance upon such closing, including unvested options held by executive officers and directors of the Company. Additionally, under the Stock Purchase Agreement, the Company may pay and hold harmless its officers, on an after-tax basis, for any excise taxes in an aggregate amount not to exceed $3,000,000 (which amount is based on the Common Stock price as of March 12, 1999 and may increase due to increases in the Common Stock price) incurred by them in connection with the acceleration of the options.

    Pursuant to agreements under the Company's 1996 Stock Option Plan, the directors and executive officers have been granted options to purchase Common Stock. As of April 26, 1999, Russell C. Horowitz held options to purchase 510,000 shares of Common Stock of which 337,500 were vested and exercisable, John Keister held options to purchase 560,000 shares of Common Stock of which 350,000 were vested and exercisable, Michael J. Riccio, Jr. held options to purchase 650,000 shares of Common Stock of which 315,556 were vested and exercisable, Dennis Cline held options to purchase 20,000 shares of Common Stock all of which were vested and exercisable, and Dr. Oren Etzioni held options to purchase 200,000 shares of Common Stock of which 60,000 were vested and exercisable.

REGULATORY MATTERS

    Certain acquisition transactions such as the Transactions are reviewed by the Justice Department or the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Transactions may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission and until the waiting period under the HSR Act has expired or been subject to early termination. On March 22, 1998, both Paul G. Allen (as the sole stockholder of Vulcan) and the Company filed Premerger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the Federal Trade Commission. The Company and Vulcan received notice from the Federal Trade Commission on March 30, 1999 of the early termination of the waiting period under the HSR Act.

    The Company is not aware of any other governmental or regulatory approvals required for consummation of the Transactions, other than compliance with federal and applicable state securities laws.

VOTE REQUIRED

    The rules of The Nasdaq Stock Market require that the holders of a majority of the shares present in person or represented by proxy and casting votes on the proposal at the meeting approve the Second Issuance. It is a condition to the Company's obligations under the Stock Purchase Agreement that such vote be obtained.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                                   PROPOSAL 2
                        APPROVAL OF THE MANAGEMENT SALE

    The Company's stockholders are being requested to approve the sale by the Company's directors on March 15, 1999 (three of whom are executive officers) of 1,403,312 shares of Common Stock in the Management Sale pursuant to the terms of the Management Agreements. THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT SALE.

MANAGEMENT AGREEMENTS

    The following summary of certain terms of the Management Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the forms of Management Agreements attached hereto as Exhibit
B. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Management Agreements. WE STRONGLY URGE YOU TO READ CAREFULLY THE FORMS OF MANAGEMENT AGREEMENTS IN THEIR ENTIRETY.

    AGREEMENT TO PURCHASE. As a condition to entering into the Stock Purchase Agreement, Vulcan and each person who was a director of the Company on March 15, 1999, including directors who are executive officers of the Company (each a "MANAGEMENT STOCKHOLDER"), entered into a Management Agreement with Vulcan. Under the Management Agreements, on the date of the closing of the Second Issuance, Vulcan shall purchase from each Management Stockholder a number of shares equal to 36% of such Management Stockholder's interest in the Company, which interest is represented by the sum of (i) the number of shares of Common Stock held by the Management Stockholder on March 15, 1999 and (ii) the number of Shares that the Management Stockholder has the right to acquire within thirty days of such date, at a purchase price of $90.00 per share or, if higher, the purchase price paid by Vulcan in the Offer (the "MANAGEMENT SHARES"). A Management Stockholder who does not hold a sufficient number of shares of Common Stock to meet his obligation under his Management

Agreement must exercise the number of stock options necessary to permit him to deliver the number of Management Shares required to be delivered under his Management Agreement.

    CONDITIONS TO CLOSING. The Management Agreements provide that the obligations of each of the Management Stockholders and Vulcan are subject to the following conditions: (i) the representations and warranties of the other party to the Management Agreement shall be true and correct on the date of the closing of the Second Preferred Stock Purchase; (ii) all waiting periods under the HSR Act shall have either expired or terminated; and (iii) there shall be no injunction or other order issued by a governmental body and nor statute, rule or regulation prohibiting or otherwise restraining such sale. Early termination of the waiting periods under the HSR Act occurred on March 30, 1999. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--REGULATORY MATTERS." In addition, Vulcan's obligations are also conditioned on Vulcan having received all regulatory approvals required under the Stock Purchase Agreement and on there being no pending or threatened litigation or proceeding in respect of the Transactions contemplated by the Management Agreements.

    AGREEMENT NOT TO TENDER. Under the Management Agreements, the Management Stockholders were prohibited from tendering the shares of Common Stock owned beneficially or of record by them in the Offer.

    VOTING AGREEMENT. Under the Management Agreements, each Management Stockholder has agreed to vote all of the shares of Common Stock owned beneficially or of record by him (i) in favor of the Second Issuance and the Management Sale and any matter that could reasonably be expected to facilitate such Transactions and (ii) against any action that would (a) result in a breach by the Company or such Management Stockholder of any covenant, obligation, or representation and warranty under the Stock Purchase Agreement or the Management Agreements, respectively or (b) that would interfere with or delay the Second Issuance and the Management Sale and the other Transactions contemplated by the Stock Purchase Agreement or the Management Agreements. Each Management Stockholder's voting obligations expire (i) on or after the date of the Second Issuance or (ii) upon a termination of the Company's and Vulcan's obligations to consummate the Second Issuance pursuant to the Stock Purchase Agreement.

    ADDITIONAL COVENANTS. Subject to the Management Stockholders' fiduciary duties as directors of the Company, the Management Agreements prohibit the Management Stockholders from directly or indirectly soliciting, responding, or proposing a Transaction Proposal. In addition, Vulcan has the right to be notified in the event that a Transaction Proposal is received by the Company.

    TERMINATION OF STOCK PURCHASE AGREEMENT. In the event of a termination of the Company's and Vulcan's obligations to consummate the Second Issuance pursuant to the terms of the Stock Purchase Agreement, the obligations of the Management Stockholders and the Company to consummate the Management Sale will also terminate. However, in the case of Management Stockholders who are executive officers of the Company, Vulcan will have a 30-day option to purchase one-half of their Management Shares for $90.00 per share, unless the termination of the Second Preferred Stock Purchase was due to Vulcan's breach of the Stock Purchase Agreement.

    The Management Stockholders are Russell C. Horowitz, John Keister, Michael
J. Riccio, Jr., Dennis Cline, Martin L. Schoffstall and Dr. Oren Etzioni, all of whom are directors of the Company. In May 1999, the number of directors was expanded to eight, and William D. Savoy and Diane Daggatt were appointed as directors to fill the new directorships. Messrs. Horowitz, Keister and Riccio are executive officers of the Company.

VOTE REQUIRED

    The rules of The Nasdaq Stock Market require that the holders of a majority of the shares present in person or represented by proxy and casting votes on the proposal at the meeting approve the Management Sale.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3
                             ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of directors at five for the coming year. It is proposed that each of the nominees listed below will be elected to hold office until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until he or she sooner dies, resigns or is removed. Pursuant to the Stock Purchase Agreement, the nominees are the existing Chief Executive Officer (Russell C. Horowitz), two individuals designated by Vulcan (William D. Savoy and Diane Daggatt), and Dennis Cline and William Fleckenstein.

    The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may recommend. No nominee is related to any other executive officer of the Company.

NOMINEES

    The nominees for election as directors, their ages, their positions with the Company, the period during which they have served as directors and their principal occupations and other directorships held by them are set forth below.

    Russell C. Horowitz, 32 years old, is a founder of the Company and has served as its Chief Executive Officer, Chief Financial Officer and a director since its inception in February 1996 and as President from inception through January 1999. In March 1996, Mr. Horowitz founded Xanthus Capital, L.P., a Seattle, Washington-based merchant bank that focuses primarily on developing companies in emerging growth industries or special situations. Mr. Horowitz serves as the Chief Executive Officer and a director of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. In July 1992, Mr. Horowitz was a founder of Active Apparel Group, Inc., a New York-based apparel supplier. From 1992 until April 1994, Mr. Horowitz served as its Chief Financial Officer; and from May 1994 until May 1997, Mr. Horowitz served as its Director of Corporate Development and Investor Relations. Prior to July 1992, Mr. Horowitz served as a financial advisor to start-up and developing companies. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University in 1988.

    William D. Savoy, 34 years old, has been a director of the Company since May 1999. Currently, Mr. Savoy serves as President of Vulcan Northwest Inc., managing the personal finances of Paul G. Allen, and Vice President of Vulcan Ventures Incorporated, a venture capital fund wholly-owned by Mr. Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of Dream Works SKG and also serves as director of USA Networks, Inc., USANi LLC, Ticketmaster Online-CitySearch, Harbinger Corporation, Metricom, Inc., Telescan, Inc., and U.S. Satellite Broadcasting Co, Inc.

    Diane Daggatt, 39 years old, has been a director of the Company since May 1999. She has served as an investment analyst at Vulcan Northwest Inc. since July 1998, focusing on new media, e-commerce, and traditional retailing companies. From May 1996 to June 1998, she was a Vice President and Equity Research Analyst at Dain Rauscher Wessels where she focused on branded consumer and specialty retailing companies. From September 1994 to May 1996, Ms. Daggatt was employed as a consumer analyst for Pacific Crest Securities. From May 1989 to September 1994, she served as a research analyst for Beekman Capital Management. Prior to joining Beekman, she served for seven years in various merchandising positions at The Bon Marche, a division of Federated Department Stores. Ms. Daggatt holds a BA in Business Administration from Washington State University and is a Chartered Financial Analyst.

    Dennis Cline, 38 years old, has served as a director of the Company since December 1996. Mr. Cline currently serves as the Executive Vice-President of Worldwide Sales for Network Associates, Inc., formerly known as McAfee Associates, Inc., a leading provider of network security and management tools for corporate accounts whose common stock is traded on the Nasdaq National Market System under the symbol "NETA." Mr. Cline has served in a variety of executive sales positions for McAfee Associates, Inc. since 1994. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company. Prior to 1993, Mr. Cline worked in sales management for various technology companies including: GCC Technologies, Inc., a manufacturer of computer printers, Alias Research, a graphic software company, Claris Corporation, an application software company, and Microsoft Corp.

    William A. Fleckenstein, 45 years old, has been the President of Fleckenstein Capital, Inc., a registered investment advisor, since 1996. Mr. Fleckenstein also held that position from 1982, when he originally founded Fleckenstein Capital, until 1990, when Fleckenstein Capital merged with Olympic Capital Management, Inc., a registered investment adviser. Mr. Fleckenstein served as a partner at Olympic Capital from 1990 until 1996, at which time Mr. Fleckenstein reestablished Fleckenstein Capital. Mr. Fleckenstein also serves as a director of Pan American Silver Corp. Mr. Fleckenstein has been a regular commentator on the Company's StockSite since 1996. Mr. Fleckenstein graduated from the University of Washington in 1976 with a B.A. in mathematics.

VOTE REQUIRED

    Under the DGCL, directors are elected by the affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named above. In the event that any nominee is unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be proposed in accordance with the Stock Purchase Agreement. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT--BOARD OF DIRECTORS COMPOSITION."

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    During fiscal 1998, Russell C. Horowitz, John Keister, Michael J. Riccio Jr., Dennis Cline, Martin L. Schoffstall and Dr. Oren Etzioni served as directors, and there were three meetings of the Board of Directors of the Company. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during which they served as director and (ii) the total number of meetings held by committees of the Board of Directors on which they served. The Board of Directors does not have a Nominating Committee. None of the directors received compensation for serving as directors of the Company, except that each of Messrs. Cline, Riccio, Schoffstall and Etzioni received options to acquire shares of Common Stock of the Company under the Company's 1996 Stock Option Plan, and Messrs. Horowitz, Keister and Riccio received compensation as employees of the Company. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Meetings of the Board or committees thereof.

    The Board of Directors has a Compensation Committee whose members as of May 1999 are Messrs. Cline, Schoffstall and Savoy. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's stock option plans. During fiscal 1998, there was one meeting of the Compensation Committee.

    The Company also has an Audit Committee whose members as of May 1999 are Messrs. Cline and Schoffstall and Ms. Daggatt. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed and the independent auditors' fee for services performed. The Audit Committee also recommends independent auditors to the Board of Directors and reviews with management various matters related to its internal accounting controls. During fiscal 1998, there was one meeting of the Audit Committee.

    In connection with the Stock Purchase Agreement and the Management Agreements, the Company, Vulcan and the Management Stockholders have entered into various agreements regarding the nomination of persons to the Board and voting for members of the Board. See "PROPOSAL 1-- APPROVAL OF THE SECOND ISSUANCE--STOCK PURCHASE AGREEMENT" and "PROPOSAL 2--APPROVAL OF THE MANAGEMENT SALE."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 4
                     AMENDMENT TO THE RESTATED CERTIFICATE

    GENERAL. On March 26, 1999, the Board of Directors adopted an amendment to the Restated Certificate (the "CHARTER AMENDMENT"), subject to approval by the stockholders, to increase the number of authorized shares of capital stock from 50,000,000 shares to 500,000,000. The Board of Directors has determined it is advisable and in the best interests of the stockholders of the Company to increase the number of authorized shares of capital stock to accommodate future corporate Transactions. The Board of Directors also directed that the Charter Amendment be submitted for action at the Special Meeting of Stockholders to be
held on June   , 1999.

    INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. The Company's Restated Certificate currently authorizes the issuance of a total of 50,000,000 shares of capital stock, consisting of 49,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The Charter Amendment will increase the total number of authorized shares to 500,000,000, and the number of shares of Common Stock authorized to 499,000,000. The Charter Amendment will modify the first paragraph of Article FOURTH of the Restated Certificate to read as follows:

    FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is:

    500,000,000 shares, consisting of 499,000,000 shares of Common Stock with a par value of $.01 per share (herein called the "COMMON STOCK"), and 1,000,000 shares of Preferred Stock with a par value of $.01 per share (herein called the "PREFERRED STOCK").

    The Charter Amendment will not change the currently authorized number of shares of Preferred Stock, which will remain set at 1,000,000, of which 167,507 shares of Series A Preferred Stock are outstanding. On April 26, 1999, an aggregate of 12,962,313 shares of Common Stock had been issued. As of April 26, 1999, there were 10,363,310 shares of Common Stock authorized but unissued shares that are reserved for issuance under the Company's various stock plans and upon conversion and exercise of the Company's Series A Preferred Stock. On April 26, 1999, there were 25,674,377 authorized, unissued and unreserved shares of Common Stock. Upon approval of the Charter Amendment, there will be an aggregate of 10,363,310 authorized, unissued and reserved shares of Common Stock and an aggregate of 475,674,377 authorized, unissued and unreserved shares of

Common Stock. Under the Stock Purchase Agreement, the Company has an obligation to issue and sell an additional 132,493 shares of Series A Preferred Stock in the Second Issuance.

    The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Adoption of the proposed amendment and the issuance of Common Stock would not affect the rights of holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding. Holders of Common Stock, other than Vulcan, do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Pursuant to the Stock Purchase Agreement, Vulcan has certain pre-emptive rights with regard to issuances of capital stock of the Company. See "PROPOSAL 1--APPROVAL OF THE SECOND ISSUANCE--THE STOCK PURCHASE AGREEMENT--OTHER COVENANTS OF THE PARTIES." If the Charter Amendment is adopted, it will become effective upon the filing of the Charter Amendment with the Delaware Secretary of State.

    All such additional shares could be issued by the Board of Directors of the Company, without the necessity of any stockholder action, except to the extent otherwise required by the DGCL or the rules of The Nasdaq Stock Market. The rules of The Nasdaq Stock Market, in the case of a merger or other acquisition transaction, generally require stockholder approval if more than 20% of the outstanding common stock of a company is to be issued in a single transaction or group of related transactions. Other than as described in this Proxy Statement, the management of the Company is not aware of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. However, the availability of additional, unreserved shares might give the Board of Directors greater power to take actions in opposition to an actual or threatened attempt to acquire control of the Company and in certain respects may have the effect of limiting the ability of a third party to effect a change in control of the Company. For example, additional shares of Common Stock could be issued to make attempts to gain control of the Company or the Board of Directors more difficult or time-consuming.

    The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to have available a significant number of shares of Common Stock, which would be available to be issued in connection with public and private equity financings, mergers or acquisitions or other corporate transactions, including benefit programs (such as the 1996 Stock Option Plan), or stock splits or stock dividends. The Board of Directors intends to utilize some of the additional authorized shares to effect the previously announced one hundred percent stock dividend as soon as practicable after the date of the Special Meeting if Proposal 4 is approved by the stockholders of the Company.

    APPRAISAL RIGHTS IN RESPECT OF THE PROPOSED AMENDMENT. Under the applicable provisions of the DGCL, the Company's stockholders have no appraisal rights with respect to the Charter Amendment.

VOTE REQUIRED

    Under the DGCL and the Certificate of Designation of the Series A Preferred Stock, an amendment to the Restated Certificate requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding capital stock entitled to vote at the Special Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP TABLE

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 26, 1999 (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors and each person named herein as a director nominee, (iii) by each executive officer of the Company, and (iv) by all directors and executive officers who served as directors or executive officers at April 26, 1999 as a group.

                                                                         AMOUNT AND NATURE OF
NAME AND ADDRESS                                                              BENEFICIAL           PERCENT OF
OF BENEFICIAL OWNER                                                          OWNERSHIP(1)           CLASS(2)
----------------------------------------------------------------------  ----------------------  -----------------

Russell C. Horowitz(3)................................................          2,834,987              17.81%
c/o Go2Net, Inc.
999 Third Avenue
Seattle, Washington 98104

John Keister(4).......................................................            673,500               4.23%

Dennis Cline(5).......................................................            186,570               1.20%

Michael J. Riccio, Jr.(6).............................................            397,611               2.50%

Martin L. Schoffstall(7)..............................................            120,000                   *

Dr. Oren Etzioni(8)...................................................            112,600                   *

William D. Savoy(9)...................................................                  0                   *

Diane Daggatt(9)......................................................                  0                   *

William A. Fleckenstein(10)...........................................              7,550                   *

Vulcan Ventures Incorporated(2).......................................          2,553,761              16.46%
110 110th Avenue N.E., Suite 550
Bellevue, Washington 98004

All executive officers and directors as a group (6 persons)(4)........          4,332,818              27.28%

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding including options to purchase Common Stock which will be accelerated upon the closing of the Second Issuance. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on an aggregate of 15,496,074, which includes 12,962,313 shares of Common Stock outstanding as of April 26, 1999 and 2,533,761 shares of Common Stock into which the outstanding Series A Preferred Stock is initially convertible.

(2) Includes 167,507 shares of Series A Preferred Stock, which are initially convertible into 2,533,761 shares of Common Stock. Also includes 20,000 shares owned directly by Paul G. Allen.

(3) Includes 900,000 shares of Common Stock held by The Porpoise Corporation, a Washington corporation wholly owned by Mr. Horowitz and 203,828 shares of Common Stock held by Xanthus Management, LLC, of which Mr. Horowitz is a director and an executive officer. Mr. Horowitz disclaims beneficial ownership of the shares held by Xanthus Management, LLC, except to the extent of his pecuniary interests therein. Also, includes options to purchase 397,875 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(4) Includes options to purchase 423,500 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(5) Includes option to purchase 20,000 shares of Common Stock that are currently exercisable within 60 days of the date hereon.

(6) Includes options to purchase 367,611 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(7) Includes 75,000 shares of Common Stock held by MLS-I, L.L.C., a limited liability company of which Mr. Schoffstall is an executive officer.

(8) Includes options to purchase 109,000 shares of Common Stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(9) Each of William D. Savoy and Diane Daggatt disclaims beneficial ownership of the shares held by Vulcan.

(10) Includes options to purchase 2,550 shares of Common Stock that are currently exercisable or become exercisable within 60 days of the date hereof.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and President for all services rendered in all capacities to the Company for the Company's fiscal year ended September 30, 1998 (the "NAMED EXECUTIVE OFFICERS").

                           SUMMARY COMPENSATION TABLE

lcv6]

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                                                              SECURITIES
                                                                 ANNUAL COMPENSATION          UNDERLYING      ALL OTHER
                                                          ---------------------------------     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                                 YEAR      SALARY       BONUS          (#)            ($)
--------------------------------------------------------  ---------  ---------  -----------  -------------  -------------
Russell C. Horowitz.....................................       1998  $  36,000   $       0       150,000      $  15,729
Chief Executive Officer                                        1997  $  36,000   $       0       300,000      $  17,791
                                                               1996  $  21,000   $       0             0      $   5,292
John Keister............................................       1998  $  72,000   $       0       200,000      $  11,263
President                                                      1997  $  45,000   $       0       300,000      $   9,459
                                                               1996  $  26,250   $       0             0      $   4,549

GRANTS OF STOCK OPTIONS

    The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the fiscal year ended September 30, 1998.

                             1998 OPTION GRANTS(L)

                                                                                                POTENTIAL REALIZATION
                                                                                               VALUE AT ASSUMED ANNUAL
                                    INDIVIDUAL                                                   RATES OF STOCK PRICE
                                      GRANTS        % OF TOTAL                                 APPRECIATION FOR OPTION
                                    -----------   OPTIONS GRANTED                                        TERM
                                      OPTION      TO EMPLOYEES IN    EXERCISE     EXPIRATION   ------------------------
NAME                                  GRANTS           1998            PRICE         DATE          5%          10%
----------------------------------  -----------  -----------------  -----------  ------------  ----------  ------------
Russell C. Horowitz...............     150,000           5.62%       $   9.375       4/3/2004  $  478,259  $  1,085,008
John Keister......................      50,000           1.87%       $   4.375     10/24/2003  $   74,396  $    168,779
John Keister......................     150,000           5.62%       $   9.375       4/3/2004  $  478,259  $  1,085,008

------------------------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, the timing of such exercises and the option holder's continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

STOCK OPTION EXERCISES AND SEPTEMBER 30, 1998 STOCK OPTION VALUES

    Set forth in the table below is information concerning the value of stock options held at September 30, 1998 by the Named Executive Officers of the Company. None of the Named Executive Officers exercised any stock options during the year ended September 30, 1998.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                YEAR AND OPTION VALUES AS OF SEPTEMBER 30, 1998

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                            OPTIONS AT SEPTEMBER 30,     IN-THE-MONEY OPTIONS AT
                                                                      1998                SEPTEMBER 30, 1998(1)
                               SHARES ACQUIRED    VALUE    --------------------------  ---------------------------
NAME                             ON EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------  ---------  -----------  -------------  ------------  -------------
Russell C. Horowitz..........            --            --     300,000        150,000   $  1,050,000   $         0
John Keister.................            --            --     300,000        200,000   $  1,089,063   $   117,188

------------------------

(1) The amounts set forth represent the difference, if positive, between the fair market value of the Common Stock underlying the options at September 30, 1998 ($15 per share) and the exercise price of the options, multiplied by the applicable number of options.

ACCELERATION OF STOCK OPTIONS

    Pursuant to agreements under the Company's 1996 Stock Option Plan, the directors and executive officers have been granted options to purchase Common Stock. As of April 26, 1999, Russell C. Horowitz held options to purchase 510,000 shares of Common Stock of which 337,500 were vested and exercisable, John Keister held options to purchase 560,000 shares of Common Stock of which 350,000 were vested and exercisable, Michael J. Riccio, Jr. held options to purchase 650,000 shares of Common Stock of which 215,556 were vested and exercisable, Dennis Cline held options to purchase 20,000 shares of Common Stock all of which were vested and exercisable, and Dr. Oren Etzioni held options to purchase 200,000 shares of Common Stock of which 60,000 were vested and exercisable.

    As permitted by the Stock Purchase Agreement, the Board of Directors has voted to accelerate 35% of the options granted under the 1996 Stock Option Plan which are unvested as of the closing of the Second Issuance (as hereinafter defined), including unvested options held by executive officers and directors of the Company. Additionally, under the Stock Purchase Agreement, the Company may pay and hold harmless its officers, on an after-tax basis, for any excise taxes in an aggregate amount not to exceed $3,000,000 (which amount is based on the Common Stock price as of March 12, 1999 and may increase due to increases in the Common Stock price) incurred by them in connection with the acceleration of such options.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of Russell C. Horowitz, Michael J. Riccio and John Keister pursuant to which they serve as Chief Executive Officer, Chief Operating Officer and President, respectively, of the Company.

    Mr. Horowitz's agreement provides for his employment as Chief Executive Officer of the Company at an annual base salary of $36,000. Mr. Keister's agreement provides for his employment as President of the Company at an annual base salary of $72,000. Mr. Riccio's agreement provides for his employment as Chief Operating Officer at an annual base salary of $150,000. In addition, each executive is eligible to receive bonuses upon the achievement by the executive of specified performance objectives determined by the executive and the Company's Compensation Committee. Mr. Riccio's agreement also provides for a one-time $25,000 bonus in consideration of his willingness to relocate to the Seattle, Washington area. Each of the employment agreements extends until January 31, 2002, with annual renewals thereafter unless terminated prior thereto in accordance with their respective terms. In the event that any of the foregoing agreements are terminated, under certain circumstances, the executive is entitled to compensation for the longer of the term of the agreement or six months from the date of termination and to the acceleration of vesting of all stock options.

    Each of the employment agreements described above provides for certain employee benefits, including, without limitation, participation in the Company's stock option plan or any other incentive or bonus plan which the Company may institute in the future, as well as health insurance. Each of the employment agreements provides for a one-year non-competition period following termination of the employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    DIRECTWEB AGREEMENT. On March 1, 1999, the Company entered into agreements with DirectWeb, Inc. ("DIRECTWEB") in which the Company agreed (i) to develop and license to DirectWeb co-branded start pages and a co-branded version of PlaySite, (ii) to sell to DirectWeb lifetime subscriptions to Silicon Investor, one of the Company's branded Web sites which will be offered to users of DirectWeb services, and (iii) to provide DirectWeb certain advertising on the Company's Web sites. Pursuant to these agreements DirectWeb will pay the Company amounts totaling approximately $550,000. Dennis Cline, a director of the Company, is also a director, the Chief Executive Officer and a significant stockholder of DirectWeb.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "COMMITTEE") of the Board of Directors for fiscal 1998 has furnished the following report on executive compensation for fiscal 1998.

    The Company's executive compensation program is administered by the Committee. The Committee, which is composed of two independent directors, establishes and administers the Company's executive compensation policies and plans and administers the Company's stock option and other equity-related employee compensation plans. The Committee considers internal and external information in determining officers' compensation.

COMPENSATION PHILOSOPHY

    The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. The Compensation policies are designed to achieve the following objectives:

    Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

    Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

    Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

COMPENSATION PROGRAM

    The Company's executive compensation program has three major integrated components, base salary, annual incentive awards, and long term incentives.

    BASE SALARY. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of Internet companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the Company believes that base salaries for its executive officers are below competitive salary levels for similar positions in these Internet companies.

    ANNUAL INCENTIVE AWARDS. The Company's executive officers may be eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and long-term corporate and individual management goals. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. For fiscal 1998, there was no formal bonus program established for executives.

    LONG-TERM INCENTIVES. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long-term incentives through its 1996 Stock Option Plan, the purpose of which is to create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value and vest in installments generally over one to four years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executive's compensation is directly aligned with an increase in stockholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Horowitz's base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Horowitz's current annual base salary is $36,000 subject to annual review and increase by the Board of Directors of the Company. During fiscal 1998, Mr. Horowitz was granted options to purchase 150,000 shares of Common Stock at an exercise price of $9.375 per share, the fair market value of the Company's Common Stock on the date of the grant. The options have a six year term and provide that one-quarter of the options vest on each annual anniversary of the option grant.

SECTION 162(M) LIMITATION

    Section 162(m) of the Internal Revenue Code limits the tax deduction to $1,000,000 for compensation paid to certain executives of public companies. Historically, the combined salary and bonus of each executive officer has been well below the $1,000,000 limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its stockholders.

                                          COMPENSATION COMMITTEE

                                          Dennis Cline

                                          Oren Etzioni

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    GENERAL. Messrs. Cline and Etzioni serve as members of the Compensation Committee. Neither Mr. Cline nor Mr. Etzioni was an officer or employee of the Company or any of its subsidiaries during fiscal 1998.

    During fiscal 1998, Mr. Riccio, a director and Chief Operating Officer of the Company, was a shareholder of the law firm Hutchins, Wheeler & Dittmar, which is general counsel to the Company.

    On November 3, 1998, the Company purchased 13,158 shares of Series D Preferred Stock of Conducent Technologies, Inc. of which Martin L. Schoffstall, a director of the Company, is chief executive officer. The terms of the investment were determined on an arm's length basis, with the purchase price being established by an independent third party investor.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares, consisting of 49,000,000 shares of Common Stock with $.01 par value per share and 1,000,000 shares of Preferred Stock with $.01 par value per share (the "PREFERRED STOCK"). As of April 26, 1999, there were 12,962,313 shares of Common Stock outstanding held by approximately 218 holders of record and 167,507 outstanding shares of Series A Preferred Stock held by one holder of record. The following summary is qualified in its entirety by reference to the Certificate of Designation, which is attached hereto as Exhibit E.

COMMON STOCK

    Holders of Common Stock are entitled to receive dividends declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of the outstanding Preferred Stock. Except as otherwise required by law or the Restated Certificate, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the Company for the election of directors and on all matters submitted to a vote of stockholders of the Company. There is no cumulative voting meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock. In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to receive an equal portion of the net assets of the Company available for distribution to holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

PREFERRED STOCK

    The Board of Directors is authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the DGCL. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of the Company at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Restated Certificate.

    SERIES A PREFERRED STOCK. The following summary of the terms of Series A Preferred Stock as set forth in the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation, which is attached hereto as Exhibit E. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Certificate of Designation. WE STRONGLY URGE YOU TO READ CAREFULLY THE CERTIFICATE OF DESIGNATION IN ITS ENTIRETY.

    The Series A Preferred Stock is entitled to the rights, preferences and privileges set forth in the Certificate of Designation.

    NUMBER OF SHARES. The Certificate of Designation designates 300,000 shares of the Company's authorized Preferred Stock, $.01 par value, to constitute the Series A Preferred Stock.

    DIVIDENDS. Pursuant to the Certificate of Designation (i) the Series A Preferred Stock is not entitled to receive dividends unless and until, among other things, the Board of Directors of the Company declares a dividend on the Common Stock and (ii) the Board of Directors may not declare or pay such a dividend on the Common Stock unless there shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series A Preferred Stock and after the payment of the dividends upon the Common Stock and the Series A Preferred Stock, the Company's net worth exceeds the aggregate liquidation preference of the Series A Preferred Stock, and (iii) the dividend which is declared upon each share of Series A Preferred Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock immediately before the declaration of such dividend on the Series A Preferred Stock.

    LIQUIDATION, DISSOLUTION OR WINDING UP. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, (i) the Series A Preferred Stock shall rank senior to the Common Stock and any other Company stock that is junior to the Series A Preferred Stock (collectively, the

"JUNIOR STOCK"), and (ii) the Series A Preferred Stock shall be entitled to $1,000 per share (the "LIQUIDATION PREFERENCE") plus declared and unpaid dividends prior to any payment to Junior Stock. Except as set forth in the previous sentence, holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Company.

    VOTING. Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted and, except as otherwise required by law, shall be entitled to vote with respect to any question upon which holders of Common Stock have the right to vote.

    In addition, the consent of the holders of Series A Preferred Stock, voting as a class, is required to effect certain corporate actions, including without limitation, to amend or modify the Company's Certificate of Incorporation or By-Laws or the Certificate of Designation in any manner that would adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

    Upon the consummation of the Second Issuance, and continuing as long as a majority of the Series A Preferred Stock remains outstanding, the consent of holders of a majority of the Series A Preferred Stock is also required for any of the following corporate actions: (i) any lease, sale or transfer of at least 30% of the Company's assets; (ii) any merger, consolidation or other reorganization of the Company which would result in the stockholders of the Company immediately prior to such transaction holding less than 66 2/3% of the voting securities of the surviving corporation; (iii) the acquisition of another entity or business by any means where the consideration involved has a value of at least $100,000,000; (iv) the liquidation, dissolution or winding up of the Company; (v) the commencement by the Company of any voluntary bankruptcy proceeding; and (vi) the redemption or repurchase of any Junior Stock or stock ranking on liquidation on parity with the Series A Preferred Stock other than a repurchase in connection with the termination of employees of the Company.

    CONVERSION RIGHTS. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into a number of shares of Common Stock equal to the result of dividing (i) the sum of (A) the aggregate Liquidation Preference of all the Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the Conversion Price, which initially is set at $66.11 per share of Common Stock, subject to adjustment from time to time for stock dividends, subdivisions, reclassifications or combinations and for certain other events. In addition, shares of Series A Preferred Stock will automatically be converted on the same basis into shares of Common Stock if (x) a holder transfers such shares to an unaffiliated party or (y) the Company consummates a transaction which will result in the transfer of 50% or greater of the voting securities of the Company to an unrelated party.

    ANTI-DILUTION. The Certificate of Designation includes certain customary anti-dilution provisions that are triggered if the Company (i) declares a dividend or makes a distribution on its Common Stock of shares of Common Stock;
(ii) subdivides or reclassifies the outstanding shares of Common Stock into a greater number of shares; or (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares.

    NO REDEMPTION RIGHTS. The Series A Preferred Stock is not subject to mandatory or optional redemption.

CERTAIN CORPORATE GOVERNANCE MATTERS

    GENERAL. Certain provisions of the Restated Certificate, the Bylaws and the DGCL may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Board.

    The provisions of the Restated Certificate, the Bylaws and the DGCL described below are designed to reduce, or have the effect of reducing, the vulnerability of the Company to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of the Company or an unsolicited takeover attempt that is unfair to the Company stockholders. The summary of such provisions set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate, Bylaws and the DGCL.

    BUSINESS COMBINATIONS. Section 203 of the DGCL restricts a wide range of the Transactions ("BUSINESS COMBINATIONS") between a corporation and an interested stockholder. An "INTERESTED STOCKHOLDER" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include
(i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to,
(iv) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder, (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans) or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by the statute. The Restated Certificate does not contain a provision electing to "OPT-OUT" of Section 203.

    Upon consummation of the First Issuance, Vulcan became an interested stockholder within the meaning of Section 203 of the DGCL pursuant to the Stock Purchase Agreement. The Board of Directors of the Company approved the Stock Purchase Agreement and the transactions contemplated thereby prior to the time that Vulcan became an interested stockholder. Accordingly Section 203 of the DGCL is inapplicable to the Offer, and the Transactions.

    The Company, which has its principal offices in the State of Washington, is also subject to the Washington takeover statute. RCW 23B.19 contains the anti-takeover provisions of the Washington Business Corporation Act (the "WBCA"). In general, "target corporations" (Washington corporations, and foreign corporations that are qualified to do business in Washington and have a class of securities registered under Section 12 or 15 of the Exchange Act) are subject, without any additional corporate action, to the anti-takeover provisions under the WBCA. In general, RCW 23B.19 prevents a target corporation from engaging in a merger, share exchange, consolidation, or a significant sale, lease, exchange, mortgage, or similar "significant business transaction" (as more fully described in RCW 23B.19.020) for a period of five years following an "acquiring person's" acquisition of ten percent or more of the target corporation's outstanding voting stock. A target corporation may engage in a significant business transaction at any time, however, if either the proposed significant business transaction or the acquiring person's acquisition of ten percent or more of the target corporation's outstanding voting stock is approved by the majority of the target corporation's board of directors prior to the date on which the acquiring person acquired ten percent or more of the stock. However, unless the significant business transaction was approved by the target corporation's board of directors prior to the acquiring person's acquisition of stock, a subsequent significant business transaction involving a merger, share exchange, consolidation, liquidation or dissolution will be subject to the provisions of RCW 23B.19.040 mandating certain minimum consideration that must be paid to the target corporation's shareholders by the acquiring person in such transaction.

    Vulcan became, upon consummation of the First Issuance, an acquiring person within the meaning of RCW 23B.19. The Board of Directors of the Company approved the Stock Purchase Agreement and the transactions contemplated thereby prior to the time that Vulcan became an acquiring person; accordingly, the Company will be permitted to engage in a significant business transaction with Vulcan. However, such a transaction involving a merger, share exchange, consolidation or liquidation might nevertheless be subject to the minimum price provisions of RCW 23B.19.040.

LIMITATION OF LIABILITY

    Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of director's fiduciary duty as a director, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision in the Restated Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws also provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company is Continental Stock Transfer and Trust Company.

                       PERFORMANCE MEASUREMENT COMPARISON

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   NASDAQ STOCK                NASDAQ

            (SIC 7300-7399 US Companies)      Stock Market
                       Business Services    (US Companies)   Go2Net, Inc.
9/30/93                          $43.802           $60.758
10/29/93                         $44.641           $62.123
11/30/93                         $44.625           $60.272
12/31/93                         $44.375           $61.952
1/31/94                          $46.770           $63.833
2/28/94                          $47.211           $63.237
3/31/94                          $45.013           $59.349
4/29/94                          $44.975           $58.578
5/31/94                          $46.940           $58.722
6/30/94                          $44.179           $56.574
7/29/94                          $44.430           $57.735
8/31/94                          $49.085           $61.416
9/30/94                          $49.109           $61.259
10/31/94                         $53.926           $62.463
11/30/94                         $53.161           $60.391
12/30/94                         $53.747           $60.560
1/31/95                          $52.709           $60.905
2/28/95                          $56.653           $64.126
3/31/95                          $60.553           $66.028
4/28/95                          $63.455           $68.108
5/31/95                          $64.325           $69.865
6/30/95                          $71.100           $75.527
7/31/95                          $75.410           $81.079
8/31/95                          $75.428           $82.723
9/29/95                          $77.451           $84.624
10/31/95                         $81.323           $84.136
11/30/95                         $82.101           $86.111
12/29/95                         $81.444           $85.653
1/31/96                          $81.076           $86.074
2/29/96                          $85.931           $89.350
3/29/96                          $86.124           $89.644
4/30/96                          $96.202           $97.080
5/31/96                          $99.447          $101.538
6/28/96                          $96.243           $96.960
7/31/96                          $86.806           $88.314
8/30/96                          $89.258           $93.262
9/30/96                          $98.943          $100.395
10/31/96                         $96.770           $99.286
11/29/96                        $103.099          $105.423
12/31/96                        $101.836          $105.328
1/31/97                         $110.450          $112.814
2/28/97                         $101.337          $106.574
3/31/97                          $93.328           $99.615
4/23/97                         $100.000          $100.000       $100.000
4/30/97                         $104.223          $102.729       $108.228
5/30/97                         $116.243          $114.372        $82.278
6/30/97                         $118.831          $117.875        $62.025
7/31/97                         $130.700          $130.316        $68.354
8/29/97                         $127.315          $130.117        $68.354
9/30/97                         $129.736          $137.807        $89.873
10/31/97                        $126.862          $130.673        $81.013
11/28/97                        $129.868          $131.326        $72.152
12/31/97                        $122.473          $129.220        $69.620
1/30/98                         $131.442          $133.296        $98.734
2/27/98                         $149.034          $145.811       $165.190
3/31/98                         $161.440          $151.196       $172.152
4/30/98                         $163.105          $153.763       $273.418
5/29/98                         $151.606          $145.324       $250.633
6/30/98                         $179.854          $155.574       $298.734
7/31/98                         $173.755          $153.931       $273.418
8/31/98                         $141.267          $123.751       $224.051
9/30/98                         $169.317          $140.843       $151.899

                  TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    Under regulations adopted by the Commission, any proposal submitted for inclusion in the Company's Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2000 must be received at the Company's principal executive offices in Seattle, Washington on or before September 20, 1999. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusions.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 and the Company's Current Reports on Form 8-K filed January 12, 1999 and April 12, 1999, each of which has been filed with the Commission, are incorporated by reference in this Proxy Statement except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the Special Meeting will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    Statements contained in this Proxy Statement as to the contents of any contract or other document that is included as (or as part of) an Exhibit to this Proxy Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document included as an Exhibit to this Proxy Statement.

    The information contained in this Proxy Statement with respect to the business of Vulcan and the persons presently contemplated to be designated by Vulcan to serve as directors of the Company has been supplied by Vulcan.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ANY AND ALL OF THE DOCUMENTS (EXCLUDING CERTAIN EXHIBITS) RELATING TO THE COMPANY THAT HAVE BEEN OR WILL BE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SUCH REQUESTS FOR THE DOCUMENTS SHOULD BE DIRECTED TO CORPORATE SECRETARY, GO2NET, INC., 999 THIRD AVENUE, SUITE 4700, SEATTLE, WASHINGTON 98104, (206) 447-1545.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Ernst & Young LLP, independent auditors, are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          ETHAN CALDWELL
                                          SECRETARY

May __, 1999

                                   EXHIBIT A

                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                                  GO2NET, INC.

                                      AND

                          VULCAN VENTURES INCORPORATED

                                 MARCH 15, 1999

                            STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT is made as of March 15, 1999 between GO2NET, INC. (the "COMPANY"), a corporation organized under the laws of the State of Delaware, and VULCAN VENTURES INCORPORATED, a corporation organized under the laws of the State of Washington ("PURCHASER").

    WHEREAS, the Company wishes to sell to Purchaser 300,000 shares of the Company's Series A Convertible Preferred Stock, $.01 par value (the "SERIES A PREFERRED STOCK"), on the terms and conditions hereinafter provided;

    WHEREAS, as an inducement to Purchaser to enter into this Agreement, certain executive officers and directors of the Company (the "MANAGEMENT STOCKHOLDERS") have entered into agreements with Purchaser (the "MANAGEMENT AGREEMENTS") pursuant to which, among other things (i) each Management Stockholder has agreed to sell to Purchaser, and Purchaser has agreed to purchase from him, certain of his shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK") (including certain shares of Common Stock issuable pursuant to the exercise of vested stock options) aggregating a total of 1,403,312 shares of Common Stock under all the Management Agreements taken together, at $90 per share, and (ii) each Management Stockholder has agreed to vote all of his shares of Common Stock in favor of the issuance to Purchaser of the Series A Preferred Stock to be issued at the Second Closing (as defined below), in each case upon the terms and subject to the conditions set forth therein; and

    WHEREAS, Purchaser will commence, within five (5) business days of the date hereof, at a price of $90 per share net to the seller in cash, a tender offer (the "OFFER") for up to 3,596,688 shares of Common Stock (the "OFFER SHARES"), which shares, together with the maximum number of shares of Series A Preferred Stock that may be purchased by Purchaser under this Agreement, would equal at least 51% of the outstanding shares of Common Stock (assuming conversion into Common Stock, at the initial conversion rate, of all such shares of Series A Preferred Stock).

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Company and Purchaser agree as follows:

1. PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, (a) at the First Closing (as defined below), 167,507 shares (the "FIRST ISSUANCE SHARES") of Series A Preferred Stock, and (b) at the Second Closing (as defined below), an additional 132,493 shares of Series A Preferred Stock (the "SECOND ISSUANCE SHARES," and collectively with the First Issuance Shares, the "SHARES"), in each case for a purchase price of One Thousand Dollars ($1,000) per share. The Series A Preferred Stock shall have the terms designated in the Certificate of Designation of Series A Convertible Preferred Stock attached hereto as EXHIBIT A (the "CERTIFICATE OF DESIGNATION").

2.  CLOSING; DELIVERIES.

    2.1. FIRST CLOSING. The closing of the purchase and sale of the First Issuance Shares (the "FIRST CLOSING") shall occur at the offices of Irell &
Manella LLP ("I&M"), 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, concurrently with the execution of this Agreement. At the First Closing, the Company shall deliver to Purchaser one or more stock certificates evidencing the First Issuance Shares registered in the name of Purchaser and Purchaser shall pay to the Company the purchase price for the First Issuance Shares $25,000 by check or wire transfer and the balance in the form of a promissory note in the form of EXHIBIT B hereto. At the First Closing, the parties will also duly execute and deliver the Registration Rights Agreement in the form of EXHIBIT C hereto (the "REGISTRATION RIGHTS AGREEMENT") and the Purchaser shall receive an opinion from Hutchins, Wheeler & Dittmar as to certain matters. The date on which the First Closing occurs is hereinafter referred to as the "FIRST CLOSING DATE." The First Closing shall occur prior to any public announcement of the tender offer contemplated hereby.

    2.2. SECOND CLOSING. The closing of the purchase and sale of the Second Issuance Shares (the "SECOND CLOSING") shall occur at the offices of I&M as soon as practicable (but not more than three (3) business days) after the satisfaction or waiver of all of the conditions to the Second Closing set forth herein, or at such other place and time as the Company and Purchaser may agree. At the Second Closing, the Company shall deliver to Purchaser one or more stock certificates evidencing the Second Issuance Shares registered in the name of Purchaser and Purchaser shall pay to the Company the purchase price for the Second Issuance Shares by check or wire transfer. The date on which the Second Closing occurs is hereinafter referred to as the "SECOND CLOSING DATE."

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows (it being agreed that for purposes of the representations and warranties set forth in this Section 3, the term the "Company" shall be deemed to refer to the Company and each of its subsidiaries on a consolidated basis, except where the context reasonably indicates otherwise):

    3.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to conduct its business as currently conducted and to enter into and to carry out and perform its obligations under the Transaction Documents. For purposes of this Agreement, "TRANSACTION DOCUMENTS" shall mean (a) this Agreement, (b) the Registration Rights Agreement, and (c) the Certificate of Designation. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any adverse effect following the date of this Agreement that the Company shall have demonstrated is substantially attributable to (i) the transactions contemplated by this Agreement or the announcement of the transactions contemplated by this Agreement or (ii) any material economic downturn in the Internet industry generally or any material national economic downturn (a "MATERIAL ADVERSE EFFECT").

    3.2. AUTHORIZED CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Common
Stock, and (b) 1,000,000 shares of Preferred Stock, $.01 par value per share, 300,000 shares of which are designated as Series A Preferred Stock. As of March 11, 1999, there were 12,732,545 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved for issuance upon conversion of the Series A Preferred Stock 4,537,891 shares of Common Stock. The Company has reserved for issuance upon exercise of options granted under its 1996 Stock Option Plan ("COMPANY OPTION PLAN") and outside such plan an aggregate of 5,182,293 shares of Common Stock. The Company's Board of Directors has authorized an increase in the number of shares of Common Stock reserved for issuance under the Company Option Plan from 5,000,000 to 8,000,000 shares of Common Stock, subject to stockholder approval. The Company also assumed the outstanding options under the former Silicon Investor and Web21 stock option plans (the "ASSUMED OPTION PLANS"), the shares under which are in addition to the shares available under the Company Option Plan. An aggregate of 121,944 shares of Common Stock are reserved for issuance upon exercise of options pursuant to the Assumed Option Plans. As of March 11, 1999, there were not outstanding or existing any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities exercisable for or convertible into shares of its capital stock, except for options to purchase an aggregate of 5,304,237 shares of Common Stock outstanding under the Company Option Plan and the Assumed Option Plans.

    3.3. SUBSIDIARIES. Except as set forth in Schedule 3.3, the Company (a) owns no equity securities of any other corporation, limited partnership or similar entity, and (b) is not a participant in any joint venture, partnership or similar arrangement.

    3.4.     DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT; NO
    CONFLICT.

            3.4.1. Subject only to approval of the issuance and sale to Purchaser of the Second Issuance Shares by the holders of the Common Stock, the execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors has approved the Certificate of Designation. This Agreement has been, and when executed and delivered at the First Closing or the Second Closing (as the case may be) the other Transaction Documents will be, duly executed and delivered by the Company and constitutes, or when executed and delivered at the First Closing or the Second Closing (as the case may be) will constitute, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            3.4.2. The execution, delivery and, subject to obtaining the consents set forth in SCHEDULE 3.4, performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby will not, except in each case where the effect of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or give rise to a right to terminate any agreement, license, indenture, undertaking or other instrument to which the Company is a party or by which it or any of its assets may be bound or affected,
(ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government to which the Company is subject, (iii) violate any provision of the Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") or By-Laws of the Company, or
(iv) result in the creation or imposition of (or the obligation to create or impose) any liens, mortgages, pledges, charges, claims or other encumbrances (collectively, "LIENS") on any of the Company's properties.

    3.5. STATE TAKEOVER STATUTES. The Board, at a meeting duly called (or for which notice was duly waived by all directors of the Company) and held on March 14, 1999, has unanimously approved the terms of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation the sale and issuance to Purchaser of the Shares pursuant to this Agreement, and Purchaser's acquisition of shares of Common Stock pursuant to the Management Agreements and the Offer) and such approval constitutes approval of such transactions by the Board under the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") and Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA"), and constitutes all actions necessary to ensure that the restrictions contained in Section 203 of the DGCL and Chapter 23B.19 of the WBCA will not apply to Purchaser in connection with or following such transactions. To its knowledge, no other state takeover statute is applicable to the transactions contemplated by this Agreement and the other Transaction Documents.

    3.6.     ISSUANCE, SALE AND DELIVERY OF THE SHARES.

            3.6.1. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any Liens, other than restrictions on transfer under state and/or federal securities laws. The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. Upon the filing with the Delaware Secretary of State and effectiveness of the Certificate of Designation, the rights, privileges and preferences of the Series A Preferred Stock set forth in the Certificate of Designation will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            3.6.2. The shares of Common Stock that are issuable upon conversion of the Series A Preferred, when so issued, will be validly issued, fully paid and nonassessable, and will be free of any Liens, other than restrictions on transfer under state and/or federal securities laws. Issuance of such shares of Common Stock is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

    3.7. GOVERNMENTAL CONSENT. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the
Company is required for the execution and delivery of the Transaction Documents or the sale of the Shares to Purchaser pursuant to this Agreement, except for the filing of the Certificate of Designation and, to the extent applicable, the required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration or early termination of the waiting period thereunder.

    3.8.     SEC REPORTS; FINANCIAL STATEMENTS.

            3.8.1. The Company has filed all forms, reports and documents (except for employment agreements with certain executive officers of the Company, copies of which have been provided to Purchaser (the "EXECUTIVE EMPLOYMENT AGREEMENTS")) required to be filed by it with the Securities and Exchange Commission (the "SEC") since and including the filing date of the Registration Statement with respect to the Company's initial public offering (the "SEC REPORTS"). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            3.8.2. Each of the financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports (the "FINANCIAL STATEMENTS"), was prepared in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnotes thereto and to normal and recurring year-end adjustments which were not and are not expected to be material in amount) and each fairly presented the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto) in all material respects.

            3.8.3. Except as set forth in SCHEDULE 3.8 hereto, to the Company's knowledge, the Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) other than (a) liabilities and obligations reflected on the unaudited balance sheet of the Company as of December 31, 1998 contained in the Financial Statements (the "UNAUDITED BALANCE SHEET"), and (b) liabilities or obligations incurred since December 31, 1998 in the ordinary course of business consistent with past practice or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.9.     PROXY STATEMENT; OFFER DOCUMENTS.  The Proxy Statement described in
    Section 5.3, including any amendments or supplements thereto, shall not, at the time filed with the SEC, as of the date mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither the Schedule 14D-9 (as defined in Section 7.8), nor any of the information supplied by the Company for inclusion in the Offer Documents (as defined in Section 7.7), shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Purchaser specifically for use in the Proxy Statement or the Schedule 14D-9. The Proxy Statement and the Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.10. ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.10 hereto, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, any director or officer of the Company or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.10 hereto, neither the Company nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

    3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ending September
30, 1998, the Quarterly Report on Form 10-Q for the period ending December 31, 1998 or in SCHEDULE 3.11, or as specifically contemplated by this Agreement, since September 30, 1998 there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (iv) except for normal increases in the ordinary course of business and except for the execution of amended and restated employment agreements entered into with certain executive officers (copies of which have been provided to Purchaser), any increases by the Company in the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer or director, grants by the Company of any severance or termination pay, execution by the Company of any contract to make or grant any severance or termination pay, or payments by the Company of any bonus, in each case with respect to any such executive officer or director, other than pursuant to preexisting agreements or arrangements; or (v) entry into any commitment or transaction material to the Company (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

    3.12. COMPLIANCE WITH LAWS; PERMITS. The Company has at all times complied, and it currently in compliance, with all applicable statutes, rules, regulations and orders of the United States or any state in which the Company is engaged in business and has obtained all required licenses, permits and other approvals of any governmental authority, except where a failure to comply or obtain such approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.13. MATERIAL CONTRACTS. Each of the contracts required to be filed as material contracts as exhibits to the SEC Reports (the "MATERIAL CONTRACTS")
(including all amendments, modifications and waivers) (a) except for the Executive Employment Agreements, has been filed with the SEC, (b) has been duly authorized, executed and delivered by the parties thereto, (c) remains in full force and effect to the extent of its terms without any amendment, modification or waiver not reflected in the Material Contracts, (d) is binding on the parties thereto in accordance with and to the extent of its terms and applicable laws, and (e) is not subject to, and the Company has not received any written notice threatening or declaring, termination as a result of any alleged uncured breach or default. The Company has performed all material obligations required to be performed by it to date under each Material Contract, and the Company is not in material breach or default under any Material Contract. To the Company's knowledge, without a specific review having been conducted by the Company, no other party to any Material Contract is in material breach or default thereunder or in material violation thereof, and no condition exists that with notice or lapse of time or both would constitute a material violation thereof or a material default thereunder.

    3.14.    INTELLECTUAL PROPERTY RIGHTS.

            3.14.1. The Company owns or has licenses to use registered copyrights, copyright registration and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, Internet domain names and other intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are sufficient to carry on the business of the Company as presently conducted, except where a failure to own or license Intellectual Property Rights could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            3.14.2. To the Company's knowledge, the operation of the business of the Company does not, and except as identified on SCHEDULE 3.14, the Company has not received any notice from any person claiming that the business of the Company does infringe or misappropriate the Intellectual Property Rights of any person, violate any export control law or regulation, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under any applicable laws.

            3.14.3. Except as set forth on SCHEDULE 3.14, to the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property Rights owned or licensed by the Company or engaging in other conduct that may diminish or undermine such Intellectual Property Rights, such as the disclosure of Company confidential information, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            3.14.4. The Company has taken all reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company subject to a duty of confidentiality. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its executive officers and research and development personnel to execute proprietary information, confidentiality and invention and copyright assignment agreements, and all such individuals have executed such an agreement.

    3.15. CERTAIN MATTERS REGARDING EMPLOYEES. To the best knowledge of the Company, no officer or key employee of the Company is subject to any contract, agreement, undertaking, commitment or instrument (including any no hire or non-competition agreements) which would impair his or her ability to perform the services on behalf of Company contemplated to be performed by such officers or key employee.

    3.16.    TAX MATTERS.

            3.16.1. The Company (i) has timely filed all material Tax Returns required to be filed by it as of the date hereof, (ii) has used its commercially reasonable efforts to maintain all required records with respect to any liability for Taxes for taxable years with respect to which the statute of limitations has not yet expired, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement, and (iii) has timely paid, or has made appropriate provision on its balance sheet (in accordance with GAAP) for, all Taxes due or claimed to be due from it by any Governmental Body with respect to any liability for Taxes except where such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. All Tax Returns described in clause (i) are true, correct and complete in all material respects. With respect to periods commencing on or after September 30, 1996, the Company has not incurred any liability for Taxes which could reasonably be expected to have a Material Adverse Effect other than (i) as set forth on
SCHEDULE 3.16, (ii) as reflected on the audited balance sheet of the Company as of September 30, 1998 contained in the Financial Statements (the "AUDITED BALANCE SHEET") or the Unaudited Balance Sheet, or (iii) federal and state income taxes payable on the Company's income after December 31, 1998. There are no material Liens with respect to Taxes upon any of the Company's properties or assets, except for current Taxes not yet due.

            3.16.2. Except as set forth in Schedule 3.16, to the Company's knowledge, none of the Tax Returns of the Company have been or is currently being audited or examined by the Internal Revenue Service (the "IRS"). Except to the extent reserved for in the Audited Balance Sheet, no material issue of which the Company has received notice has been raised by a Governmental Body in any audit or examination which reasonably could be expected to result in a proposed deficiency, penalty or interest for any other period, which could reasonably be expected to have a Material Adverse Effect on the Company.

            3.16.3. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company.

            3.16.4. The Company is not involved in or subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal, state, local or foreign income tax purposes.

            3.16.5. All material elections with respect to Taxes affecting the Company as of the date hereof are set forth in SCHEDULE 3.16. No consent to the application of section 341(f)(2) of the Code (as defined below) has been filed with respect to any property or assets held, acquired, or to be acquired by the Company.

            3.16.6. There are no tax sharing agreements or similar arrangements with respect to or involving the Company.

            3.16.7. The Company was not included and is not includible in any consolidated or unitary Tax Return with any corporation other than such a return of which the Company is the common parent corporation.

            3.16.8. The Company has not agreed to and is not required to make any material adjustment under section 481(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

            3.16.9. "TAX" or "TAXES", as the context may require, include: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg.
Section 1.1502-6 or comparable provisions of any Governmental Body in respect of a consolidated or combined return.

            3.16.10. "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

    3.17. TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company has good and marketable title to all of its material owned properties and assets and such properties and assets are not subject to any Liens, except for (a) Liens under the line of credit between the Company and Imperial Bank, (b) immaterial Liens which arise in the ordinary course of business (including without limitation Liens from current taxes not yet due and payable), and (c) Liens which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company or its material properties. All material leases, subleases, conditional sale contracts and other agreements pursuant to which the Company leases or otherwise uses real or personal property (collectively, "LEASES") are in good standing and are valid and effective in accordance with their respective terms. The Company has performed its obligations in all material respects to date under all such Leases.

    3.18. EMPLOYEE BENEFIT PLANS. Except as listed in SCHEDULE 3.18 or as described in the SEC Reports or as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company does not maintain, sponsor, or contribute to any program or arrangement that is an "employee welfare benefit plan," as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar employment, severance or other arrangement or policy of the Company (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or for deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits (a "PLAN"). Neither the Company nor or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, any "pension plan" within the meaning of Section 3(2) of ERISA, or any "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "PENSION PLAN"). Each Plan which is subject to ERISA is in substantial compliance with ERISA. None of the Plans provides or provided post-retirement medical or health benefits. None of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company is not and never has been a party to any collective bargaining agreement. Except as disclosed in the SEC Reports, the Company has not announced or otherwise made any commitment to create or amend any Plan, and neither the Company nor any ERISA Affiliate has announced or otherwise made any commitment to create or begin contributing to any Pension Plan. All contributions required to be made under the terms of each Plan have been timely made. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, has complied in all material respects. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements. Except as provided in Section 5.4(e), the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Company to any Plan, or any present or former employee of the Company, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) except as otherwise expressly contemplated by this Agreement, accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, stockholder, contractor, or consultant of the Company.

    3.19. YEAR 2000 COMPLIANCE. The Company has completed its assessment of all current versions (including products and services currently operating or under development) of its information technology systems (including systems utilized in the operation of its Internet sites) and believes they are year 2000 compliant. The Company has made appropriate inquiries of its key vendors and suppliers and has been assured that such persons have also taken appropriate actions to assure that there shall be no material adverse change to its business and electronic systems related to year 2000 issues. Based upon the information provided to the Company and its own internal assessment, the Company does not believe that its year 2000 issues will have a Material Adverse Effect on the Company.

    3.20. FAIRNESS OPINION. The Company has received the opinion of Broadview International LLC (the "COMPANY FINANCIAL ADVISOR") that the transactions contemplated hereby, including the issuance of the Class A Preferred Stock [and the acquisition by Purchaser of shares of Common Stock pursuant to the Offer,] are fair to the Company's stockholders from a financial point of view.

    3.21. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents other than the Company Financial Advisor.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

    4.1. ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power and authority to conduct its business as currently conducted and to enter into and to carry out and perform its obligations under the Transaction Documents.

    4.2. DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and when executed and delivered at the First Closing or the Second Closing (as the case may be) the other Transaction Documents will be, duly executed and delivered by Purchaser and constitutes, or when executed and delivered at the First Closing or the Second Closing (as the case may be) will constitute, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

    4.3.     EVALUATION; PURCHASE FOR INVESTMENT, ILLIQUID
    INVESTMENT. Purchaser has been furnished any and all materials relating to the Company and its Affiliates (as defined below) and the offering of the Shares that Purchaser has requested and Purchaser has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information. Purchaser is a sophisticated investor capable of evaluating the merits and risks of the purchase of the Shares. Purchaser is purchasing the Shares for its own account as principal, for investment and not with a view to the resale or distribution of all or any part thereof. Purchaser recognizes that the Shares being purchased pursuant to this Agreement have not been registered under applicable Federal or State securities laws, and that such Shares are being offered and sold in reliance upon the exemptions from registration provided in the Securities Act and applicable exemptions under State securities laws. Purchaser is an accredited investor (as that term is defined in Regulation D under the Securities Act) and has the economic ability to maintain its investment in such Shares for an indefinite period of time. For purposes of this Agreement, "AFFILIATE" shall have the meaning set forth in Rule 501(d) under the Securities Act.

    4.4. PROXY STATEMENT; OFFER DOCUMENTS. All information included in the Proxy Statement (as defined in Section 5.3) furnished by Purchaser will not, at the date of mailing of the Proxy Statement to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. Neither the Offer Documents (as defined in Section 7.7) nor any of the information supplied by Purchaser for inclusion in the Schedule 14D-9 shall, at the respective times such Offer Documents and Schedule 14D-9 are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in the Offer Documents. The Schedule 14D-1 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

    4.5. FINDERS' FEES. Except for NationsBanc Montgomery Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents.

    4.6. FINANCIAL CONDITION. As of the date hereof, Purchaser has sufficient resources to fulfill its financial obligations under this
Agreement and the transactions contemplated hereby.

    4.7. CABLE SUBSCRIBERS. As of the date hereof, Purchaser controls, directly or indirectly, cable television companies which have an aggregate number of subscribers of not less than 2,000,000.

    4.8. OWNERSHIP. As of the date hereof, Purchaser and its Affiliates are the record and beneficial owner of not more than 40,000 shares of Common
Stock in the aggregate.

    4.9. INTERESTED STOCKHOLDER. In each case within the meaning of Section 203 of the Delaware General Corporation Law:

            (a) at no time since immediately prior to the time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has Purchaser or any "affiliate" or "associate" of Purchaser "owned" fifteen percent (15%) or more of the Company's "voting stock"; and

            (b) there are no facts known to Purchaser or any "affiliate" or "associate" of Purchaser, that have not been disclosed to the Company that relate to whether Purchaser or any "affiliate" or "associate" of Purchaser, directly or indirectly, through one or more intermediaries, "controls" or "controlled" or is or was "controlled by" or is or was "under common control with" the Company.

    4.10. ACQUIRING PERSON. At no time since immediately prior to the time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has Purchaser or any group of which Purchaser is a part become an "acquiring person" under Section 23B.19 of the Washington Business Corporation Act.

5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees with Purchaser as follows:

    5.1. ACCESS. At all times through the Second Closing, the Company will permit Purchaser and its authorized representatives, at reasonable times during ordinary business hours and upon reasonable advance notice, access to all of the books, records, personnel and properties of the Company and its subsidiaries for the purpose of verifying the accuracy of the Company's representations and warranties contained herein and the satisfaction of Purchaser's conditions to the Second Closing and the Offer contained in Section
8.1 and Annex A, respectively.

    5.2. STOCKHOLDERS MEETING. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the issuance and sale to Purchaser of the Second Issuance Shares and the acquisition of Common Stock pursuant to the Management Agreements and the election of directors pursuant to this Agreement (the "STOCKHOLDERS MEETING"). The proxy materials relating to such meeting shall (i) contain the recommendation of the Board that the stockholders approve the issuance and sale to Purchaser of the Second Issuance Shares pursuant to this Agreement and Purchaser's acquisition of Common Stock pursuant to the Management Agreement (collectively, the "PURCHASER ACQUISITIONS"), and
(ii) state that the Company is neutral with respect to or recommends the Offer.

    5.3. PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a
Proxy Statement in connection with the transactions contemplated hereby (the "PROXY STATEMENT"), and the Company shall respond promptly to any comments of the SEC or its staff with respect thereto. The Company will afford Purchaser a reasonable opportunity to review and comment on the proposed form of Proxy Statement prior to its filing with the SEC. Purchaser shall promptly furnish to the Company all information concerning Purchaser and its stockholders as may be required or reasonably requested in connection with any action contemplated by this Section 5.3. The Company shall (a) notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and (b) supply Purchaser with copies of all correspondence with the SEC or its staff with respect to the Proxy Statement. Whenever any event occurs that should be set forth in an amendment or supplement to the Proxy Statement, Purchaser or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the SEC or its staff, and, if appropriate, mailing to stockholders of the Company, such amendment or supplement.

    5.4. CONDUCT OF BUSINESS. From the date hereof through the Second Closing, the Company shall and shall cause each of its subsidiaries to, except as contemplated by this Agreement, or as consented to by Purchaser in writing, operate its businesses in the ordinary course of business and in accordance with past practice and not take any action inconsistent with this Agreement or with the consummation of the Second Closing. Without limiting the generality of the foregoing, the Company shall not and shall cause each of its subsidiaries not to, except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

            (a) change or amend the Certificate of Incorporation or By-Laws of the Company;

            (b) enter into, extend, materially modify, terminate or renew any Material Contract, except in the ordinary course of business;

            (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any assets, or any interests therein, except in the ordinary course of business;

            (d) make new commitments for capital expenditures in excess of $2,000,000 in any one quarter;

            (e) take any action with respect to the grant of any bonus, severance or termination pay or with respect to any increase of benefits payable (including the grant of stock options) under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or benefits of any executive officer except in the ordinary course of business consistent with past practice or pay any benefit not required by any existing employee benefit plan or policy (except that the Company shall not be permitted to grant stock options or accelerate the vesting of stock options except as permitted by the following proviso); PROVIDED, HOWEVER, that the Company shall be permitted (i) to accelerate, effective on the Second Closing, the vesting of up to 35% of the unvested portion (determined as of the Second Closing) of the shares issuable upon exercise of all outstanding options; provided that (a) the Company accelerates the vesting of the options that would otherwise vest closest in time to the date of the Second Closing and (b) the Company receives written waivers prior to any such acceleration from any officer or employee (including the Company's Chief Executive Officer, President and Chief Operating Officer) of any right they may have under any agreement or arrangement with the Company which would otherwise require that, as a result of such acceleration, a greater percentage of their unvested options be accelerated than the percentage of options that the Company proposes to accelerate for other employees generally, (ii) grant options to bona fide new employees hired after the date hereof (provided that the Company shall consult with Purchaser regarding the hiring or appointment of any executive officer of the Company who would have the title of Vice President or higher) in the ordinary course of business, but in no event covering more than the number of shares of Common Stock set forth in SCHEDULE 5.3(E) hereto for the position of such new employee, (iii) grant options covering up to 5,000 shares of Common Stock to an employee as part of his or her normal review, (iv) adopt the 1999 Employee Stock Purchase Plan as described in the Proxy Statement for the annual meeting of Stockholders dated February 22, 1999, (v) to pay to and hold harmless its officers, on an after-tax basis, for any excise taxes (including any "gross-up" payments) in an aggregate amount not to exceed $3,000,000 incurred by them in connection with the acceleration of options under (i) above (which amount the Company represents is based on the stock price of the Company's Common Stock as of March 12, 1999, and which amount the parties understand may increase due to increases in the Common Stock price), so long as such payments are not made prior to the time such tax payments are actually due; and (vi) the Company will be permitted to enter into severance agreements with certain key employees (not to exceed 10 persons) providing for six months severance and the acceleration of all options currently held by such a key employee in the event of a termination of such key employee's employment by the Company "without cause" or by the employee for "good reason" (as such terms are defined in the Company's currently existing employment agreements with its executive officers);

            (f) make any change in the key management structure, including, without limitation, the hiring of additional executive officers or the termination of existing executive officers;

            (g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof; PROVIDED, HOWEVER, that the Company shall be permitted to consummate any such transaction involving the payment by the Company of cash or the issuance by the Company of shares of Common Stock with an aggregate value per transaction not to exceed $10,000,000 and on an aggregate basis not to exceed $100,000,000;

            (h) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than a split of the Common Stock or a dividend payable in shares of Common Stock pro rata to all holders of the Common Stock;

            (i) fail to comply in all material respects with all legal requirements applicable to it, its assets and its business;

            (j) intentionally do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect;

            (k) issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock, other than the following: (i) issuance of shares in connection with the consummation of a Superior Proposal (as defined in Section 5.5.2) or in connection with stock issuances permitted under Section 5.4(g) (subject to the provisions of Section 5.6), (ii) issuance of shares by employees, consultants and directors of the Company pursuant to stock options existing as of the date hereof and those permitted to be granted by Section 5.4(e) above, (iii) repurchases of shares from employees or consultants in connection with the termination of their employment or consultancy with the Company, and (iv) the issuance of up to an aggregate of $10,000,000 in value of shares of the Company's capital stock (subject to the provisions of Section 5.6);

            (l) fail to use its reasonable best efforts to (i) retain its key employees and (ii) maintain existing relationships with material suppliers, customers and others having business dealings with it and (iii) otherwise preserve the goodwill of its business so that such relationships and goodwill will be preserved on and after the Second Closing Date; or

            (m) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.4.

    5.5.     NO SOLICITATION.

            5.5.1. Subject to Section 5.5.3 the Company shall not, and the Company shall cause its Affiliates and the respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents (collectively, "REPRESENTATIVES") of the Company and its Affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in negotiations or discussions relating to, or provide any information to any person concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Transaction Proposal (as defined below), or any inquiry with respect thereto, or agree to approve or recommend any Transaction Proposal. The Company shall, and shall cause its Affiliates and the respective Representatives of the Company and its Affiliates to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing.

            5.5.2. For purposes of this Agreement, "TRANSACTION PROPOSAL" shall mean any proposal (other than any proposal by Purchaser or its Affiliates) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or a subsidiary of the Company (other than a merger involving a newly-formed subsidiary of the Company in order to effect an acquisition permitted under Section 5.4(g)); (ii) any sale, lease, exchange, transfer or other disposition of more than twenty percent (20%) of the assets of the Company or any subsidiary of the Company; (iii) any acquisition of a substantial equity interest in the Company or any equity interest in any of its subsidiaries (with "substantial equity interest" meaning (a) in the case of an institutional investor acquiring such interest for investment purposes only, equity interests representing at least 20% of the Company's outstanding capital stock (by voting power or otherwise) prior to such investment and (b) in any other case, at least 10% of the Company's outstanding capital stock (by voting power or otherwise) prior to such investment); (iv) any offer to purchase (whether from the Company or otherwise), tender offer, exchange offer or similar transaction involving the capital stock of the Company or any subsidiary of the Company; and (v) a liquidation or dissolution of the Company.

            5.5.3.   Notwithstanding anything to the contrary contained in this
Section 5.5 or elsewhere in this Agreement, the Company may, in response to an unsolicited bona fide Transaction Proposal from an unaffiliated third party, participate in discussions or negotiations with or furnish information to the third party making such Transaction Proposal, if all of the following events have occurred: (a) such third party has made a written proposal to the Board of Directors of the Company to consummate a Transaction Proposal which proposal identifies a price to be paid for the capital stock or assets of the Company that the Board has determined, after consultation with the investment bankers for the Company, if such transaction is consummated, would be financially more favorable than the Offer (assuming for these purposes that the Offer is for 5,000,000 shares of Common Stock) to the stockholders of the Company (a "SUPERIOR PROPOSAL"); (b) the Board has determined, after consultation with the Company's investment bankers, that such third party is financially capable of consummating such Superior Proposal and that such Superior Proposal is at least as likely to be consummated, and is not subject to materially greater conditions, than the transactions contemplated by this Agreement; (c) the Board shall have determined, after consultation with its outside legal counsel, that the failure to participate in discussions or negotiations with or furnish information to such third party would result in a substantial risk of liability for a breach of the fiduciary duties of the members of such Board under applicable Delaware law; and (d) Purchaser shall have been notified in writing of such Transaction Proposal, including its principal financial and other material terms and conditions, including the identity of the person and its Affiliates (if relevant) making such Transaction Proposal.

Notwithstanding the foregoing, the Company shall not provide any non-public information to such third party unless (a) it has prior to the date thereof provided such information to Purchaser or its Representatives, and (b) it has provided such non-public information pursuant to a non-disclosure agreement with terms which are at least as restrictive as the nondisclosure agreement heretofore entered into between the Company and Purchaser. In addition to the foregoing, the Company shall not accept or enter into any agreement concerning a Superior Proposal nor issue any securities or agree to pay a termination or break-up fee in connection with a Superior Proposal for a period of not less than 36 hours after Purchaser's receipt of the notification in clause (d) of the preceding paragraph, and the Company will afford Purchaser an opportunity to discuss with the Company what, if any, response Purchaser may desire to make with to such Transaction Proposal. Upon the occurrence of all of the events in the preceding paragraph and this paragraph, the Company shall be entitled to (1) change its recommendations concerning the Purchaser Acquisitions, (2) accept such Superior Proposal, and (3) enter into an agreement with such third party concerning a Superior Proposal provided that the Company shall immediately make payment in full to Purchaser of the cash fee provided for in Section 10.2. Company will promptly communicate to Purchaser the principal terms of any proposal or inquiry, including the identity of the person and its Affiliates making the same, that it may receive in respect of any such Transaction Proposal, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it regarding a Transaction Proposal.

            5.5.4.   Notwithstanding anything to the contrary contained in this
Section 5.4.3 or elsewhere in the Agreement, at any time after the date hereof, the Company may file with the Commission a Current Report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreement as an exhibit to such Report.

    5.6.     ADDITIONAL ISSUANCES.

            5.6.1. At any time after the date hereof, so long as Purchaser (together with its Affiliates) holds of record or beneficially owns at least fifteen percent (15%) of the outstanding Common Stock of the Company (measured as of the date of this Agreement if the Additional Issuance is prior to the Second Closing and measured as of the date of the Additional Issuance if occurring after the Second Closing) (the "MINIMUM PERCENTAGE") (assuming conversion into Common Stock, at the conversion rate then in effect, of all shares of Series A Preferred Stock held of record or beneficially owned by Purchaser and its Affiliates), in the event the Company shall issue (an "ADDITIONAL ISSUANCE") any capital stock, including securities of any type that are, or may become, convertible into or exercisable or exchangeable for capital stock of the Company (the "ADDITIONAL SECURITIES"), Purchaser shall have the right to subscribe for and to purchase that number of Additional Securities such that Purchaser holds the same percentage of the Company's outstanding capital stock immediately prior to and immediately following the Additional Issuance (the "PRO RATA SHARE"); PROVIDED, HOWEVER, that this Section 5.6 shall not apply to shares issued:

                (a) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase, Company Option Plans, Assumed Option Plans or other option plans or arrangements approved by the Board;

                (b) pursuant to any options, warrants, conversion rights or other rights or agreements outstanding as of the date of this Agreement or pursuant to the conversion of the shares of Series A Preferred Stock contemplated to be issued pursuant to this Agreement;

                (c) in connection with any stock split, stock dividend or recapitalization by the Company;

                (d) pursuant to a Superior Proposal if this Agreement is terminated in connection therewith;

                (e) in any Additional Issuance that reduces the Purchaser's equity percentage by less than 10% of its holdings, so long as at the time of an Additional Issuance which either solely or considered together with prior Additional Issuances that reduced the Purchaser's equity percentage by less than 10% is an Additional Issuance of greater than 10%, the Purchaser has the right to purchase common stock in order to retain the percentage ownership it had at the time of the first Additional Issuance which did not exceed 10%; or

                (f) pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution, not to exceed 100,000 shares of Common Stock in the aggregate;

provided further, Purchaser's rights under this Section 5.6 shall terminate if the Second Closing is not consummated.

            5.6.2. If the Company proposes an Additional Issuance, the Company shall, at least five (5) business days prior to the proposed closing date of such issuance, give written notice to Purchaser and offer to sell to Purchaser its Pro Rata Share of the Additional Securities at the lowest price per share, and otherwise on the same terms and conditions (or, if the nature of the transaction involves an exchange of assets or securities which cannot be delivered by Purchaser, then for cash on the same economic terms), offered to other investors. Such notice shall describe the type of Additional Securities which the Company is offering to Purchaser, the price of the Additional Securities and the general terms upon which the Company will issue same. Purchaser shall have five (5) business days from the date of mailing of any such notice to agree to purchase its Pro Rata Share of such Additional Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Sale and issuance of the Additional Securities which Purchaser has elected to purchase shall be effected concurrently with the closing of the issuance of securities which gave rise to Purchaser's right to buy such securities, but only after compliance with all governmental regulations, including but not limited to the expiration or early termination of the applicable waiting periods under the HSR Act, if applicable.

            5.6.3. In the event that, at any time, the percentage of the outstanding Common Stock held of record or beneficially owned by Purchaser and its affiliates (assuming conversion into Common Stock, at the conversion rate then in effect, of all shares of Series A Preferred Stock held of record or beneficially owned by Purchaser and its affiliates) shall be decreased as a result of (i) any transfer by Purchaser or any of its affiliates to one or more transferees that are not affiliates of Purchaser of any Shares or other securities held of record or beneficially owned by Purchaser or its affiliates, or (ii) Purchaser's not purchasing the full amount of Additional Securities offered for purchase pursuant to this Section 5.6, a new percentage ownership level shall be established based on the percentage ownership of Purchaser and its affiliates in effect immediately following such transfer or Additional Issuance (the "REDUCED PERCENTAGE OWNERSHIP"), and thereafter the Company shall be required to offer to Purchaser only such number of Additional Securities pursuant to this Section 5.6 as would permit Purchaser to maintain the Reduced Percentage Ownership.

    5.7. TAG ALONG. From and after the Second Closing, Purchaser shall not consummate a Tag-Along Sale (as defined below) unless, in connection therewith, the buying parties in such Tag-Along Sale shall have agreed to make, as soon as practicable after the closing of the Tag-Along Sale, an offer to purchase from each other stockholder of the Company (by merger, tender offer or otherwise) an Equivalent Percentage (as defined below) of the shares of Common Stock held by such other stockholder (including, in the case of Company employees, shares of Common Stock purchasable upon exercise of vested employee stock options), on terms no less favorable than those received by Purchaser in the Tag-Along Sale. "TAG-ALONG SALE" shall mean a sale for cash by Purchaser, in a privately negotiated transaction (other than to an Affiliate of Purchaser (with a person or entity to be deemed to be an Affiliate of Purchaser for purposes of this Section 5.7, Section 7.9 and Section 12.4 only if the control relationship involves direct or indirect ownership of at least a majority of the outstanding voting interests of the applicable entity, it being understood that any entity that is majority owned (directly or indirectly) by a person or entity that directly or indirectly owns a majority of the outstanding voting interests of Purchaser shall be an Affiliate of Purchaser for these purposes)), in which
(a) Purchaser's sale price per share of Common Stock (assuming conversion into Common Stock of any Series A Preferred Stock included in the Tag-Along Sale) exceeds the average closing trading price of the Common Stock for the ten consecutive trading days prior to the date of announcement of the proposed Tag-Along Sale, and (b) the number of shares of Common Stock sold by Purchaser (assuming conversion into Common Stock of any Series A Preferred Stock included in the Tag-Along Sale) represents greater than twenty-five percent (25%) of the sum of (i) the total number of shares of Common Stock acquired by Purchaser pursuant to the Management Agreements and the Offer and (ii) the total number of shares of Common Stock underlying the shares of Series A Preferred Stock that is purchased by Purchaser in the First Closing and the Second Closing. "EQUIVALENT PERCENTAGE" shall mean the percentage the number of shares of Common Stock sold by Purchaser in the Tag-Along Sale bears to Purchaser's total holdings of Common Stock immediately prior to such sale (assuming conversion into Common Stock, prior to the Tag-Along Sale, of the Series A Preferred Stock).

6. COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees with the Company as follows:

    6.1. TRANSFER RESTRICTIONS. Purchaser agrees that it will not sell or otherwise transfer any Shares unless such sale or transfer is made under an effective Securities Act registration statement or pursuant to an available exemption from the registration requirements of the Securities Act and Purchaser shall have delivered to the Company an opinion of securities counsel to Purchaser, in form and substance reasonably satisfactory to the Company, to the forgoing effect. Each certificate representing any Shares shall contain a legend to the following effect:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS MADE UNDER AN EFFECTIVE SECURITIES ACT REGISTRATION STATEMENT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Notwithstanding the foregoing, certificates issued after the date hereof and representing Shares shall not contain the foregoing legend to the extent that Purchaser shall have delivered to the Company an opinion of securities counsel to Purchaser, in form and substance reasonably satisfactory to the Company, to the effect that the statements made in such legend are no longer relevant.

    6.2. DISTRIBUTION ARRANGEMENT. The Company and Purchaser acknowledge that an important consideration for the Company entering into this Agreement is the fact that the Purchaser, through its affiliated entities Marcus Cable and Charter Communications (the "Cable Companies"), operates cable systems that serve over 2 million cable subscribers and that such Cable Companies will provide an opportunity for the Company to establish a distribution or other relationship with them. Accordingly, after the consummation of the transactions contemplated by this Agreement, the Company shall promptly commence negotiations with the Cable Companies, and Purchaser shall cause the Cable Companies to commence such negotiations, with respect to the establishment of a distribution or other relationship to offer the Company's content to their subscribers. The parties will negotiate in good faith and use reasonable efforts to establish such distribution or other relationship, but neither Purchaser nor the Cable Companies, on the one hand, or the Company, on the other hand, shall have any legal obligation to the other if such a relationship is not established.

7.  ADDITIONAL COVENANTS OF THE PARTIES.

    7.1. CONDITIONS TO THE SECOND CLOSING. The Company and Purchaser agree to use their respective best efforts to ensure that the conditions set forth in Section 8 are satisfied, insofar as such matters are within their respective control.

    7.2.     BOARD COMPOSITION.

            7.2.1. Immediately upon expiration or early termination of the waiting period under the HSR Act applicable to the transactions contemplated hereby, Purchaser shall be entitled to designate two (2) directors to serve on the Board of Directors of the Company. The Company shall, as soon as practicable after such time, take all action necessary to cause such individuals to be appointed to the Board and to have at least one such individual on each committee of the Board, including either increasing the size of the Board or securing the resignations of incumbent directors or both.

            7.2.2. In connection with the Stockholders Meeting, the Company shall (i) set the size of its Board at five directors and (ii) nominate for election at the Stockholders Meeting a slate of director candidates reasonably acceptable to Purchaser, which shall include three candidates designated by Purchaser ("PURCHASER DESIGNEES"), the existing Chief Executive Officer (the "MANAGEMENT DESIGNEE") and one candidate selected by the Purchaser and the Company who shall not be an Affiliate or employee of either the Purchaser or the Company and shall otherwise constitute an "independent director" under the rules of the The Nasdaq Stock Market (the "OUTSIDE DESIGNEE"), and the Company shall, at such time, promptly take all action necessary to cause the Purchaser Designees, the Management Designee and the Outside Designee to be so elected, including either increasing the size of the Board or securing the resignations of incumbent directors or both. To the extent that Purchaser is otherwise permitted to vote in the election of directors at the Stockholders Meeting, Purchaser agrees to vote any shares of the Series A Preferred Stock or Common Stock it owns in favor of the election of the Outside Designee and the Management Designee at the Stockholders Meeting. To the extent that the Purchaser Designees and the Management Designee are elected as directors, the Company will use its reasonable best efforts to cause the number of Purchaser Designees and Management Designee, respectively, to constitute the same percentage as they represent on the Board of each committee of the Board. Nothing in this Section 7.2.2 shall be deemed to constitute an admission that any of the Purchaser Designees are not "independent directors" for purposes of the rules of The Nasdaq Stock Market. In connection with the Stockholders Meeting, Purchaser agrees to vote all shares of the Series A Preferred Stock and Common Stock owned by it in favor of the Purchaser Acquisitions.

            7.2.3. If the Company terminates the Second Issuance Agreements pursuant to Section 9.1.4, then to the extent that three Purchaser Designees have been elected to the Company's Board of Directors at the Stockholders Meeting, then Purchaser agrees to cause such number of Purchaser Designees to resign from the Company's Board of Directors so as to reflect a reallocation of board seats (based on a five-person Board of Directors) proportionate to Purchaser's economic interest in the Company, rounded down to the nearest whole number of directors; PROVIDED HOWEVER, that in no event shall Purchaser have fewer than two Purchaser Designees on the Company's Board of the Directors following such reallocation.

            7.2.4. At each annual or other meeting after the Stockholders Meeting at which the election of directors is considered, so long as Purchaser owns not less than one-half of the aggregate shares of Common Stock (including those issuable upon conversion of the Series A Preferred Stock) purchased in the Offer and in the First Closing, the Board of Directors of the Company, subject to its fiduciary duties, shall continue to nominate at least two representatives of Purchaser for election to the Board. Purchaser agrees that, so long as the current Management Designee is the Chief Executive Officer, Purchaser will vote its shares in favor of such person's election at each annual or other meeting after the Stockholders Meeting at which the election of directors is considered.

    7.3. TRANSACTION DOCUMENTS. At the Second Closing, each party shall, and shall cause each of its Affiliates to, execute and deliver to the other party the Transaction Documents that are to be delivered at the Second Closing.

    7.4. REGULATORY APPROVAL. The Company and Purchaser shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state, local, municipal, foreign or other governmental body ("GOVERNMENTAL BODY") with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Purchaser shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Purchaser shall (A) give the other party prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation ("LEGAL PROCEEDING") by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Legal Proceeding, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated by this Agreement.

    7.5. AMENDMENT OF CERTIFICATE OF INCORPORATION OR BY-LAWS. The Company shall take all steps reasonably necessary to amend the Certificate of
Incorporation and By-Laws to implement the rights and obligations of the parties contained herein to the extent necessary or appropriate under Delaware law.

    7.6. DISCLOSURE; PUBLIC ANNOUNCEMENTS. At all times at or before the Second Closing, no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, which consent shall not be unreasonably withheld. If either party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other party hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval of the other party hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, no such press release shall be issued prior to consummation of the First Closing.

    7.7.     TENDER OFFER.

            7.7.1. Within five (5) business days after the date hereof, Purchaser shall commence the Offer to purchase up to 3,596,688 shares of the Company's Common Stock (the "MAXIMUM TENDER NUMBER") at $90 per share in cash (the "OFFER PRICE"), subject only to the conditions set forth in ANNEX A hereto.

            7.7.2. On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Purchaser and the Company agree to promptly correct any information provided by either of them for use in the Offer Documents which shall have become false or misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser agrees to provide the Company with a written copy of any comments it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 promptly after receipt of such comments.

            7.7.3. Purchaser shall not, without the prior written consent of the Company, (i) terminate the Offer other than in accordance with its terms,
(ii) extend the Expiration Date to a date later than August 31, 1999, or (iii) amend the Offer, other than as permitted in ANNEX A; PROVIDED, HOWEVER, it is understood that (i) Purchaser shall have the right to close the Offer and accept and pay for tendered shares of Common Stock at any time it may be permitted to under applicable law, (ii) Purchaser is not obligated to keep the Offer open until the Stockholders Meeting occurs and (iii) in the event that the Second Issuance Agreements are terminated, Purchaser may elect, in its sole discretion, to continue to conduct the Offer and may increase the Maximum Tender Number to 5,000,000 shares of Common Stock.

            7.7.4. The Company's obligations hereunder shall not be conditioned on the number of shares tendered to Purchaser. Purchaser shall purchase all shares of Common Stock tendered pursuant to the Offer up to the Maximum Tender Number. Purchaser shall not have any right hereunder to acquire the Second Issuance Shares if Purchaser fails to acquire in contravention of the terms of ANNEX A all shares of Common Stock tendered pursuant to the Offer up to the Maximum Tender Number.

    7.8.     COMPANY ACTION.

            7.8.1. The Company shall use its reasonable best efforts to cause the Company Financial Adviser to permit the inclusion of the fairness opinion referred to in Section 3.21 (or a reference thereto) in the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 5.3 and a reference to such opinion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in Section 5.2.

            7.8.2. The Company shall file with the SEC, contemporaneously with the commencement of the Offer pursuant to Section 7.7, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the statements of the Board described in Section 5.2, and shall promptly mail the
Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 and all amendments thereto will comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Company and Purchaser each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws.

            7.8.3. In connection with the Offer, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of shares of

Common Stock, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of shareholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of shares of Common Stock. Subject to the requirements of applicable law, and except for such steps as are appropriate to disseminate the Offer Documents and any other documents necessary to consummate the Preferred Stock Sale, Purchaser and its affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Preferred Stock Sale, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

    7.9. ADVERTISING. As an inducement to Purchaser to enter into this Agreement, the Company agrees that, Purchaser shall have the right to use up to ten percent of the Company's unsold advertising inventory in existence from time to time. Purchaser shall have such right for a period of five years from the date hereof, provided that, following the first anniversary of the date hereof, Purchaser shall have such right for the balance of such five-year period only so long as Purchaser (together with its Affiliates) holds of record or beneficially owns at least ten percent (10%) of the outstanding Common Stock of the Company (assuming conversion into Common Stock, at the conversion rate then in effect, of all shares of Series A Preferred Stock held of record or beneficially by Purchaser and its Affiliates). The Company and Purchaser shall cooperate in establishing procedures to implement this agreement, including the provision of reasonable advance notice by the Company to Purchaser of the advertising space available. Purchaser agrees to comply with all of the Company's generally-applicable advertising guidelines, as they may be in effect from time to time. The Company agrees that Purchaser may allocate some or all of the advertising space to which it may become entitled to any entity in which it or an Affiliate (as defined in Section 5.7) has at least a five percent voting or economic equity interest, provided that neither Purchaser nor any such entity may commercially resell any of such advertising space. The parties agree that advertising space that the Company trades for goods and services or other promotions in "barter" transactions shall not be deemed to be unsold for purposes of this Section. Notwithstanding any provision to the contrary in this Agreement, this covenant will survive any termination of this Agreement or the Second Issuance Agreements. In no event will Purchaser or any other entity that is permitted to use advertising under this Section 7.9 be entitled to use advertising that the Company reasonably determines conflicts or competes with the Company's products or services or the Company's contractual arrangements with third parties.

8.  CONDITIONS TO THE SECOND CLOSING.

    8.1.     CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE SECOND
    CLOSING. Purchaser's obligations to purchase the Second Issuance Shares at the Second Closing are subject to the satisfaction (or waiver by Purchaser), at or prior to the Second Closing, of the following conditions:

           8.1.1. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company set forth in Section 3 hereof shall be true and correct (determined without regard to any materiality qualifiers, including without limitation "Material Adverse Effect," contained in the specific representation or warranty) (i) as of the date hereof and (ii) as of the Second Closing Date as if made on such date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies in the cases of clauses (i) and (ii) that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

           8.1.2. PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Second Closing.

           8.1.3. CONSENTS, PERMITS, AND WAIVERS. On or prior to the Second Closing Date, Purchaser and the Company shall have obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by this Agreement and the other Transaction Documents (except for such as may be properly obtained subsequent to the Second Closing) unless the failure to obtain such consents, permits or waivers is a result of a breach by Purchaser or would not have a Material Adverse Effect. All waiting periods under the HSR Act shall have expired or terminated.

           8.1.4. ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority and not rescinded or overturned. No litigation instituted by any governmental body or other regulatory authority shall be pending to restrain or invalidate any material part of the transactions contemplated by this Agreement.

           8.1.5. ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any material adverse change in the business, properties, results of operation or financial condition of the Company and its subsidiaries taken as a whole, other than any adverse change following the date of this Agreement that the Company shall have demonstrated is substantially attributable to (i) the transactions contemplated by this Agreement or the announcement of the transactions contemplated by this Agreement or (ii) any material economic downturn in the Internet industry generally or any material national economic downturn.

           8.1.6. STOCKHOLDER APPROVAL. On or prior to the Second Closing Date, the Purchaser Acquisitions shall have been approved by the affirmative vote of the holders of a majority of the capital stock of the Company represented and voting on such matters (the "REQUISITE VOTE").

           8.1.7. BOARD OF DIRECTORS. As of the Second Closing, all of the Purchaser Designees shall have been duly elected to the Board by a vote of the Company's stockholders and shall constitute a majority of the entire Board.

           8.1.8. COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchaser or its counsel a Compliance Certificate, executed by the
President and the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 8.1.1 through 8.1.7 have been satisfied.

           8.1.9. LEGAL OPINION. Purchaser shall have received from Hutchins, Wheeler & Dittmar an opinion addressed to it, dated as of the Second
Closing date, covering the matters set forth in Exhibit D and otherwise in form and substance satisfactory to Purchaser.

        8.1.10. MANAGEMENT AGREEMENTS. Each Management Agreement executed as of the date hereof shall be in full force and effect and no breach shall have occurred on the part of any Management Stockholder under such agreement.

    8.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Second Issuance Shares at the Second Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Second Closing, of the following conditions:

        8.2.1. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser set forth in Section 4 hereof shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Second Closing Date as if made on such date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

        8.2.2. PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Second Closing.

        8.2.3. CONSENTS, PERMITS, AND WAIVERS. On or prior to the Second Closing Date, Purchaser and the Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Transaction Documents (except for such as may be properly obtained subsequent to the Second Closing) unless the failure to obtain such consents, permits or waivers is a result of a breach by the Company. All waiting periods under the HSR Act shall have expired or terminated.

        8.2.4. ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority.

        8.2.5. STOCKHOLDER APPROVAL. On or prior to the Second Closing Date, the issuance and sale to Purchaser of the Second Issuance Shares and the purchase of Common Stock pursuant to the Management Agreements shall have been approved by the Requisite Vote of the Company's stockholders.

        8.2.6. TENDER OFFER. The Purchaser shall have made the Offer and shall not have terminated such Offer except in accordance with its terms, and shall have purchased all shares tendered thereby in accordance with the Offer up to the Maximum Tender Number.

        8.2.7. LEGAL OPINION. The Company shall have received from Irell & Manella LLP an opinion addressed to it, dated as of the Second Closing date, covering the matters set forth in Exhibit E and otherwise in form and substance satisfactory to the Company.

9.  TERMINATION.

    9.1. TERMINATION. The obligations of the parties contained herein relating to the sale and purchase of the Second Issuance Shares (including without limitation the agreements contained in Sections 1(b), 2.2, 5.1, 5.2, 5.3, 5.4, 5.5, 7.3, 7.4 (relating to the Second Issuance only, but not to approvals under the HSR Act and other regulatory approvals in connection with the First Issuance, the Offer or the Management Agreements), 7.7 (relating to Purchaser's obligation to conduct the Offer only, but not its right to conduct the Offer) and 7.8 (the "SECOND ISSUANCE AGREEMENTS") may be terminated at any time prior to the Second Closing Date:

          9.1.1. By mutual agreement of the Company and Purchaser;

          9.1.2. By either the Company or Purchaser if:

                (a) this Agreement shall not have been consummated by August 31, 1999, unless extended by mutual agreement or unless the failure to consummate the Agreement is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to the Closing Date;

                (b) the Requisite Vote of the Company's stockholders shall not have been obtained at the Stockholders Meeting duly convened and finally adjourned;

                (c) any Governmental Body shall have issued an injunction, order or decree (a "RESTRAINT") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Restraint or other action shall become final and non-appealable, provided the party seeking to terminate this Agreement shall have used its best efforts to prevent entry of and to remove such Restraint.

          9.1.3. By Purchaser if:

                (a) the Board (i) shall have failed to recommend, or shall have withdrawn, modified or changed in a manner adverse to Purchaser its approval or recommendation, of the Transaction Documents, the Purchaser Acquisitions or the other transactions contemplated thereby, or the Board or any committee thereof shall have resolved to take any of the foregoing actions, (ii) shall have submitted or recommended to the stockholders of the Company or shall have approved a Transaction Proposal, (iii) shall have accepted or recommended to its stockholders a Superior Proposal, or (iv) shall have publicly announced its intention to do any of the foregoing;

                (b) the Company shall have breached or failed to perform in any material respect any of its representations or warranties (with respect to materiality, in a manner such that the condition in Section 8.1.1 would not be satisfied), or covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within five days after the giving of written notice to the Company of such breach and which, as a result of such breach, considered either individually or in the aggregate, any condition to Purchaser's obligations to consummate the Second Closing set forth in Section 8.1 would not at that time be satisfied (a "COMPANY MATERIAL BREACH") (provided that Purchaser is not then in Purchaser Material Breach (as defined below) of any representation, warranty, covenant or other agreement contained in this Agreement); or

                (c) the Company shall have breached or failed to perform in any respect any of its obligations under Section 5.5; PROVIDED the Company shall be deemed to have breached its obligations under Section 5.5 if any Affiliate of the Company, or any Representative of the Company and its Affiliates, shall have engaged in any activities prohibited by Section 5.5.

          9.1.4. By the Company, if (i) Purchaser shall have breached or failed to perform in any material respect any of its representations or warranties (with respect to materiality, in a manner such that the condition in Section
8.2.1 would not be satisfied), or covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within five days after the giving of written notice to Purchaser of such breach and which, as a result of such breach, considered either individually or in the aggregate, any condition to the Company's obligations to consummate the Second Closing set forth in Section 8.2 would not at that time be satisfied (a "PARENT MATERIAL BREACH") (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement), (ii) Purchaser has failed to commence the Offer within five (5) business days following the date hereof, (iii) any change is made to the Offer in contravention of Section 7.7.3 or the provisions of ANNEX A, (iv) the Board of Directors shall have withdrawn or modified in a manner adverse to Purchaser the Board's approval of the Transaction Documents or (v) the Board has accepted a Superior Proposal in accordance with the provisions of
Section 5.5 hereof. Notwithstanding anything in this Agreement to the contrary, following any such termination by the Company hereunder Purchaser may continue to pursue the Offer in accordance with Section 7.7.3.

    9.2. EFFECT OF TERMINATION. In the event of the termination of the Second Issuance Agreements pursuant to Section 9.1, the Second Issuance Agreements shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as set forth in Section
10. Notwithstanding the foregoing, nothing in this Section 9.2 or in Section 10 shall relieve any party to this Agreement of liability for fraud in connection with this Agreement.

10. FEES AND EXPENSES.

    10.1. Except as contemplated by Sections 10.2 or 10.3, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

    10.2. The Company shall pay or cause to be paid to Purchaser a cash fee in an amount equal to $17,500,000 if:

          (a) the Company or Purchaser shall terminate the Second Issuance Agreements pursuant to Section 9.1.2(b) hereof and prior to the Stockholders Meeting, a Transaction Proposal shall have been made known to the Company or shall have been made directly to its stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Transaction Proposal;

          (b) Purchaser shall terminate the Second Issuance Agreements pursuant to Section 9.1.3(a) or (c) or the Company shall terminate the Second Issuance Agreements pursuant to clauses (iv) or (v) of Section 9.1.4; or

          (c) Purchaser shall terminate the Second Issuance Agreements pursuant to Section 9.1.3(b) for a Company Material Breach.

    10.3. Upon the Second Closing, the Company will pay to Purchaser the sum of $8,000,000 on account of Purchaser's fees and expenses in connection with the transactions contemplated by this Agreement.

    10.4. Except as provided in Section 5.5.3, any payments to which Purchaser may become entitled pursuant to this Section 10 shall be payable by the Company within two (2) business days after the relevant triggering event.

    10.5. The parties agree that it would be speculative, impractical and extremely difficult to determine or estimate the damages that would be suffered by Purchaser in the event the Second Closing is not consummated. The parties hereby agree that the cash fee specified in Section 10.2 is a reasonable estimate of the total net detriment that Purchaser would suffer as a result of any failure to consummate the Second Closing. Such fee shall constitute liquidated damages and, except for fraud in connection with this Agreement, shall constitute Purchaser's sole and exclusive remedy hereunder. This liquidated damages provision shall not limit and shall be in addition to Purchaser's rights to obtain injunctive and other equitable relief against the Company.

11. [INTENTIONALLY OMITTED.]

12. MISCELLANEOUS.

    12.1.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
    AGREEMENT. Notwithstanding any investigation made by any party to this Agreement, the representations and warranties made by the Company and Purchaser in connection with the First Closing and the Second Closing shall not survive the First Closing and Second Closing, respectively (other than the representations and warranties of the Company set forth in Sections 3.4.1, 3.4.2(iii), 3.5 and 3.6, which shall survive indefinitely), and shall thereafter be of no further force or effect, except in the case of fraud in connection with this Agreement. All covenants and agreements contained in this Agreement (except to the extent the Second Issuance Agreements are terminated pursuant to Section
10) shall survive the First Closing Date and Second Closing Date in accordance with their terms.

    12.2. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as follows:

       if to the Company, to:

           Go2Net, Inc.
           999 Third Avenue, Suite 4700
           Seattle, WA 98104
           Attention: Russell C. Horowitz

       with a copy so mailed to:

           Hutchins Wheeler & Dittmar, A Professional Corporation
           101 Federal Street
           Boston, MA 02110
           Attention: Thomas M. Camp, Esq.

       if to Purchaser,

           Vulcan Ventures Incorporated
           110 110(th) Avenue, N.E., Suite 550
           Bellevue, WA 98004
           Attention: William D. Savoy

       with a copy so mailed to:

           Irell & Manella LLP
           1800 Avenue of the Stars, Suite 900
           Los Angeles, CA 90067
           Attention: Al Segel, Esq.

    12.3. ADJUSTMENTS. In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, the type and number of shares or securities subject to various provisions of this Agreement (and the per share price of such shares or securities) shall, where applicable, be adjusted appropriately, so that Purchaser's rights under this Agreement shall be preserved as nearly as practicable. Without limiting the generality of the foregoing, any such change in the Common Stock shall cause a proportionate change in the Maximum Tender Number and the Offer Price.

    12.4. ASSIGNABILITY AND ENFORCEABILITY. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights, benefits or obligations under this Agreement to any person without the prior written consent of the other party; PROVIDED, HOWEVER, that Purchaser may assign its rights, benefits or obligations under this Agreement, without the prior consent of the Company, to an Affiliate (as defined in Section 5.7). No such assignment shall relieve the Purchaser of its obligations under this Agreement.

    12.5. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct including the act of Closing unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

    12.6. ENTIRE AGREEMENT. This Agreement and the other Transaction Documents, including the Schedules and Exhibits and any agreements or documents referred to herein or therein or executed contemporaneously herewith or therewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

    12.7. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

    12.8. SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

    12.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to matters between the
Company and its stockholders and other matters of corporate governance and, as to all other matters, with the laws of the State of Washington, without regard to the choice of law provisions thereof, and the federal law of the United States of America.

    12.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                GO2NET, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                VULCAN VENTURES INCORPORATED

                                By:
                                     -----------------------------------------
                                     William D. Savoy, Vice President

                                                                         ANNEX A

                         CONDITIONS TO THE TENDER OFFER

    Notwithstanding any other provision of the Offer or the Stock Purchase Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement and this Annex A), and subject to any applicable rules and regulations of the SEC, including Rule 14e1(c) relating to the Purchaser's obligation to pay for or return tendered shares of Common Stock ("Offer Shares") after termination of the Offer, the Purchaser's obligation to accept for payment or pay for any Common Shares tendered pursuant to the Offer is subject to the condition that the Second Issuance Agreements (as defined in the Stock Purchase Agreement) shall not have been terminated and to the satisfaction of the following conditions (together, the "OFFER CONDITIONS"):

    (a) there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on The Nasdaq Stock Market for at least one full trading day, (ii) any decline, measured from the close of business on March 12, 1999, in the Nasdaq Composite Index by an amount in excess of 15% at any time during any three trading days in a ten consecutive trading day period, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) a declaration of a war or other international or national calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing matters described in clauses (iii) through (v) existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

    (b) no statute, rule, regulation, judgment, order, decree, ruling, injunction, litigation or other action shall have been entered, promulgated, enforced, initiated or threatened by any governmental, quasi- governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or the purchase and sale of the Offer Shares or Second Issuance Shares or any of the other transactions contemplated by the Stock Purchase Agreement that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Offer Shares or the Second Issuance Shares as contemplated by the Stock Purchase Agreement, or (ii) impose material adverse terms or conditions (not set forth in the Stock Purchase Agreement) upon the purchase and sale of any Second Issuance Shares or the Offer Shares as contemplated by the Stock Purchase Agreement;

    (c) the Purchaser and the Company shall have obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents (except for such as may be properly obtained subsequent to the consummation of the Offer) unless the failure to obtain such consents, permits or waivers is a result of a breach by the Purchaser or would not have a Material Adverse Effect; all waiting periods under the HSR Act shall have expired or terminated;

    (d) the representations and warranties of the Company set forth in the Agreement hereof shall be true and correct (determined without regard to any materiality qualifiers, including without limitation "Material Adverse Effect," contained in the specific representation or warranty)
       (i) as of the date hereof and (ii) as of the date of consummation of the Offer if made on such date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except in the case of clauses (i) and (ii), for such inaccuracies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

    (e) the Company shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Second Closing;

    (f) There shall not have occurred after the date hereof any material adverse change in the business, properties, results of operation or financial condition of the Company and its subsidiaries taken as a whole, other than any adverse change following the date of the Stock Purchase Agreement that the Company shall have demonstrated is substantially attributable to (i) the transactions contemplated by the Stock Purchase Agreement or the announcement of the transactions contemplated by the Stock Purchase Agreement or (ii) any material economic downturn in the Internet industry generally or any material national economic downturn;

    (g) the Company shall have appointed to its Board of Directors two persons designated by the Purchaser in accordance with Section 7.2.1 of the Stock Purchase Agreement, and the Company shall have complied with all of its other obligations under Section 7.2 of the Stock Purchase Agreement;

    (h) the Company shall have delivered to the Purchaser or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of the Company, dated as of the consummation of the Offer, to the effect that the conditions specified in clauses (c) through (h) have been satisfied;

    (i) the Purchaser shall have received from Hutchins, Wheeler & Dittmar, A Professional Corporation, an opinion addressed to it, dated as of the consummation of the Offer, covering the items listed in EXHIBIT D in form and substance satisfactory to the Purchaser;

    (j) Each Management Agreement executed as of the date of the Agreement shall be in full force and effect and no breach shall have occurred on the part of any Management Stockholder under such agreement.

    The Purchaser may delay acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if such Offer Conditions are not satisfied.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser, other than actions Purchaser is required to take under Section 7.1 of the Stock Purchase Agreement), or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion. The Purchaser is not obligated to keep the Offer open until the Stockholders Meeting occurs. In the event that the Second Issuance Agreements are terminated, the Purchaser may elect, in its sole discretion, to continue to conduct the Offer.

    The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) will be final and binding on all parties.

    The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, except as permitted under Section 7.7.3 of this Agreement or unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) increase or decrease the maximum number of Shares sought pursuant to the Offer, (iv) add to or modify the Offer Conditions, or (v) otherwise amend the Offer in any manner adverse to the Company's stockholders.

    The Purchaser may, without the Company's consent, (i) extend the Offer if at the scheduled Expiration Date of the Offer if any of the conditions to the Purchaser's obligation to accept for payment, and pay for, the Offer Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i) or
(ii) of this sentence. As used herein, "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

    This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") is made
this   day of April, 1999, between GO2NET, INC., a Delaware corporation (the
"Company"), and VULCAN VENTURES INCORPORATED, a Washington corporation ("Purchaser"), with reference to the following facts:

    A. The Company and Purchaser have entered into that certain Stock Purchase Agreement dated as of March 15, 1999 (the "Stock Purchase Agreement") pursuant to which, among other things, Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to Purchaser, up to 300,000 shares of the Company's Series A Convertible Preferred Stock. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

    B. The Company and Purchaser wish to amend the Stock Purchase Agreement in the manner provided herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows:

    1. AMENDMENT TO SECTION 7.2.2. Section 7.2.2 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

           7.2.2 In connection with the Stockholders Meeting, the Company shall: (i) set the size of its Board at five directors; (ii) nominate for election at the Stockholders Meeting a slate of director candidates comprised of (A) two candidates designated by Purchaser ("PURCHASER DESIGNEES"), (B) the existing Chief Executive Officer of the Company (the "MANAGEMENT DESIGNEE"), and (C) Dennis Cline and William A. Fleckenstein (the "OUTSIDE DESIGNEES") (provided if an Outside Designee is unable to serve as a director, Purchaser and the Company shall select a substitute Outside Designee who shall not be an Affiliate or employee of either Purchaser or the Company and who shall otherwise constitute an "independent director" under the rules of The Nasdaq Stock Market); and
       (iii) take all commercially reasonable actions (including, without limitation, soliciting proxies to the extent necessary) to obtain the requisite stockholder vote to elect such nominees as directors of the Company. To the extent that Purchaser is otherwise permitted to vote in the election of directors at the Stockholders Meeting, Purchaser agrees to vote any shares of the Series A Preferred Stock or Common Stock it owns in favor of the election of the Outside Designees and the Management Designee at the Stockholders Meeting. To the extent that the Purchaser Designees and the Management Designee are elected as directors, the Company will use its reasonable best efforts to cause the number of Purchaser Designees and Management Designee, respectively, to constitute the same percentage as they represent on the Board of each committee of the Board. Nothing in this Section 7.2.2 shall be deemed to constitute an admission that any of the Purchaser Designees are not "independent directors" for purposes of the rules of The Nasdaq Stock Market. In connection with the Stockholders Meeting, Purchaser agrees to vote all shares of the Series A Preferred Stock and Common Stock owned by it in favor of the Purchaser Acquisitions.

    2. DELETION OF SECTION 7.2.3. Section 7.2.3 of the Stock Purchase Agreement is hereby deleted in its entirety.

    3. AMENDMENT TO SECTION 8.1.7. Section 8.1.7 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

           8.1.7 BOARD OF DIRECTORS. As of the Second Closing, all of the Purchaser Designees and the Outside Designees shall have been duly elected to the Board by a vote of the Company's stockholders.

    4. AUTHORITY. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Amendment has been duly authorized by all required corporate action, and that this Amendment is the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

    5. REFERENCE TO AND EFFECT ON STOCK PURCHASE AGREEMENT. On and after the effective date of this Amendment, each reference in the Stock Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or any other expression of like import referring to the Stock Purchase Agreement shall mean and be a reference to the Stock Purchase Agreement as amended by this Amendment. Except as expressly amended hereby, the Stock Purchase Agreement shall remain in full force and effect in accordance with its original provisions.

    6. HEADINGS. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

    7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware as to matters between the Company and its stockholders and other matters of corporate governance and, as to all other matters, with the laws of the State of Washington, without regard to the choice of law provisions thereof, and the federal law of the United States of America.

    8. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which taken together shall constitute one instrument.

                               SIGNATURE PAGE TO
                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

    IN WITNESS WHEREOF, the Company and Purchaser have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

                                GO2NET, INC.

                                By:
                                     -----------------------------------------
                                     Russell C. Horowitz
                                     Chief Executive Officer

                                VULCAN VENTURES INCORPORATED

                                By:
                                     -----------------------------------------
                                     William D. Savoy
                                     Vice President

                                                                       EXHIBIT B

                  FORM OF STOCK PURCHASE AND VOTING AGREEMENT
                              (EXECUTIVE OFFICERS)

    This Stock Purchase and Voting Agreement (the "AGREEMENT") is made as of March 15, 1999 between Vulcan Ventures Incorporated, a Washington corporation
("PURCHASER"), and             , an individual ("SELLER"), with reference to the
following facts:

    Concurrently herewith Purchaser is entering into an agreement (the "STOCK PURCHASE AGREEMENT") with Gordon, Inc., a Delaware corporation (the "COMPANY") to purchase shares of the Company's Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") in two issuances (the "FIRST ISSUANCE" and "SECOND ISSUANCE," respectively).

    Purchaser would be unwilling to enter into the Stock Purchase Agreement without the agreements of Seller contained herein.

    As an inducement to cause Purchaser to enter into the Stock Purchase Agreement, Seller has agreed to enter into this Agreement.

    In consideration of the foregoing premises and the mutual covenants and promises contained herein, Purchaser and Seller hereby agree as follows:

1.  PURCHASE AND SALE OF SHARES.

    1.1.     AGREEMENT TO PURCHASE; OPTION.

            (a) On the terms and subject to the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from
Seller, at the Closing (as defined in Section 1.1(d)),             shares (the
"SHARES") of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), at a purchase price per share (the "PURCHASE PRICE") equal to the greater of $90.00 or the price paid by the Company in the Offer (as defined below). Notwithstanding the foregoing, in the event of a termination of the Second Issuance Agreements (as defined in the Stock Purchase Agreement) pursuant to
Section 9 of the Stock Purchase Agreement (other than on account of Purchaser's breach), Purchaser shall instead have the option (the "OPTION") (but not the obligation) in its sole and absolute discretion to purchase from Seller, at the Closing, one-half of the Shares for the Purchase Price. The Option shall be exercisable in whole or in part by Purchaser by written notice to Seller (the "EXERCISE NOTICE"), specifying the total number of Shares Purchaser intends to purchase pursuant to such exercise, within thirty (30) days after such termination of the Second Issuance Agreements. In the event of a termination of the Second Issuance Agreements on account of Purchaser's breach, all obligations of the parties under this Section 1 will immediately terminate and Purchaser shall not be entitled to exercise the Option.

            (b) The obligation of Seller to close the sale of Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Seller in his or her sole discretion: (i) the representations and warranties of Purchaser in Section 4 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date; (ii) all waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated; and (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by any governmental body, nor any statute, rule, regulation or order promulgated or enacted by any governmental body prohibiting, or otherwise restraining, such sale.

            (c) The obligation of Purchaser to close the purchase of the Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Purchaser in its sole discretion: (i) the representations and warranties of Seller in Section 3 of this Agreement shall be true and correct on the Closing Date with the same effect as if made on and as of such date; (ii) at the Closing, there shall not be in effect any injunction, writ or temporary restraining order or any other order of any nature issued by a court or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided nor shall there by any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby; and (iii) Purchaser shall have received all regulatory approvals under the Stock Purchase Agreement, including the expiration or termination of the waiting period under the HSR Act.

            (d)     The closing of the purchase of Shares pursuant to this
Section 1 (the "CLOSING") shall take place (i) concurrently with, and at the same place as, the "Second Closing" under the Stock Purchase Agreement if such Second Closing occurs, or (ii) if Purchaser exercises the Option, on the date and at the time and place specified in the Exercise Notice; PROVIDED, HOWEVER, that if as of the Second Closing or the date for Closing specified in the Exercise Notice (as applicable) any of the conditions specified in Section 1.1(c) hereof shall not have been satisfied or waived, Purchaser may postpone the Closing until a date within two business days after such conditions are satisfied or waived; PROVIDED FURTHER, the Closing shall not precede the Company's public release of its financial results for its fiscal quarter ending March 31, 1999, and the Closing shall be postponed until such date if necessary; PROVIDED FURTHER, upon consummation of the Second Closing and the Offer, the conditions to the Closing set forth in Sections 1.1(b)(i) and 1.1(c)(i) above shall be deemed to be satisfied, other than with respect to Seller's representations and warranties contained in Section 3.1. The date of the Closing is hereinafter referred to as the "CLOSING DATE."

At the Closing, Seller will deliver to Purchaser the certificates representing the Shares being purchased pursuant to this Section 1.1, without restrictive legends (other than with regard to the registration requirements under the Securities Act of 1933, as amended) and duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Purchaser shall either (i) wire transfer to the account designated by Seller or (ii) deliver to Seller a certified or bank cashier's check payable to or upon the order of Seller, in either case in an amount equal to the sum of the number of Shares being purchased from Seller at such Closing multiplied by the Purchase Price in immediately available funds.

            (e) In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, the type and number of shares or securities subject to this Section 1, and the Purchase Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive at the Closing the same class and number of outstanding shares or other securities or property that Purchaser would have received in respect of the Common Stock if the Closing had occurred immediately prior to such event, or the record date therefor, as applicable.

    1.2. AGREEMENT NOT TO TENDER. If Purchaser commences a tender offer (the "OFFER") for the Common Stock pursuant to the Stock Purchase Agreement,
Seller shall not tender any shares of Common Stock that he owns beneficially or of record in such Offer.

    1.3.     COVERED OPTION SHARES.  The parties acknowledge and agree that the
    Shares subject to this Section 1 include             shares of Common Stock
(the "COVERED OPTION SHARES") that Seller has the right to acquire within thirty
(30) days of the date hereof through exercise of vested options to purchase Common Stock ("STOCK OPTIONS"). Seller agrees to exercise a sufficient number of Stock Options sufficiently in advance of the Closing, and to take all action necessary to have certificates issued with respect to the shares issuable upon exercise of such Stock Options, to permit Seller to deliver the number of Covered Option Shares to Purchaser pursuant to this Agreement at such Closing.

2.  VOTING AGREEMENT.

    2.1. Except as provided in Section 2.2, Seller agrees that at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Seller will vote (or cause to be voted) all of the shares of the Company owned beneficially or of record by Seller (including, without limitation, any shares as to which Seller becomes the record or beneficial owner after the date hereof) (a) in favor of approval of (i) Purchaser's acquisition of the Company's capital stock pursuant to the Second Issuance, the Offer, and this Agreement and similar agreements with other officers, directors and employees of the Company (together, the "PURCHASER ACQUISITIONS"), and (ii) any matter that could reasonably be expected to facilitate the Purchaser Acquisitions and the other transactions contemplated by the Stock Purchase Agreement (including the election of a Board of Directors of the Company consistent with the provisions of the Stock Purchase Agreement); (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement or of Seller under this Agreement; and (c) against any action or agreement that is intended, or might reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Purchaser Acquisitions and the other transactions contemplated by this Agreement and the Stock Purchase Agreement.

    2.2. EXCEPTIONS. Notwithstanding anything herein to the contrary, Seller shall not be obligated to vote any Shares or any other capital stock in the manner described in Section 2.1 on or after the first to occur of the Closing or a termination of the parties' obligations under Section 1.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

    3.1.     SOLE OWNERSHIP OF SHARES; NO ENCUMBRANCES.  On the date hereof,
    Seller is the record owner of (a)             shares of Common Stock (the
"EXISTING SHARES"), and (b) Stock Options to purchase       shares of Common
Stock (the "EXISTING OPTIONS"), which Stock Options will be vested as to shares of Common Stock within 30 days of the date hereof. On the date hereof, such shares and Stock Options constitute all of the shares of Common Stock and Stock Options owned of record and beneficially by Seller. Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Existing Shares and the shares of Common Stock purchasable upon exercise of the Existing Options, with no limitations, qualifications or restrictions on such rights, and Seller does not possess such powers over any other shares of Common Stock. The Existing Shares and the certificates representing such shares are now, and at all times during the term hereof the Existing Shares and any shares of Common Stock that Seller acquires through the exercise of Stock Options will be, held by Seller free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever and, in connection with the transfer of Shares to Purchaser in the Offer, Seller shall transfer to and unconditionally vest in Purchaser good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

    3.2. VALIDITY; BINDING EFFECT; NO CONFLICT. This Agreement has been duly and validly executed by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Seller is subject or by which Seller is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

    3.3. BROKERAGE. No investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Seller in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Seller.

    3.4. RELIANCE BY PURCHASER. Seller understands and acknowledges that Purchaser is entering into the Stock Purchase Agreement in reliance upon
Seller's execution and delivery of this Agreement and the representations, warranties and covenants of Seller set forth herein.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As a material inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller that as of the date hereof and as of the Closing Date:

    4.1. VALIDITY; BINDING EFFECT; NO CONFLICT. This Agreement has been duly and validly executed by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Purchaser is subject or by which Purchaser is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

    4.2. BROKERAGE. Except for NationsBanc Montgomery Securities LLC, no investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Purchaser in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Purchaser.

5.  ADDITIONAL COVENANTS.

    5.1. NO SOLICITATION. Seller shall not, and shall direct and use Seller's best efforts to cause his or her agents and representatives not to, directly or indirectly solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Purchaser) concerning any Transaction Proposal (as defined in the Stock Purchase Agreement); PROVIDED, HOWEVER, nothing herein shall preclude Seller, in his capacity as a director of the Company, from exercising his fiduciary duties in accordance with Section 5.5 of the Stock Purchase Agreement.

If Seller receives any such inquiry or proposal with respect to the sale of Shares, then Seller shall promptly inform Purchaser in the same manner as set forth in Section 12.2 of the Stock Purchase Agreement. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    5.2. NOTICE OF ADDITIONAL SHARES. Seller hereby agrees to promptly notify Purchaser in writing of the number of shares of Common Stock that may be acquired by Seller, if any, after the date hereof.

    5.3. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    5.4. RESTRICTIONS ON TRANSFERS. Prior to the first to occur of the Closing or a termination of the parties' obligations under Section 1, Seller shall not sell, transfer, encumber or otherwise dispose of any of the Shares, and shall not take any action inconsistent with his or her obligations hereunder.

    5.5.     RIGHT OF FIRST REFUSAL.

            (a) Except for Permitted Transfers, so long as Purchaser owns beneficially or of record shares of Common Stock (including shares of Common Stock issuable upon the conversion of Series A Preferred Stock) representing at least 15% of the outstanding Common Stock, Seller shall not Transfer after consummation of the Second Closing any shares of the Common Stock (whether owned as of the date hereof or acquired thereafter) (such shares of Common Stock are hereinafter referred to as the "SUBJECT SHARES"), or any right or interest therein, unless Seller shall have first given at least two full business days' advance written notice (the "RIGHT OF FIRST REFUSAL NOTICE") to Purchaser of Seller's intent to do so and such Transfer is thereafter completed in accordance with this Section 5.5. The Right of First Refusal Notice shall specify the terms of the proposed Transfer, including without limitation the number of Subject Shares proposed to be Transferred, the consideration per share, the timing of the transaction, and the name of the proposed transferee if Seller has received a bona fide offer to acquire Subject Shares. Purchaser shall have the right, exercisable by written notice to Seller ("PURCHASER'S NOTICE") within such two business day period, to purchase from Seller such number of the Subject Shares Seller proposes to Transfer as described in Purchaser's Notice on the terms set forth in the Right of First Refusal Notice (provided that if the proposed Transfer is not for cash, then Purchaser may deliver cash equal to the fair market value of such non-cash consideration); PROVIDED, HOWEVER, that if Seller proposes to Transfer Subject Shares pursuant to a bona fide written offer which is disclosed in the Right of First Refusal Notice, then Purchaser may not exercise its right of first refusal with respect to less than all of the Subject Shares Seller proposes to Transfer pursuant to such bona fide written offer. In the event that Purchaser does not exercise its right of first refusal with respect to a proposed Transfer described in a Right of First Refusal Notice, Seller shall have the right, for a period of ninety (90) days from the date of the Right of First Refusal Notice, to Transfer such number of Subject Shares described in such Right of First Refusal Notice at the price and on the terms set forth in such Right of First Refusal Notice. No Transfer of the Subject Shares specified in the Right of First Refusal Notice shall be made after the expiration of such 90-day period, nor shall any change in the terms of Transfer or change in the transferee (if specified) be made, without a new Right of First Refusal Notice and compliance with the terms of this Section 5.5.

            (b)     The term "PERMITTED TRANSFER" for purposes of this Section
5.5 shall mean (i) any Transfer of Subject Shares pursuant to a merger or other reorganization which would be tax-free to Seller (without regard to the amount of the gain or loss), provided that Purchaser's right of first refusal shall, with respect to such Subject Shares, be applicable to the securities or other consideration acquired in such merger or other reorganization, (ii) any sales pursuant to the manner of sale restrictions and unsolicited broker's transaction provisions of Rule 144(f) and (g) under the Securities Act of 1933, as amended,
(iii) bona fide gifts of no more than an aggregate of 5% of the Subject

Shares in any 360-day period, (iv) Transfers to trusts for the benefit of Seller or his immediate family for estate planning purposes where the transferee has agreed in writing to be bound by Seller's obligations under this Section 5.5. The term "TRANSFER" shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise, of any interest in the Subject Shares.

            (c) Purchaser's rights under this Section 5.5 shall terminate 180 days after the date on which Seller ceases to be an officer of the Company.

6.  MISCELLANEOUS.

    6.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made by Seller or Purchaser pursuant hereto shall survive Closing.

    6.2. BINDING AGREEMENT; ASSIGNMENTS; THIRD-PARTY BENEFICIARIES. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights, benefits or obligations under this Agreement to any person without the prior written consent of the other party; PROVIDED, HOWEVER, that Purchaser may assign its rights, benefits or obligations under this Agreement, without the prior consent of the Company, to an Affiliate of Purchaser (as defined in Section 5.7 of the Stock Purchase Agreement). No such assignment shall relieve the Purchaser of its obligations under this Agreement. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation.

    6.3. WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

    6.4. SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    6.5. NOTICES. Any notice or other communication required or permitted hereunder shall be expressed in writing and delivered in person or sent by certified or registered mail, return receipt requested, or sent by overnight courier service such as Federal Express and confirmed by certified or registered mail, return receipt requested, or sent by facsimile (receipt confirmed) to (a) Purchaser at its address specified in the Stock Purchase Agreement, and (b) to Seller at the addresses set forth on the signature page hereof, or at such other addresses as the parties shall designate by written notice to the other. All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if personally delivered or sent by facsimile.

    6.6. COOPERATION. Each party shall cooperate and use its best efforts to consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested by any other party from time to time after the consummation of the transactions contemplated herein to carry out the terms and provisions and intent of this Agreement.

    6.7. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    6.8. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

    6.9. GOVERNING LAW. The Agreement shall be governed by and construed under the laws of the State of Washington.

    6.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

                               SIGNATURE PAGE TO
                      STOCK PURCHASE AND VOTING AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                          PURCHASER:
                                          VULCAN VENTURES INCORPORATED
                                          By: __________________________________
                                             Name:
                                             Title:

                                          SELLER:
                                          Signature: ___________________________
                                          Print Name: __________________________
                                          Address: _____________________________
                                                   _____________________________
                                          Facsimile: ___________________________

                                                                       EXHIBIT B

                  FORM OF STOCK PURCHASE AND VOTING AGREEMENT

                           (NON-EXECUTIVE DIRECTORS)

    This Stock Purchase and Voting Agreement (the "AGREEMENT") is made as of March 15, 1999 between Vulcan Ventures Incorporated, a Washington corporation
("PURCHASER"), and             , an individual ("SELLER"), with reference to the
following facts:

    Concurrently herewith Purchaser is entering into an agreement (the "STOCK PURCHASE AGREEMENT") with Gordon, Inc., a Delaware corporation (the "COMPANY") to purchase shares of the Company's Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") in two issuances (the "FIRST ISSUANCE" and "SECOND ISSUANCE," respectively).

    Purchaser would be unwilling to enter into the Stock Purchase Agreement without the agreements of Seller contained herein.

    As an inducement to cause Purchaser to enter into the Stock Purchase Agreement, Seller has agreed to enter into this Agreement.

    In consideration of the foregoing premises and the mutual covenants and promises contained herein, Purchaser and Seller hereby agree as follows:

1.  PURCHASE AND SALE OF SHARES.

    1.1.     AGREEMENT TO PURCHASE.

            (a) On the terms and subject to the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from
Seller, at the Closing (as defined in Section 1.1(d)),             shares (the
"SHARES") of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), at a purchase price per share (the "PURCHASE PRICE") equal to the greater of $90.00 or the price paid by the Company in the Offer (as defined below). The parties' obligations under this Section 1 shall terminate concurrently with a termination of the Second Issuance Agreements (as defined in the Stock Purchase Agreement) pursuant to Section 9 of the Stock Purchase Agreement.

            (b) The obligation of Seller to close the sale of Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Seller in his or her sole discretion: (i) the representations and warranties of Purchaser in Section 4 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date; (ii) all waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated; and (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by any governmental body, nor any statute, rule, regulation or order promulgated or enacted by any governmental body prohibiting, or otherwise restraining, such sale.

            (c) The obligation of Purchaser to close the purchase of the Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Purchaser in its sole discretion: (i) the representations and warranties of Seller in Section 3 of this Agreement shall be true and correct on the Closing Date with the same effect as if made on and as of such date; (ii) at the Closing, there shall not be in effect any injunction, writ or temporary restraining order or any other order of any nature issued by a court or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided nor shall there by any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby; and (iii) Purchaser shall have received all regulatory approvals under the Stock Purchase Agreement, including the expiration or termination of the waiting period under the HSR Act.

            (d)     The closing of the purchase of Shares pursuant to this
Section 1 (the "CLOSING") shall take place concurrently with, and at the same place as, the "Second Closing" under the Stock Purchase Agreement if such Second Closing occurs; PROVIDED, HOWEVER, that if as of the Second Closing any of the conditions specified in Section 1.1(c) hereof shall not have been satisfied or waived, Purchaser may postpone the Closing until a date within two business days after such conditions are satisfied or waived; PROVIDED FURTHER, the Closing shall not precede the Company's public release of its financial results for its fiscal quarter ending March 31, 1999, and the Closing shall be postponed until such date if necessary; PROVIDED FURTHER, upon consummation of the Second Closing and the Offer, the conditions to the Closing set forth in Sections 1.1(b)(i) and 1.1(c)(i) above shall be deemed to be satisfied, other than with respect to Seller's representations and warranties contained in Section 3.1. The date of the Closing is hereinafter referred to as the "CLOSING DATE."

At the Closing, Seller will deliver to Purchaser the certificates representing the Shares being purchased pursuant to this Section 1.1, without restrictive legends (other than with regard to the registration requirements under the Securities Act of 1933, as amended) and duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Purchaser shall either (i) wire transfer to the account designated by Seller or (ii) deliver to Seller a certified or bank cashier's check payable to or upon the order of Seller, in either case in an amount equal to the sum of the number of Shares being purchased from Seller at such Closing multiplied by the Purchase Price in immediately available funds.

            (e) In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, the type and number of shares or securities subject to this Section 1, and the Purchase Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive at the Closing the same class and number of outstanding shares or other securities or property that Purchaser would have received in respect of the Common Stock if the Closing had occurred immediately prior to such event, or the record date therefor, as applicable.

    1.2. AGREEMENT NOT TO TENDER. If Purchaser commences a tender offer (the "OFFER") for the Common Stock pursuant to the Stock Purchase Agreement,
Seller shall not tender any shares of Common Stock that he owns beneficially or of record in such Offer.

    1.3.     COVERED OPTION SHARES.  The parties acknowledge and agree that the
    Shares subject to this Section 1 include             shares of Common Stock
(the "COVERED OPTION SHARES") that Seller has the right to acquire within thirty
(30) days of the date hereof through exercise of vested options to purchase Common Stock ("STOCK OPTIONS"). Seller agrees to exercise a sufficient number of Stock Options sufficiently in advance of the Closing, and to take all action necessary to have certificates issued with respect to the shares issuable upon exercise of such Stock Options, to permit Seller to deliver the number of Covered Option Shares to Purchaser pursuant to this Agreement at such Closing.

2.  VOTING AGREEMENT.

    2.1. Except as provided in Section 2.2, Seller agrees that at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Seller will vote (or cause to be voted) all of the shares of the Company owned beneficially or of record by Seller (including, without limitation, any shares as to which Seller becomes the record or beneficial owner after the date hereof) (a) in favor of approval of (i) Purchaser's acquisition of the Company's capital stock pursuant to the Second Issuance, the Offer, and this Agreement and similar agreements with other officers, directors and employees of the Company (together, the "PURCHASER ACQUISITIONS"), and (ii) any matter that could reasonably be expected to facilitate the Purchaser Acquisitions and the other transactions contemplated by the Stock Purchase Agreement (including the election of a Board of Directors of the Company consistent with the provisions of the Stock Purchase Agreement); (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement or of Seller under this Agreement; and (c) against any action or agreement that is intended, or might reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Purchaser Acquisitions and the other transactions contemplated by this Agreement and the Stock Purchase Agreement.

    2.2. EXCEPTIONS. Notwithstanding anything herein to the contrary, Seller shall not be obligated to vote any Shares or any other capital stock in the manner described in Section 2.1 on or after the first to occur of the Closing or a termination of the parties' obligations under Section 1.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

    3.1.     SOLE OWNERSHIP OF SHARES; NO ENCUMBRANCES.  On the date hereof,
    Seller is the record owner of (a)             shares of Common Stock (the
"EXISTING SHARES"), and (b) Stock Options to purchase       shares of Common
Stock (the "EXISTING OPTIONS"), which Stock Options will be vested as to shares of Common Stock within 30 days of the date hereof. On the date hereof, such shares and Stock Options constitute all of the shares of Common Stock and Stock Options owned of record and beneficially by Seller. Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Existing Shares and the shares of Common Stock purchasable upon exercise of the Existing Options, with no limitations, qualifications or restrictions on such rights, and Seller does not possess such powers over any other shares of Common Stock. The Existing Shares and the certificates representing such shares are now, and at all times during the term hereof the Existing Shares and any shares of Common Stock that Seller acquires through the exercise of Stock Options will be, held by Seller free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever and, in connection with the transfer of Shares to Purchaser in the Offer, Seller shall transfer to and unconditionally vest in Purchaser good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

    3.2. VALIDITY; BINDING EFFECT; NO CONFLICT. This Agreement has been duly and validly executed by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors= rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Seller is subject or by which Seller is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

    3.3. BROKERAGE. No investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Seller in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Seller.

    3.4. RELIANCE BY PURCHASER. Seller understands and acknowledges that Purchaser is entering into the Stock Purchase Agreement in reliance upon
Seller's execution and delivery of this Agreement and the representations, warranties and covenants of Seller set forth herein.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As a material inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller that as of the date hereof and as of the Closing Date:

    4.1. VALIDITY; BINDING EFFECT; NO CONFLICT. This Agreement has been duly and validly executed by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Purchaser is subject or by which Purchaser is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

    4.2. BROKERAGE. Except for NationsBanc Montgomery Securities LLC, no investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Purchaser in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Purchaser.

5.  ADDITIONAL COVENANTS.

    5.1. NO SOLICITATION. Seller shall not, and shall direct and use Seller's best efforts to cause his or her agents and representatives not to, directly or indirectly solicit (including by way of furnishing information) or respond to any inquires or the making of any proposal by any person or entity (other than Purchaser) concerning any Transaction Proposal (as defined in the Stock Purchase Agreement); PROVIDED, HOWEVER, nothing herein shall preclude Seller, in his capacity as a director of the Company, from exercising his fiduciary duties in accordance with Section 5.5 of the Stock Purchase Agreement. If Seller receives any such inquiry or proposal with respect to the sale of Shares, then Seller shall promptly inform Purchaser in the same manner as set forth in Section 12.2 of the Stock Purchase Agreement. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    5.2. NOTICE OF ADDITIONAL SHARES. Seller hereby agrees to promptly notify Purchaser in writing of the number of shares of Common Stock that may be acquired by Seller, if any, after the date hereof.

    5.3. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    5.4. RESTRICTIONS ON TRANSFERS. Prior to the first to occur of the Closing or a termination of the parties' obligations under Section 1, Seller shall not sell, transfer, encumber or otherwise dispose of any of the Shares, and shall not take any action inconsistent with his or her obligations hereunder.

6.  MISCELLANEOUS.

    6.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made by Seller or Purchaser pursuant hereto shall survive Closing.

    6.2. BINDING AGREEMENT; ASSIGNMENTS; THIRD-PARTY BENEFICIARIES. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights, benefits or obligations under this Agreement to any person without the prior written consent of the other party; PROVIDED, HOWEVER, that Purchaser may assign its rights, benefits or obligations under this Agreement, without the prior consent of the Company, to an Affiliate of Purchaser (as defined in Section 5.7 of the Stock Purchase Agreement). No such assignment shall relieve the Purchaser of its obligations under this Agreement. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation.

    6.3. WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

    6.4. SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    6.5. NOTICES. Any notice or other communication required or permitted hereunder shall be expressed in writing and delivered in person or sent by certified or registered mail, return receipt requested, or sent by overnight courier service such as Federal Express and confirmed by certified or registered mail, return receipt requested, or sent by facsimile (receipt confirmed) to (a) Purchaser at its address specified in the Stock Purchase Agreement, and (b) to Seller at the addresses set forth on the signature page hereof, or at such other addresses as the parties shall designate by written notice to the other. All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if personally delivered or sent by facsimile.

    6.6. COOPERATION. Each party shall cooperate and use its best efforts to consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested by any other party from time to time after the consummation of the transactions contemplated herein to carry out the terms and provisions and intent of this Agreement.

    6.7. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    6.8. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

    6.9. GOVERNING LAW. The Agreement shall be governed by and construed under the laws of the State of Washington.

    6.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

                               SIGNATURE PAGE TO
                      STOCK PURCHASE AND VOTING AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                          PURCHASER:

                                          VULCAN VENTURES INCORPORATED
                                          By: __________________________________

                                              Name:

                                              Title:

                                          SELLER:
                                          Signature: ___________________________
                                          Print Name: __________________________
                                          Address: _____________________________
                                                   _____________________________
                                          Facsimile: ___________________________

                                                                  March 26, 1999

                                                                       EXHIBIT C

                                   BROADVIEW

                                                                  March 15, 1999

                                                                    CONFIDENTIAL

Board of Directors

Go2Net, Inc.

999 3rd Avenue

Suite 4700

Seattle, WA 98104

Dear Members of the Board:

We understand that Go2Net, Inc. ("Go2Net" or the "Company") and Vulcan Ventures Inc. ("Vulcan") propose to enter into a Stock Purchase Agreement (the "Agreement") pursuant to which Go2Net agrees to issue and sell to Vulcan 300,000 shares of Go2Net's Series A Preferred Stock ("Preferred Shares") for a purchase price of $1,000 per share (the "Stock Purchase"), payable in cash and a short-term promissory note. Vulcan shall have the right, at its option, at any time, to convert, subject to the terms of the Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate") all or any portion of its Preferred Shares into that number of shares of Go2Net common stock equal to
(i) the sum of (A) the purchase price of all Preferred Shares to be converted plus (B) any declared but unpaid dividends on such shares, divided by (ii) $66.11 (the "Conversion Price"), subject to adjustment according to the Certificate. The issuance and sale of 132,493 of the Preferred Shares pursuant to the Stock Purchase (the "Second Issuance") is conditioned upon, among other things (i) Vulcan's purchase of all common shares tendered (the "Tender Offer") up to 3,574,278 shares of Go2Net's Common Stock at a purchase price of $90.00 per share (the "Tender Price") in cash, and (ii) the election of a number of candidates designated by Vulcan that would constitute a majority of the directors of Go2Net's Board. In addition, Go2Net management has agreed to sell 1,425,722 shares of Go2Net common stock to Vulcan for $90.00 per share. The terms and conditions of the Stock Purchase and Tender Offer (together, the "Transaction") are more fully described in the Agreement.

You have requested our opinion as to whether the Conversion Price and Tender Price are fair, from a financial point of view, to Go2Net shareholders.

Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We will receive a fee from Go2Net upon the delivery of this opinion.

In rendering our opinion, we have, among other things:

    1) reviewed the terms of the Agreement, the Certificate and the Stock Purchase and Voting Agreement in the form of drafts dated March 14, 1999 furnished to us by Go2Net's legal counsel on March 14, 1999, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreements and certificate to be executed, except that we have been informed by Go2Net management that the agreements to be executed will provide for:

        (a) the sale of 300,000 Preferred Shares with 167,507 sold at the First Closing (as defined in the Agreement), and 132,493 being sold at the Second Closing (as defined in the Agreement);

        (b) a Conversion Price of $66.11 per share;

        (c) a Maximum Tender Number (as defined in the Agreement) of 3,574,278 and a Tender Price of $90.00 per share;

        (d) the sale of 1,425,722 shares of Go2Net common stock by Go2Net management to Vulcan for $90.00 per share; and

        (e) payment of $8 million of transaction fees by Go2Net pursuant to
Section 10.3 of the Agreement;

    2) reviewed Go2Net's Form 10-K for its fiscal year ended September 30, 1998, including the audited financial statements included therein, and Go2Net's Form 10-Q for the three months ended December 31, 1998, including the unaudited financial statements included therein;

    3) reviewed quarterly financial projections for Go2Net for its fiscal years ending September 30, 1999 through September 30, 2001 prepared and provided to us by Go2Net management;

    4) participated in discussions with Go2Net management concerning the operations, business strategy, financial performance and prospects for Go2Net;

    5) discussed with Go2Net management its view of the strategic rationale for the Transaction;

    6) discussed with Vulcan management its view of the strategic rationale for the Transaction;

    7) reviewed recent equity analyst reports covering Go2Net;

    8) reviewed the reported closing prices and trading activity for Go2Net Common Stock;

    9) compared certain aspects of the financial performance of Go2Net with public companies we deemed comparable;

    10) considered the implications on the Company's capital structure resulting from the Transaction, including the accelerated vesting of existing options to purchase Go2Net common stock;

    11) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

    12) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Go2Net. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Go2Net as to the future performance of Go2Net. We have neither made nor obtained an independent appraisal or valuation of any of Go2Net's assets.

Based upon and subject to the foregoing, we are of the opinion that theConversion Price and Tender Price are fair, from a financial point of view, to Go2Net shareholders.

For purposes of this opinion, we have assumed that Go2Net is not currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which Go2Net Common Stock will trade at any time.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Go2Net in connection with its consideration of the Transaction and does not constitute a recommendation to any Go2Net shareholder as to how such shareholder should vote on the Second Issuance or as to whether such shareholder should tender pursuant to the Tender Offer. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview International LLC hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement and Schedule 14D-9 to be distributed to Go2Net shareholders in connection with the Transaction.

                                          Sincerely,

                                          /s/ Broadview International LLC
     ---------------------------------------------------------------------------

                                           Broadview International LLC

                                                                       EXHIBIT D

                         REGISTRATION RIGHTS AGREEMENT

    THIS REGISTRATION RIGHTS AGREEMENT (the "AGREEMENT") is entered into this 15(th) day of March, 1999, by and among GO2NET, INC., a Delaware corporation (the "COMPANY"), and VULCAN VENTURES INCORPORATED, a Washington corporation ("VULCAN").

    A. Concurrently with the execution of this Agreement, Vulcan is purchasing 167,507 shares of the Company's Series A Convertible Preferred Stock, $.01 par value (the "SERIES A PREFERRED STOCK"), pursuant to that certain Stock Purchase Agreement dated March 15, 1999, between the Company and Vulcan (the "STOCK PURCHASE AGREEMENT"). The Stock Purchase Agreement also contemplates Vulcan's acquisition of additional shares of the Series A Preferred Stock and certain shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK").

    B. The parties hereto desire to set forth the respective rights of the Company and Vulcan with respect to the registration of the shares of the Company's Common Stock that Vulcan may acquire.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, the parties hereto agree as follows:

1.  DEFINITIONS.

    1.1. AS USED IN THIS AGREEMENT, THE FOLLOWING CAPITALIZED TERMS SHALL HAVE THE FOLLOWING MEANINGS:

            AFFILIATE: A Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Vulcan; provided that such control relationship involves direct or indirect ownership of at least a majority of the outstanding voting interests of the applicable Person. Without limiting the generality of the foregoing, it is understood that any entity that is majority owned (directly or indirectly) by a Person that directly or indirectly owns a majority of the outstanding voting interests of Vulcan shall be an Affiliate of Vulcan.

            COMMON STOCK: All shares now or hereafter authorized of any class of common stock of the Company, and any other equity securities of the Company, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares) to participate in the distribution of the assets and the earnings of the Company without limit as to per share amount.

            EXCHANGE ACT: The Securities Exchange Act of 1934, as amended from time to time.

            HOLDERS: Vulcan, all of its Affiliates (including without limitation Paul G. Allen), any Person to which Common Stock is transferred by Vulcan and its Affiliates for purposes of Paul G. Allen's estate planning, and any Person to which Common Stock is transferred by Vulcan and its Affiliates that has registration rights pursuant to Section 10 below.

            MAJORITY HOLDERS: Holders of a majority of the Registrable Securities held by all Holders at the time of any request for registration pursuant to Section 2.1(a).

            PERSON: An individual, corporation, partnership, limited liability company, trust, unincorporated organization or a government or any agency or political subdivision thereof.

            PROSPECTUS: The definitive prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

            REGISTRABLE SECURITIES: Those shares of Common Stock now or hereafter owned of record or beneficially by the Holders (including, without limitation, any shares of Common Stock acquired by the Holders upon conversion of the Series A Preferred Stock) plus any shares received from the Company with respect to or in replacement of such shares by reason of splits, dividends and recapitalizations and other changes in the Company's capital structure, but excluding any shares which may be then immediately sold to the public without registration pursuant to Rule 144 under the Securities Act.

            REGISTRATION EXPENSES:  See Section 6 hereof.

            REGISTRATION STATEMENT: Any registration statement of the Company filed under the Securities Act which covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

            SEC:  The Securities and Exchange Commission.

            SECURITIES ACT: The Securities Act of 1933, as amended from time to time.

            SELLING HOLDERS: Holders of Registrable Securities who seek to sell such securities under any Registration Statement.

2.  REGISTRATION RIGHTS.

    2.1.     REGISTRATION UPON REQUEST.

            (a) At any time beginning 180 days after the date hereof, the Majority Holders may request by written notice (a "DEMAND NOTICE") to the Company that the Company effect the registration under the Securities Act of a number of Registrable Securities at least equal to 5% of the shares of the Common Stock then outstanding, stating the intended method of disposition of such shares. The registration rights contemplated by this Section 2.1 may be exercised only three (3) times by the Majority Holders during the term of this Agreement; PROVIDED, HOWEVER, the request for registration shall not be deemed made if either (i) the Registration Statement does not become effective under the Securities Act (including without limitation if the Selling Holders withdraw the Registration Statement, provided in case of such withdrawal the request for registration will be deemed made unless the Selling Holders reimburse the Company for its reasonable expenses in connection with such Registration Statement) or a stop order, injunction or other order interferes or prevents the contemplated method of distribution or (ii) the number of Registrable Securities requested to be included in the registration is reduced by 15% or more pursuant to Section 2.1(c). Within five (5) business days after receipt of a Demand Notice, the Company shall notify all other Holders and offer to them the opportunity to include their Registrable Securities in such registration.

            (b) Upon receipt of such request, the Company shall, as soon as practicable, prepare and file a Registration Statement with the SEC on an appropriate form under the Securities Act with respect to all of the Registrable Securities that Holders of such securities have requested that the Company register, and use its best efforts to cause such Registration Statement to become effective.

            (c) In connection with any Registration Statement filed in response to such request, the Company, at its option, may include a primary offering of additional shares of Common Stock and/or may include shares to be sold by other stockholders of the Company; PROVIDED, HOWEVER, that if the managing underwriter of such offering reasonably determines in good faith and delivers to the Selling Holders a written opinion that the number of shares otherwise to be included in the Registration Statement is such that the success of the underwritten offering would be materially and adversely affected and, accordingly, the total number of shares to be included in the Registration Statement is reduced to the amount recommended by such underwriter, then (i) unless the Registration Statement includes all of the Registrable Securities designated for sale by all Selling Holders participating in the demand registration pursuant to Section 2.1(a), the Registration Statement shall not include any shares to be offered by the Company or sold by other stockholders (including other Holders exercising incidental registration rights pursuant to Section 2.2), and (ii) if the Registration Statement does not include all of the Registrable Securities designated for sale by such Selling Holders, the number of Registrable Securities included in the Registration Statement shall be allocated among such Selling Holders pro rata (based on the number of Registrable Securities held by each).

            (d) Notwithstanding the foregoing, upon delivery of written notice (deliverable no later than 10 days after delivery of the Demand Notice) to the person(s) who delivered the Demand Notice, the Company shall be entitled to postpone filing of the Registration Statement, and may withhold efforts to cause the Registration Statement to become effective, for a reasonable period of time (not to exceed the shorter of 90 days or the Company's termination of consideration of a Company Offering (as defined below) or completion of any Transaction (as defined below), as the case may be) if (i) the Company is contemplating filing a registration statement in connection with the offering of its securities (a "COMPANY OFFERING") within 90 days of delivery of the Demand Notice, or (ii) the Company determines in good faith that a registration pursuant to the Demand Notice might interfere with or adversely affect the negotiations or completion of any transaction that is being contemplated by the Company at the time the right to delay is exercised (a "TRANSACTION").

    2.2.     INCIDENTAL REGISTRATION.

            (a) If at any time after the date hereof the Company proposes to register any shares of Common Stock under the Securities Act (except pursuant to a registration statement filed on Form S-8 or Form S-4 or such other form as shall be prescribed under the Securities Act for the same purposes, or a registration statement filed on Form S-3 covering exclusively shares issued in acquisitions pursuant to Section 4(2) under the Securities Act), or if any other stockholder is being afforded an opportunity to register shares of Common Stock (including pursuant to Section 2.1(a)), the Company will at each such time give written notice to the Holders (other than Holders participating in a demand registration pursuant to Section 2.1(a)) as provided in Section 11.4 hereof of its intention to do so. Within twenty (20) days after receipt of such notice, such Holders may request that the Company register all or part of the Registrable Securities, stating in such request the intended method of distribution of such securities (the "DESIGNATED SECURITIES"). Upon receipt of such request, the Company shall use its best efforts to effect the registration of the Designated Securities by including the Designated Securities in such Registration Statement.

            (b) In the event that securities of the same class as the Registrable Securities are being registered by the Company in such Registration Statement and such securities as well as any of the Designated Securities are to be distributed in an underwritten offering, such Designated Securities shall be included in such underwritten offering on the same terms and conditions as the securities being issued by the Company for distribution pursuant to such underwritten offering; PROVIDED, HOWEVER, that if the managing underwriter of such underwritten offering reasonably determines in good faith and advises the parties that the inclusion in such underwritten offering of all the Designated Securities would materially and adversely affect the success of the underwritten offering, then the number of Designated Securities to be included in the Registration Statement shall be reduced to the amount recommended in good faith by and set forth in the opinion of such managing underwriter; PROVIDED, FURTHER, that as to the Selling Holders exercising incidental registration rights pursuant to this Section 2.2, such reduction shall be pro rata (based on the number of shares held by each) with respect to the Designated Securities with other Persons holding contractual incidental or "piggy-back" registration rights in such underwritten offering.

            (c) No registration effected under this Section 2.2 shall relieve the Company of its obligations to effect registrations at the request of the Holders under Section 2.1.

3.  HOLD-BACK AGREEMENTS.

    3.1. RESTRICTIONS ON PUBLIC SALE BY HOLDERS. Each Selling Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to Section 2 hereof agrees, if requested by the managing underwriters in an underwritten offering, not to effect any public sale or distribution of securities of the Company of the same class as the securities included in such Registration Statement during a period, not to exceed 90 days, beginning on the closing date of each underwritten offering made pursuant to such Registration Statement, to the extent timely notified in writing by the managing underwriters.

    3.2. RESTRICTIONS ON PUBLIC SALE BY THE COMPANY AND OTHERS. The Company agrees not to effect any public sale or distribution of its Common Stock, during a period, not to exceed 45 days, beginning on the closing date of an underwritten offering made pursuant to a Registration Statement filed under
Section 2 hereof to the extent timely notified in writing by the managing underwriters (except as part of such underwritten registration or pursuant to registrations on Forms S-4 or S-8 or any successor form to such Forms).

4. REGISTRATION PROCEDURES. In connection with the Company's registration obligations pursuant to Section 2 hereof, the Company will use its best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will:

    4.1. PREPARATION OF REGISTRATION STATEMENT. Prepare and file with the SEC, within the time periods specified in Section 2, a Registration
Statement on such form as may be appropriate under the Securities Act, and use its best efforts to cause such registration Statement to become effective.

    4.2. MAINTAINING EFFECTIVENESS. Promptly prepare and file with the SEC such amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for a period of not more than 180 days (or, in the case of an underwritten offering, no more than 5 business days), or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold.

    4.3. NOTIFICATION. Immediately notify the Selling Holders and the managing underwriters, if any, and (if requested by any such Person) confirm such advice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective,
(ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus, or any document incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading.

    4.4. STOP ORDERS. Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or the qualification of any Registrable Securities for sale in any jurisdiction at the earliest possible moment.

    4.5. CONSULTATION WITH HOLDERS. Prior to the filing of any Registration Statement or amendment thereto, provide copies of such document to the
Selling Holders and to the managing underwriters, if any, make the Company's representatives and the Company's counsel available for discussion of such document and make such changes in such document relating to the Selling Holders prior to the filing thereof as such Selling Holders, counsel for such Selling Holders, or underwriters may reasonably request.

    4.6. COPIES OF REGISTRATION STATEMENTS. Furnish to each Selling Holder and each managing underwriter, if any, without charge, at least one originally executed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

    4.7. PROSPECTUSES. Deliver to each Selling Holder and the underwriters, if any, without charge, as many copies of the Prospectus (and each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request so long as the Registration Statement to which such Prospectus or any amendment or supplement thereto relates is effective.

    4.8. BLUE SKY LAWS. Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the Selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any Selling Holder or underwriter reasonably requests, and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; PROVIDED, HOWEVER, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject.

    4.9. AMENDMENTS UPON CHANGES. Upon the occurrence of any event contemplated by Sections 4.3(ii), (iii) or (iv) or 4.4 above, prepare, as promptly as practicable, a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

    4.10. UNDERWRITING AGREEMENTS. Enter into such customary agreements (including an underwriting agreement) and take all such other actions reasonably required in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities.

    4.11. COMPLIANCE WITH LAWS; SECTION 11(A). Otherwise use its best efforts to comply with all applicable federal and state securities laws
(including without limitation the rules and regulations of the SEC), and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act no later than 45 days after the end of each 12-month period (or within 90 days after the end of a fiscal year).

    4.12. OPINIONS. At the request of any Selling Holder, use its best efforts to furnish on the date that the Registrable Securities are delivered to that Holder and any underwriter for sale in connection with a registration pursuant to this Agreement (i) an opinion of the counsel representing the Company for the purposes of such registration, and (ii) a letter from the independent certified public accountants of the Company, each dated such date and in form and substance as is customarily given by counsel and independent certified public accountants to underwriters in an underwritten public offering, addressed to any Selling Holders' underwriter and to the Selling Holders.

5.  SELLING HOLDERS' OBLIGATIONS.

    5.1. PROVISION OF INFORMATION. The Company may require each Selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities by, and such other information relevant to, the Selling

Holder for inclusion in such Registration Statement, as the Company may from time to time reasonably request in writing.

    5.2. DISCONTINUED USE OF PROSPECTUS. Each Holder of Registrable Securities agrees by execution of this Agreement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in clauses (ii), (iii) or (iv) of Section 4.3 or Section 4.4 hereof, such Holder will forthwith discontinue disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4.9 hereof, or until it is advised in writing (the "ADVICE") by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in such Prospectus, and, if so directed by the Company such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period mentioned in Section 4.2 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each Selling Holder shall have received the copies of the supplemental or amended Prospectus contemplated by Section 4.9 hereof or the Advice.

    5.3. UNDERWRITING AGREEMENT. Each Selling Holder participating in an underwritten offering pursuant to Section 2.1 or 2.2 will enter into a customary underwriting agreement on terms reasonably satisfactory to the managing underwriter.

6. REGISTRATION EXPENSES. The Company shall bear all expenses other than Selling Holder Expenses (defined below) incurred in connection with any Registration Statement, including without limitation all registration and filing fees, fees with respect to any filings required to be made with the National Association of Securities Dealers, listing fees relative to any stock exchange or national market system, fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and expenses of counsel for the underwriters in connection therewith), printing expenses, fees and disbursements of counsel for the Company, and fees and disbursements of all independent public accountants of the Company. Each Selling Holder shall bear his or its pro rata share of any Selling Holder Expenses. "SELLING HOLDER EXPENSES" shall consist of and be limited to (i) the Selling Holder's legal costs, including the fees and expenses of any counsel selected by the Selling Holder to represent him or it, and (ii) the proportionate share of brokerage or underwriting commissions attributable to the Selling Holder's shares.

7.  INDEMNIFICATION.

    7.1. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, each Person who controls such Holder (within the meaning of the Securities Act or the Exchange
Act) (a "CONTROLLING PERSON"), and each officer, director, employee and agent of such Holder and each controlling person and each underwriter or selling agent (the "INDEMNIFIED PARTIES") from and against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as (i) the Company has demonstrated that the same are caused by or contained in any information furnished to the Company by such Holder, expressly for use therein, or (ii) the Company has advised such Holders' Representative in writing of a
Section 4.3(iv) event and the Holder has sold Registrable Securities notwithstanding receipt of such notice prior to receipt of a supplement or amended Prospectus pursuant to Section 4.9 herein; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if
(i) such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus would have corrected such untrue statement or omission; PROVIDED, FURTHER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of a Registrable Security to the Person asserting such loss, claim, damage, liability or expense who purchased such Registrable Security which is the subject thereof from such Holder. The indemnity provided herein shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of Registrable Securities by the Selling Holder.

    7.2. INDEMNIFICATION BY HOLDERS. In connection with the Registration Statements hereunder, each Selling Holder agrees to indemnify, to the full extent permitted by law, the Company, and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each director, officer, employee and agent of each such Person from and against any losses, claims, damages, liabilities and expenses caused by any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary prospectus or necessary to make the statements therein not misleading, to the extent, but only to the extent, that the Company has demonstrated that such untrue statement or omission is contained in any information or affidavit so furnished by such Holder to the Company specifically for inclusion in such Registration Statement or Prospectus. In no event, however, shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the proceeds (net of underwriters' discounts and commissions) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be obligated to give to, and shall be entitled to receive from, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution customary indemnities.

    7.3. CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; PROVIDED, HOWEVER, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume within a reasonable period of time the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims or such Person may have separate or additional defenses (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one principal and one local counsel for all parties indemnified by such indemnifying party with respect to such claim.

    7.4. CONTRIBUTION. If the indemnification provided for in Sections 7.1 or 7.2 is unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the underwriters on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the underwriters on the other hand from the offering of all of the securities sold in the offering, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the underwriters on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other hand, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the underwriters on the other hand shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.4, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Common Stock underwritten by it and distributed to the public was offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holders' obligations to contribute pursuant to this Section 7.4 are several in proportion to the proceeds of the offering received by each Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

8. SELECTION OF UNDERWRITERS. In connection with any request for registration under Section 2.1 hereof, the Company shall be entitled to select the managing underwriter if it is also registering shares on its own behalf. The Selling Holders, however, shall be entitled to select the co-managing underwriter. If the Registration Statement covers only shares being sold by the Selling Holders, then the Selling Holders shall be entitled to select the managing underwriter, subject to approval by the Company, which approval shall not be unreasonably withheld. In connection with any registration under Section 2.2, the Selling Holders shall have no right to select underwriters.

9. RULE 144 The Company covenants that, after it has filed a registration pursuant to Section 12 of the Exchange Act or a registration statement under the Securities Act becomes effective, it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as may be reasonably and customarily requested by any Holder of Registrable Securities, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

10. TRANSFER OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Agreement shall be available to a transferee of any Registrable Securities if (i) the transferring Holder gives the Company written notice of such transfer, identifying the name and address of the transferee and the securities involved; (ii) the transferee agrees in writing to be bound by the provisions of this Agreement; and (iii) as a result of such transfer, the transferee holds at least 5% (or, if the "Second Closing" under the Stock Purchase Agreement shall have been consummated, 10%) of the shares of Common Stock outstanding as of the date of the transfer.

11. MISCELLANEOUS.

    11.1. REMEDIES. In the event of a breach by the Company of its obligations under this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby waives the defense in any action for specific performance that a remedy at law would be adequate.

    11.2. NO INCONSISTENT AGREEMENTS. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or limits or impairs the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

    11.3. ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. The Company will not take any action, or permit any change to occur, with respect to the
Registrable Securities which would adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

    11.4. NOTICES. All notices or other communications hereunder shall be in writing and shall be given by (i) personal delivery, (ii) courier or other delivery service which obtains a receipt evidencing delivery, (iii) registered or certified mail (postage prepaid and return receipt requested), or (iv) facsimile or similar electronic device, to such address as may be designated from time to time by the relevant party, and which shall initially be: (i) in the case of the Company, 999 Third Avenue,

Seattle, Washington 98004, Attention: Russell C. Horowitz, facsimile (206) 447-1646, with a copy to Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, MA 02110, Attn: Thomas M. Camp, Esq., facsimile (617) 951-1295; and (ii) in the case of Vulcan, 110 110(th) Avenue N.E., Suite 550, Bellevue, Washington 98004, attention: William D. Savoy, facsimile (425) 453-1985, with a copy to Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067, Attn: Alvin G. Segel, Esq., facsimile
(310) 203-7199. All notices and other communications shall be deemed to have been given (i) if delivered by the United States mail, three business days after mailing (five business days if delivered to an address outside of the United States), (ii) if delivered by a courier or other delivery service, one business day after dispatch (two business days if delivered to an address outside of the United States), and (iii) if personally delivered or sent by facsimile or similar electronic device, upon receipt by the recipient or its agent or employee (which, in the case of a notice sent by facsimile or similar electronic device, shall be the time and date indicated on the transmission confirmation receipt). No objection may be made by a party to the manner of delivery of any notice actually received in writing by an authorized agent of such party.

    11.5. COMPLETE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended, altered or modified only by a writing signed by the Company, the Majority Holders.

    11.6. SUCCESSORS AND ASSIGNS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns, including without limitation and without the need for an express assignment, subsequent Holders of Registrable Securities.

    11.7. GOVERNING LAW. All questions with respect to the Agreement and the rights and liabilities of the parties shall be governed by the laws of the
State of Delaware, regardless of the choice of laws provisions of Delaware or any other jurisdiction.

    11.8. ATTORNEYS' FEES. Should any litigation be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of such litigation.

    11.9. HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Article or Section.

    11.10. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

    11.11. GENDER. Throughout this Agreement, as the context may require, the masculine gender includes the feminine and neuter; and the neuter gender includes the masculine and feminine.

    11.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth hereinabove.

                                          GO2NET, INC.
                                          By: __________________________________
                                          Its: _________________________________

                                          VULCAN VENTURES INCORPORATED
                                          By: __________________________________
                                          Its: _________________________________

                                                                       EXHIBIT E

                         CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                  GO2NET, INC.

    Go2Net, Inc., (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

    1. The name of the Corporation is Go2Net, Inc.

    2. The certificate of incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, $.01 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

    3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series A Convertible" issue of Preferred Stock:

    RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 300,000.

2.  DIVIDENDS.

    (a) The Series A Preferred Stock shall not be entitled to receive dividends unless and until the Board of Directors declares a dividend in respect of the Common Stock out of legally available funds therefor; PROVIDED, HOWEVER, that no dividends shall be declared or paid upon the Common Stock (other than dividends payable upon the Common Stock solely in additional shares of Common Stock, provided that an appropriate adjustment in the Conversion Price is made under
Section 6(a) hereof) or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") unless (i) after the payment of the dividend on the Common Stock and Junior Stock (and the simultaneous dividend on the Series A Preferred Stock) the Corporation's net worth exceeds the aggregate liquidation preference of the Series A Preferred Stock (provided that this clause (i) shall not apply if the dividend is approved by the holders of a majority of the outstanding shares of Series A Preferred Stock) and (ii) there shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series A Preferred Stock.

    (b) In the case of any dividend being declared upon the Common Stock, the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend upon the Common Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock immediately before the declaration of such dividend, with such conversion being based on the then applicable Conversion

Price determined in accordance with Section 6 as of the record date for the declaration of such dividend on the Common Stock.

    (c) In the case of any dividend being declared upon any class of Junior Stock that is convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend on Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock, shall equal the amount of the dividend declared upon each share of such class of Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of such class of Junior Stock, in each case assuming such conversion occurred immediately before the declaration of such dividend.

    (d) No dividend shall be declared or paid upon any class of Junior Stock (other than Common Stock) that is not convertible into Common Stock without the consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock.

    (e) Holders of shares of Series A Preferred Stock shall be entitled to share equally, share for share, in all such dividends declared upon the Series A Preferred Stock.

3.  LIQUIDATION, DISSOLUTION OR WINDING UP.

    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock that is senior to the Series A Preferred Stock being referred to hereinafter as "Senior Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to the sum of (i) $1,000 per share (the "Liquidation Preference") (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), and (ii) the amount of all declared but unpaid dividends on the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series A Preferred Stock being referred to as "Parity Stock"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

    (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

4.  VOTING.

    (a) Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as otherwise provided in Sections 4(b) and 4(c) hereof, or as required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; PROVIDED, HOWEVER, that the shares of Series A Preferred Stock shall not have any voting power with respect to the election of directors unless and until the making of any necessary filings required by, and the expiration or termination of any applicable waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

    (b) The consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to amend, modify or repeal any provision of the Certificate of Incorporation (including any provision of the Certificate of Designation of Series A Convertible Preferred Stock) or Bylaws of the Corporation in any manner which would adversely affect the powers, preferences or special rights of the Series A Preferred Stock. The authorization or creation of any shares of any class or series of Senior Stock or Parity Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Senior Stock or Parity Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock shall be deemed to adversely affect the Series A Preferred Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock shall be deemed not to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

    (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law and so long as there is outstanding at least 50% of the Series A Preferred Stock, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in person or proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to authorize or effect (i) any sale, lease, transfer or other disposition of assets (including without limitation by merger) having a fair market value of at least 30% of the fair market value of the assets of the Corporation and its subsidiaries on a consolidated basis; (ii) any merger or consolidation or other reorganization of the Corporation with or into another corporation in one transaction or a series of related transactions pursuant to which the stockholders of the Corporation immediately prior to consummation of such transaction would hold less than 66 2/3% of the voting securities of the entity surviving the transaction; (iii) the acquisition by the Corporation or any subsidiary thereof of another entity or business whether by means of a purchase of equity interests or the purchase of all or substantially all of the assets of such entity or merger, consolidation, reorganization, issuance or exchange of securities or otherwise where the consideration involved (including non-cash consideration) has a value of at least $100,000,000; (iv) a liquidation, winding up or dissolution of the Corporation or adoption of any plan of the same; (v) the commencement by the Corporation of a voluntary case or proceeding under applicable bankruptcy laws or any other insolvency, receivership, reorganization, moratorium or similar laws providing relief to debtors; and (vi) any redemption or repurchase by the Corporation of any Junior Stock or Parity Stock or any securities convertible into Junior Stock or Parity Stock, other than the repurchase of shares in connection with the termination of employees of the Corporation pursuant to rights under written agreements; PROVIDED, HOWEVER, except to the extent provided by law, the holders of the Series A Preferred Stock shall not have any consent rights under this Section 4(c) until the Second Closing (as defined in that certain Stock Purchase Agreement dated March 15, 1999, between this Corporation and Vulcan Ventures Incorporated) shall have occurred, but this proviso shall not in any way impair or restrict the voting rights of the holders of the Series A Preferred Stock in any other respect, including without limitation, the right to vote together with the holders of the Common Stock pursuant to Section 4(a) or the voting rights under
Section 4(b).

5.  CONVERSION RIGHTS.

    (a) EXERCISE OF CONVERSION RIGHTS. Subject to compliance with the HSR Act, each holder of Series A Preferred Stock shall have the right, at its option, at any time, to convert, subject to the terms and provisions of this Section 5, all or any portion of its Series A Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing
(i) the sum of (A) the aggregate Liquidation Preference of all shares of Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price (as defined in Section 6 below) on the Conversion Date (as defined below). Such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered for conversion and written notice shall have been received as provided in Section 5(b) (the "Conversion Date"), so that the person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time. Upon conversion of any shares of Series A Preferred Stock pursuant to this Section 5, the rights of the holder of such shares upon the Conversion Date shall be the rights of a holder of Common Stock only, and each such holder shall not have any rights in its former capacity as a holder of shares of Series A Preferred Stock.

    (b) NOTICE TO THE CORPORATION. In order to convert all or any portion of its outstanding Series A Preferred Stock into shares of Common Stock, the holder of such Series A Preferred Stock shall deliver the shares of Series A Preferred Stock to be converted to the Corporation at its principal office, together with written notice that it elects to convert those shares of Series A Preferred Stock into shares of Common Stock in accordance with the provisions of this
Section 5. Such notice shall specify the number of shares of Series A Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Corporation, shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation, duly executed by the registered holder of the shares of Series A Preferred Stock to be converted or by its attorney duly authorized in writing.

    (c) DELIVERY OF CERTIFICATE. As promptly as practicable after the surrender as hereinabove provided of shares of Series A Preferred Stock for conversion into shares of Common Stock, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series A Preferred Stock are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 5(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not close its Common Stock transfer books. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock).

    (d) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the

Market Price of a whole share of Common Stock as of the Conversion Date. The "Market Price" of a share of Common Stock on or with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Common Stock on the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected in good faith by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected in good faith by the Company, or (ii) if the shares of Common Stock are not then traded on any such exchange or system, the amount determined in good faith by the Board to represent the fair value of a share of Common Stock.

    (e) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock in accordance with the provisions of this Section 5.

    (f) REGISTRATION. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

    (g) SHARES VALIDLY ISSUED AND NON-ASSESSABLE. All shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock shall upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

    (h) RETIREMENT OF SHARES. Any shares of Series A Preferred Stock converted pursuant to the provisions of this Section 6 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

    (i) Automatic Conversion.

        (i) TRANSFER OF SHARES. In the event that a holder of shares of Series A Preferred Stock desires to transfer some or all of such shares to an unaffiliated party, each share of Series A Preferred Stock so transferred shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to
    Section 5 hereof automatically and without further action, immediately upon the transfer of such shares.

        (ii) TRANSACTION. In the event that the Corporation enters into a transaction which will result in the transfer of 50% or greater of the voting securities of the Company to an unrelated party, then each share of Series A Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 6 hereof automatically and without further action, immediately upon the transfer of such shares.

        (iii) MECHANICS OF AUTOMATIC CONVERSION. Upon any automatic conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(i), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted and cash as provided in Section 5(d) above in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

6. CONVERSION PRICE. As used herein, the "Conversion Price" shall initially be $66.11 per share of Common Stock, subject to adjustment as set forth below. The Conversion Price shall be subject to adjustment from time to time as follows:

    (a) STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

    (b) OTHER DISTRIBUTIONS. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock
(i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, in each such case all holders of shares of its Series A Preferred Stock shall receive a distribution (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, as applicable, equal in amount to the distribution which they would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to the distribution.

    (c) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE OR RECLASSIFICATIONS OR REORGANIZATIONS. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another entity of the assets of the Corporation as an entirety or substantially as an entirety, or in the event of any reclassification, recapitalization or other change of the Common Stock in which the Common Stock is changed into the same or a different number of shares of any class or classes of stock, then each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance or such reclassification, reorganization or other change be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

    (d) NOTICE TO HOLDERS. In the event the Corporation shall propose to take any action of the type described in subsections (a), (b) and (c) of this Section 6, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

    (e) STATEMENT REGARDING ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Each such statement shall be signed by the Corporation's public accountants.

    (f) TREASURY STOCK. For the purposes of this Section 6, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

    (g) GOOD FAITH. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series A Preferred Stock shares against impairment of any kind.

7. NO REDEMPTION RIGHTS. The Series A Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series A Preferred Stock.

    FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible issue of Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Chief Executive Officer, this 15th day of March, 1999. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.
                                          ______________________________________
                                          Russell C. Horowitz
                                          CHIEF EXECUTIVE OFFICER

PROXY

                                    GO2NET, INC.
                          SPECIAL MEETING OF STOCKHOLDERS
                                   JUNE __, 1999

     The undersigned hereby appoints Russell C. Horowitz and John Keister, and each of them, with full power and substitution, proxies to represent the undersigned at the Special Meeting of Stockholders of Go2Net, Inc. (the "Company") to be held on June __, 1999, at 9:00 a.m., at The Washington Athletic Club, 1325 Sixth Avenue, The Noble Room, Seattle, Washington, and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, all the shares of Go2Net, Inc. standing in the name of the undersigned upon such business as may properly come before the meeting.

     1. To approve the issuance and sale of 132,493 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (which initially would be convertible into 2,004,129 shares of Common Stock) at the second closing pursuant to the Stock Purchase Agreement dated as of March 15, 1999 as amended (the "STOCK PURCHASE AGREEMENT"), between the Company and Vulcan Ventures Incorporated ("VULCAN") at a price of $1,000.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement.

      FOR                       AGAINST                        ABSTAIN
      / /                         / /                            / /

     2. To approve the sale by the directors of the Company of an aggregate of 1,403,312 shares of the Company's Common Stock, par value $.01 per share pursuant to the Stock Purchase and Voting Agreements dated as of March 15, 1999 (the "MANAGEMENT AGREEMENTS"), by and between each of the six directors on March 15, 1999 of the Company and Vulcan at a price of $90.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Management Agreements.

      FOR                       AGAINST                        ABSTAIN
      / /                         / /                            / /

     3.   Election of Directors:

      FOR       WITHHOLD     FOR ALL EXCEPT (STRIKE A LINE THROUGH NOMINEE NAME)
      / /          / /                               / /

          Russell C. Horowitz, William D. Savoy, Diane Daggatt, Dennis Cline, William A. Fleckenstein

     4. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of capital stock, par value $.01 per share from 50,000,000 to 500,000,000.

      FOR                       AGAINST                        ABSTAIN
      / /                         / /                            / /

          5. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

      FOR                       AGAINST                        ABSTAIN
      / /                         / /                            / /

HAS YOUR ADDRESS CHANGED?          I plan to attend in person               / /
                                   I do not plan to attend in person        / /
------------------------------     Mark box at right if comments or
                                   address change have been noted on
------------------------------     the reverse side of this card            / /

------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF DIRECTORS.  THE BOARD RECOMMENDS AN
 AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 1, 2, 4 AND 5 AS SET FORTH IN THE PROXY STATEMENT.

 PLEASE VOTE, DATE, AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

                                        DO YOU HAVE COMMENTS?

                                        ---------------------------

                                        ---------------------------

                                        ---------------------------


                                   Date: _________________, 1999


                                   --------------------------------------
                                   Stockholder sign here

                                   --------------------------------------
                                   Co-owner sign here

                                   Please sign exactly as your name(s) appear(s)
                                        on the Proxy.  When shares are held by
                                        joint tenants, both should sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer.  If a partnership,
                                        please sign in partnership name by
                                        authorized person.